Exhibit 10.1

Execution

CREDIT AGREEMENT

dated as of April 21, 2023

among

ABPCIC Funding IV, LLC,

as Borrower,

the Lenders Referred to Herein,

Natixis, New York Branch,

as Administrative Agent,

and

U.S. Bank Trust Company, National Association,

as Collateral Agent and Collateral Administrator

TABLE OF CONTENTS

SCHEDULES AND EXHIBITS

Schedule A	-	Approved Appraisal Firms
Schedule B	-	DBRS Industry Classifications
Schedule C	-	DBRS Risk Scores
Schedule D	-	Diversity Score Calculation
Schedule E	-	DBRS Rating Procedure
Schedule F	-	Collateral Quality Matrix
Schedule G	-	DBRS Contact Information
Schedule H	-	DBRS Corporate Recovery Rates

Exhibit A-1	-	Form of Note for Class A-R Loans
Exhibit A-2	-	Form of Note for Class A-T Loans
Exhibit A-3	-	Form of Note for Swingline Loans
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Scope of Collateral Report
Exhibit E	-	Scope of Payment Date Report
Exhibit F	-	Scope of Asset-Level Reporting to Lenders and DBRS
Exhibit G	-	Form of Retention Letter
Exhibit H	-	Form of Prepayment/Commitment Reduction Notice
Exhibit I	-	Form of Conversion Notice
Exhibit J	-	Structure Chart
Exhibit K	-	Transaction Summary
Exhibit L	-	Transaction Reports

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of April 21, 2023, is entered into by and among ABPCIC FUNDING IV, LLC, a limited liability company organized under the law of the State of Delaware, as Borrower, the Lenders party hereto from time to time, NATIXIS, NEW YORK BRANCH, as Administrative Agent, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator.

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make Loans, in the case of the Class A-R Loans and the Swingline Loans, on a revolving basis, and in the case of the Class A-T Loans, on a term basis, to the Borrower on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower shall be used by the Borrower to acquire and originate Collateral Loans, in the case of the Revolving Loans, to fund Exposure Amounts, and as otherwise specified in Section 5.17, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Pledged Collateral”):

(a) all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b) (i) the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or Distributions from the investment of funds in the Covered Accounts;

(c) cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered to or received by the Collateral Agent or its bailee, agent or custodian for the Borrower or on behalf of the Borrower (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d) all liens, security interests, property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral or any Related Contract (collectively, “Related Property”);

(e) the Interest Hedge Agreements;

(f) the Master Transfer Agreement;

(g) the Collateral Management Agreement;

(h) the Collateral Administration Agreement;

(i) the Account Control Agreement;

(j) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, documents, equipment, goods, inventory and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(k) all other tangible and intangible personal property whatsoever of the Borrower and all other agreements of the Borrower; and

(l) all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loan by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, and all other Obligations, all as provided herein.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“ABL Facility” means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in customary collateral, such as accounts receivable and inventory, and are subject to a borrowing base formula customary for such loans.

“Account Control Agreement” means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and U.S. Bank National Association, as Securities Intermediary, dated on or about the date hereof.

“Administrative Agent” means Natixis, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent Fee” means the fee payable to the Administrative Agent in arrears on each Quarterly Payment Date, equal to $2,500 per Quarterly Payment Date.

“Administrative Expenses” means, without duplication, fees, expenses (including indemnities) and other amounts due or accrued, including fees of counsel, experts and agents, and disbursements with respect to any Quarterly Payment Date and any other date fixed for payment of such amounts (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:

(a) first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Collateral Administrator and the Securities Intermediary (if any), and for the payment or reimbursement of other reasonable and documented Administrative Expenses and disbursements incurred and payable hereunder to the Collateral Agent, the Collateral Administrator and the Securities Intermediary under any Loan Documents, in accordance with the provisions of this Agreement;

(b) second, the Administrative Agent in respect of the Administrative Agent Fee and for the reimbursement of reasonable and documented expenses and disbursements incurred and payable hereunder by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement;

(c) third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) first, to the Collateral Manager for the reimbursement of reasonable and documented expenses and disbursements incurred by the Collateral Manager in accordance with the provisions of this Agreement and the Collateral Management Agreement (but excluding any Collateral Management Fee), and second, to the Borrower for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower in accordance with the provisions of this Agreement and the Collateral Management Agreement;

(ii) DBRS for fees and reasonable and documented expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of Credit Estimates by DBRS and ongoing Rating Agency surveillance fees;

(iii) any other Person in respect of any registered office or governmental fee, charge or Tax incurred on behalf of the Borrower; and

(iv) any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents (including amounts owed in connection with the preparation and delivery of the Transparency Reports (including to any reporting agent (if any) related thereto)); and

(d) fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (ii) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or managers of the Borrower) or the Collateral Manager, (iii) any Increased Costs or (iv) any Collateral Management Fees; provided further that amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement shall not be payable as Administrative Expenses but shall be payable only from the Closing Expense Account pursuant to Section 8.3(e) or as otherwise agreed by the parties hereto.

“Administrative Officer” means, (i) when used with respect to the Collateral Agent, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (ii) when used with respect to the Collateral Administrator, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Administrator having direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (iii) when used with respect to the Securities Intermediary, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Securities Intermediary having direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, and (iv) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form approved by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affected Lender” means an EU Affected Lender or a UK Affected Lender.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, general partner or employee of (i) such Person, (ii) any subsidiary or parent company of such Person or (iii) any Person described in clause (a) above; provided that, solely for purposes of the definitions of “Collateral Loan” and “Concentration Limitations”, the term “Affiliate” as used therein with respect to any Obligor shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means the Administrative Agent and U.S. Bank, in its capacities of Collateral Agent and Collateral Administrator and U.S. Bank National Association in its capacity as Securities Intermediary under the Loan Documents to which it is a party in such capacity, and “Agent” means any of them.

“Aggregate Maximum Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Participation Exposure” means, at any time, the Maximum Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time.

“Aggregate Participation Percentage” means, for any Selling Institution at any time, the percentage of Total Capitalization represented by the Aggregate Participation Exposure at such time for such Selling Institution.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the greater of (i) zero and (ii) the higher of:

(a) the Prime Rate in effect on such day; and

(b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% per annum.

Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (b) above will be determined based on a year of 360 days and actual days elapsed.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 4.24.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 4.23.

“Applicable Counterparty Criteria” means, with respect to any Participation Interest acquired or committed to be acquired by the Borrower, criteria that will be met if immediately after giving effect to the earlier to occur of such acquisition or commitment to acquire, (a) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower DBRS Long Term Rating does not exceed the “Aggregate Percentage Limit” set forth below for such DBRS Long Term Rating and (b) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with any single Selling Institution that has the DBRS Long Term Rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such DBRS Long Term Rating:

DBRS Long Term Rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA (high)	20%	20%
AA	20%	20%
AA (low)	20%	15%
A (high)	10%	5%
A	7.5%	5%

“Applicable Lending Office” means, with respect to any Lender, the office or offices designated as its “Lending Office” opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Applicable Margin” has the meaning set forth in the Fee Letter Agreement.1

“Applicable Rate” means (i) with respect to each Swingline Loan, Class A-R Loan and Class A-T Loan, if a CP Conduit is a Lender with respect to such Loan and is not a CP SOFR Lender, the sum of (x) the Cost of Funds Rate for such Loan plus (y) the Applicable Margin and (ii) with respect to each Loan, if a CP SOFR Lender or any other Person is a Lender with respect to such Loan, the sum of (x) Term SOFR applicable to the relevant Interest Period plus (y) the Applicable Margin (provided in the case of this clause (ii) that, (A) in the case of any Interest Period on or after the first day on which the circumstances exist under Section 11.1 giving rise to the suspension of SOFR Loans and their replacement with Base Rate Loans, the Applicable Rate shall (until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension and replacement no longer exist) be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period, plus (2) the Applicable Margin for such Loans or (B) if a Lender shall have notified the Administrative Agent pursuant to Section 11.2 that it is not permitted to fund SOFR Loans (and such Lender shall not have subsequently notified the Administrative Agent that the circumstances giving rise to such situation no longer exist which it agrees it shall do promptly following a Senior Authorized Officer of the Lender having knowledge of the cessation of such situation), the Applicable Rate for such Lender’s Loans shall be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period, plus (2) the Applicable Margin for such Loans; provided, further, that the earlier to occur of clause (A) and clause (B) in the preceding proviso shall control).

“Applicable Row Level” means a number represented in the column of that name as set forth in the Collateral Quality Matrix; provided that an Applicable Row Level may also be determined by interpolating between two rows when calculating the relevant Collateral Quality Tests in the Collateral Quality Matrix; provided further that the ratable split of the interpolation must be constant across all calculations of the relevant Collateral Quality Tests to be in effect.

“Appraisal” means, with respect to any Collateral Loan, an appraisal of either (A) such Collateral Loan or (B) the assets securing such Collateral Loan, in each case, that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such Collateral Loan or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Loan or such assets in a commercially reasonable sale on an arm’s-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within five Business Days following completion to the Collateral Agent for purposes of the Collateral Report.

[1]	To be discussed between AB and Natixis.

“Appraised Value” means, with respect to any Collateral Loan, the Appraisal value (determined in Dollars, and which, if Appraisals for both of the following are available, clause (a) below shall govern) of either (a) such Collateral Loan or (b) the assets securing such Collateral Loan, net of estimated costs of their liquidation as determined by the applicable Approved Appraisal Firm, in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values; provided that (i) the Appraised Value of any Collateral Loan shall in no case be greater than its Maximum Principal Balance and (ii) in the case of clause (b), if the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Loan or has sold Participation Interests in such Collateral Loan, then the Appraised Value with respect to such Collateral Loan will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower’s interest under the Collateral Loan.

“Approved Appraisal Firm” means those entities whose names are set forth on Schedule A, as it may be amended from time to time by the Collateral Manager with the consent of the Administrative Agent (such consent not to be unreasonably withheld) upon satisfaction of the Rating Condition; provided that (a) any such entity added to Schedule A after the Closing Date shall be an independent appraisal firm (i) recognized as being experienced in conducting valuations of loans of the type constituting Collateral Loans and (ii) that the Borrower or the Collateral Manager determines, in accordance with the Servicing Standard, is qualified with respect to each Collateral Loan and (b) at no time may the Borrower, the Collateral Manager or any Affiliate thereof be an Approved Appraisal Firm.

“Approved Foreign Jurisdiction” means each of the United Kingdom, Germany, France, Canada and the Netherlands; provided that each such country has (i) a ceiling for foreign currency bonds that is at least “Aa2” by Moody’s, (ii) a foreign currency issuer credit rating that is at least “AA” by Standard & Poor’s and (iii) if DBRS has issued a foreign currency issuer credit rating for such jurisdiction that is then in effect, a foreign currency issuer credit rating that is at least “AA” by DBRS.

“Approved Indices” has the meaning assigned to such term in the definition of “Eligible Loan Index”.

“Approved Lender” means, as it relates to a Revolving Lender, (a) with respect to any Revolving Lender that is not a CP Conduit, a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a DBRS Short Term Rating of at least “R-1 (middle)” (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a DBRS Short Term rating of at least “R-1 (middle)”) and (b) any CP Conduit whose Commercial Paper Notes are rated at least “R-1 (middle)” or the equivalent rating by a Conduit Rating Agency (or whose liquidity provider is rated at least “R-1 (middle)” or the equivalent); provided in each case that any Revolving Lender (including a CP Lender) that has fully funded the Lender Collateral Account prior to downgrade in accordance with the provisions set forth in Sections 8.3(d) and 11.5(b)(i) shall be an Approved Lender notwithstanding that its (or any such parent guarantor’s or its Commercial Paper Notes’) ratings are below such levels; provided further that (1) on and after the Swingline Facility End Date, the Swingline Lender shall be an Approved Lender and (2) after the Class A-R Commitment Period, there shall be no requirement that any Revolving Lenders be Approved Lenders; provided further that at any time Natixis, any Affiliate thereof or any CP Lender for which Natixis or an Affiliate thereof is the Conduit Support Provider for a CP Lender, Natixis, such CP Lender or any such Affiliate shall be deemed to be a “Approved Lender” hereunder at such time.

“Approved Tax Jurisdiction” means each of the Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, the Cayman Islands and Luxembourg; provided that, (1) with respect to any applicable Obligor that is organized or incorporated in such jurisdiction, in the Collateral Manager’s good faith estimate, a substantial portion of the operations of such Obligor is located in, or a substantial portion of such Obligor’s revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor), the United States or an Approved Foreign Jurisdiction, or (2) (x) such Obligor’s payment obligations in respect of such Collateral Loan are guaranteed by an entity that is organized in the United States and the related Collateral Loan is supported by United States revenue sufficient to service such Collateral Loan and all obligations senior to or pari passu with such Collateral Loan and (y) such guarantee satisfies the Domicile Guarantee Criteria; provided further that if such operations are located in, or revenues are derived from, an Approved Foreign Jurisdiction, then, for purposes of calculating the Concentration Limitations, the applicable Collateral Loan shall be included in clause (k) thereof.

“Assignee” has the meaning set forth in Section 12.6(c)(i).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable) or any form approved by the Administrative Agent.

“Authorized Officer” means:

(a) with respect to each of the Borrower, the Collateral Manager and the Retention Provider, those of its respective officers, general partner (if applicable), authorized representatives and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b) with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) at any time, the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof and (b) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate Loans” means Loans accruing interest at an Applicable Rate based upon the Alternate Base Rate.

“BHC Act Affiliate” has the meaning assigned to such term in Section 12.21(b).

“Bond” means an obligation that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Senior Secured Loan, a Second Lien Loan, a First Lien/Last Out Loan or a Senior Secured Note).

“Borrower” means ABPCIC Funding IV, LLC, a limited liability company organized under the law of the State of Delaware.

“Borrower Affiliated Lender” means any Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Collateral Manager or any Person who, directly or indirectly, is in control or management of, or controlled or managed by, or is under common control or management with, the Borrower, the Collateral Manager or AllianceBernstein L.P.

“Borrower Order” means a written order or request dated and signed in the name of the Borrower by an Authorized Officer of the Borrower (or the Collateral Manager on behalf of the Borrower). For the avoidance of doubt, an order or request provided in an email or other electronic communication by an Authorized Officer of the Borrower (or by an Authorized Officer of the Collateral Manager on behalf of the Borrower) shall constitute a Borrower Order, unless the Agents otherwise request that such Borrower Order be in writing.

“Borrowing” has the meaning assigned to such term in Section 2.1.

“Borrowing Date” means the date of a Borrowing.

“Bridge Loan” means any loan or other obligation that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day” means any day except a Saturday, Sunday or a day on which commercial banks in New York, New York or in the city in which the Corporate Trust Office of the Collateral Agent is located (initially being Charlotte, North Carolina) are authorized or required by law to close; provided that if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Administrative Agent and the Lenders.

“Calculation Date” means the date that is 10 Business Days prior to each Quarterly Payment Date, commencing in October 2023 and the last Calculation Date shall be the date that is 10 Business Days prior to the Stated Maturity.

“Capped Amounts” means any amounts in excess of the Interest Rate Cap on any Swingline Loan or any Class A Loan that would otherwise be payable hereunder if not for the Interest Rate Cap; provided that Capped Amounts payable pursuant to clause (H) of Section 9.1(a)(i) shall not be considered “due and payable” on any Quarterly Payment Date for purposes of this Agreement unless funds are available to pay such Capped Amounts on such Quarterly Payment Date in accordance with the Priority of Payments; it being understood and agreed that (i) the aggregate accrued and unpaid Capped Amounts shall be due and payable from available funds (including from the liquidation of the Collateral) on the date on which all Swingline Loans and all Class A Loans shall become due and payable in full hereunder, whether by acceleration or otherwise and (ii) with respect to any Swingline Loans and any Class A Loans prepaid pursuant to Section 2.7(c), the aggregate accrued and unpaid Capped Amounts with respect to such Loans shall be due and payable from available funds on the date of prepayment of such Loans.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Excess” means all or any portion of each Collateral Loan that causes clause (l) of the definition of “Concentration Limitations” to be exceeded; provided that in determining which of the Collateral Loans shall be included in the CCC Excess, the Collateral Loans with the lowest Market Value shall be deemed to constitute such CCC Excess.

“CCC Excess Collateral Loan” means all or any portion of each Collateral Loan that is included in the CCC Excess.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means the Fund ceases to directly or indirectly own 100% of the equity interests in the Borrower.

“Class” means each class of Loans that may be made hereunder, which are the Swingline Loans and the Class A Loans.

“Class A Lenders” means, collectively, the Class A-R Lenders and the Class A-T Lenders.

“Class A Loans” means, collectively, the Class A-R Loans and the Class A-T Loans.

“Class A-R Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-R Borrowing Date” has the meaning assigned to such term in Section 2.2(a)(i).

“Class A-R Commitment” means, with respect to each Class A-R Lender, (i) on any date during the Class A-R Commitment Period, the amount set forth opposite such Class A-R Lender’s name on the signature pages hereto (or on an Assignment and Assumption), as such amount may have been permanently reduced prior to such date pursuant to Section 2.7 in accordance with the terms of this Agreement and (ii) on any date after the end of the Class A-R Commitment Period, the outstanding principal balance (excluding any Undrawn Commitment) of such Class A-R Lender’s Class A-R Loans on such date.

“Class A-R Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which (i) all Class A-R Loans have been converted to Class A-T Loans or (ii) there are no principal amounts outstanding under the Class A-R Loans and all Undrawn Commitments have been permanently reduced to zero pursuant to Section 2.7; and

(b) the last day of the Reinvestment Period;

provided that the Class A-R Commitment Period shall not end unless and until (i) no Swingline Loans are outstanding, (ii) the Net Aggregate Exposure Amount is equal to zero and (iii) if necessary, the Future Funding Reserve Loan has been made.

“Class A-R Conversion Date” means any Business Day on which Class A-R Loans are converted to Class A-T Loans pursuant to Section 2.7(h).

“Class A-R Lender” means each Person that is listed as a “Class A-R Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-R Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-R Loans.

“Class A-R Loan” has the meaning assigned to such term in Section 2.1(a).

“Class A-T Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-T Commitment” means, with respect to each Class A-T Lender on any date, the outstanding principal balance of such Class A-T Lender’s Class A-T Loans on such date.

“Class A-T Lender” means each Person that is listed as a “Class A-T Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-T Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-T Loans.

“Class A-T Loan” has the meaning assigned to such term in Section 2.1.

“CLO Pricing Date” means the date on which the CLO Transaction prices.

“CLO Transaction” means a collateralized loan obligation transaction that occurs after the Closing Date that is arranged by Natixis or an Affiliate of Natixis secured principally by a portfolio of Collateral Loans financed under this Agreement.

“Closing Date” means April 21, 2023.

“Closing Date Portfolio Conditions” means conditions that are satisfied if as of the Closing Date, the Borrower owns Collateral Loans that meet the following requirements: (x) the sum of (i) the aggregate Principal Collateralization Amount plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts included in the amount in clause (i)) for such Collateral Loans is at least $100,000,000 and (y) no more than one such Collateral Loan is a Collateral Loan that is not a Senior Secured Loan; provided that this subclause (y) shall not apply if the Diversity Score is greater than 7 as of the Closing Date.

“Closing Expense Account” means the account established pursuant to Section 8.3(e).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

“Collateral Administration Agreement” means the Collateral Administration Agreement dated as of the Closing Date among the Borrower, the Collateral Manager and the Collateral Administrator, as amended from time to time.

“Collateral Administrator” means U.S. Bank, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Agent” means U.S. Bank, in its capacity as collateral agent under this Agreement, and its successors in such capacity.

“Collateral Agent Fee” means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the Fee Letter, dated on or about the date hereof, between the Collateral Manager on behalf of the Borrower and the Collateral Agent.

“Collateral Loan” means a Senior Secured Loan, a Senior Secured Note, a Second Lien Loan, a Qualified First Lien Loan, a First Lien/Last Out Loan or a Recurring Revenue Loan Asset (in each case whether originated by or assigned to the Borrower) or a Participation Interest in any Senior Secured Loan, Second Lien Loan, Qualified First Lien Loan or First Lien/Last Out Loan that as of the date of acquisition or origination by the Borrower meets each of the following criteria:

(a) provides the Borrower (or an agent on behalf of the applicable lenders with respect to such Collateral Loan) with a valid, perfected security interest in the collateral granted under the applicable Related Contracts at the level of priority indicated therein; constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); may be pledged and assigned by the Borrower in accordance with the terms of the applicable Related Contracts; with respect to which all steps required by Section 8.7 have been taken (or will be taken as soon as practicable) and in which the Collateral Agent holds (or will hold, once the necessary steps are taken) a first-priority perfected security interest for the benefit of the Secured Parties; and, at the time such Collateral Loan was acquired or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any applicable law, rule or regulation;

(b) is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction;

(c) is an obligation of an Obligor Domiciled in the United States (or any state thereof), an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction;

(d) is not an obligation (other than a Revolving Collateral Loan or a Delayed Funding Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(e) unless otherwise approved in writing by the Administrative Agent, the acquisition price (exclusive of the portion thereof attributable to accrued interest) of such Collateral Loan paid by the Borrower therefor is not less than 82% of the Principal Balance thereof;

(f) is not a Bond (or any other type of debt security that is not a loan or a Participation Interest), Defaulted Loan, Credit Risk Loan, Synthetic Security, a Bridge Loan, Structured Finance Obligation, Equity Security, a Real Estate Loan or a letter of credit;

(g) is not a Zero Coupon Loan, a finance lease or chattel paper;

(h) is not (i) an unsecured loan or (ii) a Subordinated Loan;

(i) is not subject to forfeiture of principal based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard;

(j) is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Loan of amounts that may be reborrowed thereunder pursuant to the applicable Related Contract);

(k) is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency);

(l) does not constitute Margin Stock;

(m) provides for the full principal balance to be payable at or prior to the stated maturity thereof;

(n) does not subject the Borrower to withholding tax (other than withholding taxes imposed on commitment fees, amendment fees, waiver fees, consent fees, extension fees or similar fees) unless the relevant Obligor is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax for any reason (including in the event of a change of law);

(o) has a maturity date prior to the Stated Maturity;

(p) if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution Domiciled under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution Domiciled outside the United States or (ii) with respect to Collateral Loans the Obligors of which are Domiciled in an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction, a Selling Institution Domiciled in an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction, as applicable, in each case to the extent such Selling Institution satisfies the Applicable Counterparty Criteria;

(q) provides for payment of interest at least semi-annually;

(r) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(s) such Collateral Loan has either (i) a public rating of “CCC (high)” or above from DBRS or (ii) a Credit Estimate from DBRS;

(t) is Registered;

(u) is not an obligation of an Obligor Affiliated with the Fund or the Collateral Manager;

(v) is not a Cov-Lite Loan unless it is an Eligible Cov-Lite Loan; and

(w) does not have an attached warrant to purchase an Equity Security; provided that this clause (w) shall not exclude obligations originated with an attached warrant if the Borrower does not acquire such warrant or the right to exercise such warrant.

“Collateral Management Agreement” means the Collateral Management Agreement dated as of the date hereof between the Borrower and the Collateral Manager, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fee” has the meaning assigned to such term in the Collateral Management Agreement. The parties acknowledge and agree that the Collateral Management Fee has been waived in accordance with Section 8(a) of the Collateral Management Agreement.

“Collateral Manager” means AB Private Credit Investors LLC, a Delaware limited liability company, or any successor in such capacity in accordance with the Collateral Management Agreement.

“Collateral Quality Matrix” means the Collateral Quality Matrix set forth on Schedule F. On or prior to the Closing Date, the Collateral Manager shall specify to the Agents (with a copy to DBRS and the Lenders) the Applicable Row Level to be in effect initially. Thereafter, upon not less than two Business Days’ prior written notice to the Agents (with a copy to DBRS and the Lenders), the Borrower or the Collateral Manager may specify a different Applicable Row Level than the one in use at that time; provided that the Borrower demonstrates compliance with all columns in the table for the proposed Applicable Row Level on Schedule F.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans (excluding any Excess Concentration Amounts) owned (or in relation to a proposed acquisition of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a) the Minimum Weighted Average Spread Test;

(b) the Maximum Weighted Average Life Test;

(c) the Minimum Diversity Score Test;

(d) the Maximum DBRS Risk Score Test;

(e) the Minimum Weighted Average DBRS Recovery Rate Test; and

(f) the Minimum Weighted Average Coupon Test.

“Collateral Report” has the meaning set forth in Section 5.1(h).

“Collateral Report Determination Date” means the date that is 10 Business Days prior to the 27th day of each calendar month.

“Collection Account” means the account established pursuant to Section 8.2(a).

“Collections” means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral that are payable to the Borrower, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor’s obligation to make payments with respect thereto.

“Commercial Paper Funding” means, with respect to any Loan funded by a CP Lender, at any time, the funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided by the issuance of Commercial Paper Notes.

“Commercial Paper Funding Period” means, with respect to any Loan funded by a CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Commercial Paper Funding.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit in the commercial paper market from time to time.

“Commercial Paper Rate” means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of such Commercial Paper Notes and/or a commercial paper conduit providing funding to a CP Conduit, plus (ii) if not included in the calculations in clause (i), the commissions, fees and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps, the cost of funding odd lots or small dollar amounts) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager or funding agent to fund or maintain such portion of the applicable Loan (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

“Commitment Fee” has the meaning set forth in Section 2.6(a).

“Commitment Fee Rate” has the meaning set forth in the Fee Letter Agreement.2

[2]	To be discussed between AB and Natixis.

“Commitment Shortfall” means the amount by which:

(a) the aggregate Unfunded Amount exceeds

(b) the sum of (i) the aggregate Undrawn Commitments at such time plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

“Commitments” means, collectively, the obligations of the Lenders to make Loans under this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination, in the aggregate, the Maximum Principal Balance of the Collateral Loans owned (or, in relation to a proposed acquisition or origination of a Collateral Loan, proposed to be owned) by the Borrower comply with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a) not more than 12.5% may consist of Collateral Loans with Obligors in any one DBRS Industry Classification; provided that, without duplication, (i) as to the largest DBRS Industry Classification, up to 20.0% may consist of Collateral Loans of Obligors that fall within such DBRS Industry Classification and (ii) as to the second largest DBRS Industry Classification, up to 15.0% may consist of Collateral Loans of Obligors that fall within such DBRS Industry Classification;

(b) not more than 4.0% consist of obligations of any one Obligor (and Affiliates thereof); provided that up to five Obligors (and their respective Affiliates) may each constitute up to 7.0%;

(c) (i) not more than 12.5% may consist of Qualified First Lien Loans, Second Lien Loans, First Lien/Last Out Loans and Senior Secured Notes in the aggregate, (ii) not more than 5.0% may consist of Second Lien Loans and (iii) not more than 5.0% may consist of Senior Secured Notes;

(d) not more than 5.0% consist of Fixed Rate Obligations;

(e) not more than 10.0% consist of Eligible Cov-Lite Loans

(f) not more than 5.0% consist of DIP Loans;

(g) not more than 0.0% consist of Current Pay Obligations;

(h) not more than 5.0% consist of Collateral Loans that permit the payment of interest to be made less frequently than quarterly;

(i) not more than 15.0% consist of Revolving Collateral Loans and Delayed Funding Loans;

(j) the Aggregate Participation Exposure is not more than 10.0%;

(k) not more than 5.0% consist of Collateral Loans whose Obligors are Domiciled in an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction;

(l) not more than 25.0% consist of Collateral Loans with a DBRS Rating (or equivalent DBRS Risk Score) of “CCC (high)” or below (including a public Moody’s rating of “Caa1” or below or a public S&P rating of “CCC+” or below);

(m) not more than 25.0% consist of Collateral Loans whose Obligors have a trailing twelve month EBITDA of less than $10,000,000, as measured at the time of such Collateral Loan’s acquisition or origination based on the most recent financial information provided by the Obligor; provided that no more than 20.0% consist of Collateral Loans whose Obligors have a trailing twelve month EBITDA of less than $10,000,000 and do not satisfy the Small Obligor Test;

(n) not more than 5.0% consist of PIK Loans; and

(o) not more than 25.0% consist of Recurring Revenue Loan Assets; provided that not more than 7.5% of Recurring Revenue Loan Assets consist of First Lien/Last Out Loans and Second Lien Loans in the aggregate; provided further, that not more than 5.0% of Recurring Revenue Loan Assets consist of Second Lien Loans.

“Conduit Assignee” means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

“Conduit Rating Agency” means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

“Conduit Support Provider” means, without duplication, (i) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” means, as to any Person, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Converted Class A-R Loans” has the meaning set forth in Section 2.7(h).

“Corporate Trust Office” means the corporate trust office of the Collateral Agent, the Collateral Administrator and the Securities Intermediary currently located at 214 North Tryon Street, Charlotte, North Carolina 28202, Attention: Global Corporate Trust Services (CDO), Reference: ABPCIC Funding IV, LLC or such other address as the Collateral Agent, the Collateral Administrator or the Securities Intermediary may designate from time to time by notice to the Borrower, the Administrative Agent, and the Lenders or the principal corporate trust office of any successor Collateral Agent, Collateral Administrator or Securities Intermediary.

“Cost of Funds Rate” means, with respect to any Swingline Loan, Class A-R Loan or Class A-T Loan funded by a CP Lender that is not a CP SOFR Lender, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Lender shall be associated with the Commercial Paper Funding undertaken by such CP Lender.

“Cost of Funds Rate Cap” means, for any Interest Period, the sum of (i) Term SOFR applicable to such Interest Period plus (ii) 0.65% per annum; provided that if the Loans have converted to Base Rate Loans the Cost of Funds Rate Cap shall equal, for each day in any Interest Period, (i) the Alternate Base Rate applicable to such day plus (ii) 0.65% per annum.

“Cov-Lite Loan” means a Collateral Loan the Related Contracts for which do not require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts); provided that, notwithstanding the foregoing, a Collateral Loan shall be deemed not to be a Cov-Lite Loan if the Related Contracts for such Collateral Loan contain a cross-default or cross-acceleration provision to, or such Collateral Loan is pari passu with, another loan forming part of the same loan facility of the underlying Obligor that contains one or more Maintenance Covenants.

“Coverage Tests” means each of the Overcollateralization Ratio Test and the Interest Coverage Ratio Test.

“Covered Accounts” means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Interest Reserve Account, the Payment Account, the Lender Collateral Account, the Closing Expense Account and any subaccounts of each of the foregoing.

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

“CP Lender” means a CP Conduit that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

“CP SOFR Lender” means a CP Conduit that has elected in a written notice to the Borrower and the Administrative Agent to have its Loans accrue interest by reference to Term SOFR.

“Credit Estimate” means, with respect to any Collateral Loan, a credit estimate obtained from DBRS in accordance with the Credit Estimate Procedures.

“Credit Estimate Procedures” means, with respect to any Collateral Loan,

(a) if at any time such Collateral Loan does not have a DBRS Long Term Rating, then the Borrower shall, within ten Business Days after (x) the acquisition of such Collateral Loan or (y) the withdrawal of a DBRS Long Term Rating from such Collateral Loan, apply to DBRS for a Credit Estimate (and promptly notify the Collateral Agent of such application), which shall be used to determine the DBRS Risk Score for such Collateral Loan;

(b) if the DBRS Risk Score of such Collateral Loan is determined based on a Credit Estimate, (i) the Borrower shall renew such Credit Estimate at least annually and (ii) the Borrower shall notify DBRS within ten Business Days of any amendment to the Related Contracts for such Collateral Loan that, in the judgment of the Collateral Manager in accordance with the Servicing Standard, could reasonably be expected to materially adversely impact the creditworthiness of such Collateral Loan; and

(c) promptly following the receipt of a Credit Estimate from DBRS with respect to such Collateral Loan, the Borrower shall notify the Collateral Agent and provide the Collateral Agent with the letter providing of such Credit Estimate.

“Credit Facility” means, with respect to any Loan by any CP Lender, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and any guaranty of any such agreement or facility.

“Credit Funding” means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Credit Facility.

“Credit Funding Period” means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Credit Funding.

“Credit Funding Rate” means, with respect to any Credit Funding on any day, the per annum rate of interest provided for in the relevant Credit Facility on such day.

“Credit Improved Loan” means any Collateral Loan that, in the Collateral Manager’s reasonable business judgment applying the Servicing Standard has significantly improved in credit quality from the condition of its credit at the time of origination or acquisition, which judgment may (but need not) be based on one or more of the following facts:

(a) the Obligor in respect of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was originated or acquired by the Borrower;

(b) the Obligor in respect of such Collateral Loan since the date on which such Collateral Loan was originated or acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c) with respect to which one or more of the following criteria applies: (i) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by DBRS since the date on which such Collateral Loan was originated or acquired by the Borrower; (ii) the proceeds from a sale of such Collateral Loan would be at least 101% of its purchase price; (iii) the price of such Collateral Loan has changed during the period from the date on which it was originated or acquired by the Borrower to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index plus 0.25% over the same period; or (iv) the price of such Collateral Loan changed during the period from the date on which it was originated or acquired by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Collateral Manager over the same period plus 0.50%.

“Credit Risk Loan” means a Collateral Loan that is not a Defaulted Loan but which has, in the Collateral Manager’s reasonable business judgment applying the Servicing Standard, a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan, and is designated as a “Credit Risk Loan” by the Borrower or the Collateral Manager.

“Current Pay Obligation” means a Collateral Loan that would otherwise be a Defaulted Loan as to which (i) all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Collateral Manager reasonably expects, and delivers to DBRS (if DBRS is then rating any Loans) a certificate of an Authorized Officer certifying that it reasonably expects, that the remaining scheduled interest and principal payments due will be paid in cash, (ii) the DBRS Rating of such Collateral Loan is at least “CCC” and is not on a watch list for possible downgrade, (iii) the Market Value (which is not determined pursuant to clause (d) or (e) of the definition thereof) of such Collateral Loan is at least 80% of par and (iv) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest due and payable on such Collateral Loan.

“Custodial Account” means the account established pursuant to Section 8.4(a).

“Daily Report” has the meaning set forth in Section 8.9(a).

“DBRS” means DBRS, Inc., together with its successors.

“DBRS Industry Classification” means each industry identified on Schedule B.

“DBRS Long Term Rating” means a long-term credit rating determined in accordance with the provisions set forth on Schedule E.

“DBRS Rating” means, as the context requires, a DBRS Long Term Rating or a DBRS Short Term Rating.

“DBRS Recovery Rate” means the applicable recovery rate as set forth in the applicable DBRS corporate recovery rate table set forth in Schedule H; provided that:

(a) for any Senior Secured Loan that is not a Cov-Lite Loan or a First Lien/Last Out Loan, the applicable recovery rate shall be the recovery rate set out in the Senior Secured Loan column set forth in Schedule H; provided that for any Senior Secured Loan with a Senior Revolver Facility, the applicable recovery rate shall be the recovery rate set out in the Higher Qualified First Lien Loan column set forth in Schedule H;

(b) for any Senior Secured Loan that is a Cov-Lite Loan and not a First Lien/Last Out Loan, the applicable recovery rate shall be the recovery rate set out in italics in the applicable column set forth in Schedule H;

(c) for any First Lien/Last Out Loan, Non-Senior Secured Recurring Revennue Loan Asset or any Second Lien Loan, the applicable recovery rate shall be the recovery rate set out in the Second Lien and Senior Unsecured column in Schedule H;

(d) for any Qualified First Lien Loan, the applicable recovery rate shall be the recovery rate set out in the Qualified First Lien Loan column set forth in Schedule H; and

(e) for any Senior Secured Note or any Senior Secured Recurring Revenue Loan Asset, the applicable recovery rate shall be the recovery rate set out in the Senior Secured Bond column set forth in Schedule H.

“DBRS Risk Score” has the meaning set forth on Schedule C.

“DBRS Short Term Rating” means a short-term credit rating determined in accordance with the provisions set forth on Schedule E.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.5 or cured, become an Event of Default.

“Default Right” has the meaning assigned to such term in Section 12.21(b).

“Defaulted Loan” means any Collateral Loan as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days in the case of interest or three Business Days in the case of principal if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(h)), but in no case beyond the passage of any grace period applicable thereto);

(b) the Borrower or the Collateral Manager has received written notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan (in each case, after the passage of five Business Days or seven calendar days, whichever is greater, if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(h) but only to the extent the Borrower has been notified or otherwise has knowledge of such default), but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor and secured by the same collateral);

(c) except in the case of a DIP Loan, the Obligor in respect of such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d) except in the case of a DIP Loan, such Collateral Loan has a DBRS Long Term Rating of “D”, or had such a rating immediately before such rating was withdrawn;

(e) the Borrower or the Collateral Manager has received notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan has a DBRS Long Term Rating of “D”, or had such a rating immediately before such rating was withdrawn;

(f) a default with respect to which the Borrower or the Collateral Manager has received written notice, or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge, that a default has occurred under the Related Contracts and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Contracts;

(g) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Loan, constitute a “Defaulted Loan” (other than under this clause (h)) or with respect to which the Selling Institution has a DBRS Long Term Rating of “D”, or had such a rating immediately before such rating was withdrawn;

(i) the Borrower or the Collateral Manager has in accordance with the Servicing Standard otherwise declared such Collateral Loan to be a “Defaulted Loan”;

(j) such Collateral Loan is deemed a “Defaulted Loan” pursuant to Section 5.19(b); or

(k) such Collateral Loan has been placed on non-accrual status by the Collateral Manager.

“Defaulting Lender” means a Lender that has at any time (i) failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (a) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Lender has notified the Administrative Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (b) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission) or (ii) notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s dispute as to the satisfaction of any condition precedent pursuant to the foregoing clause (a)) or generally under other agreements under which it shall have committed to extend credit.

“Delayed Funding Loan” means a Collateral Loan pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Loan to the extent of the undrawn commitment and only for so long as any future funding obligations remain in effect.

“DIP Loan” means any interest in a loan or financing facility with a DBRS Rating or for which a Credit Estimate has been requested (i) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein; (ii) which is paying interest on a current basis; and (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (a) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the

Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code (provided, in the case of this clause (d), that notice has been provided to DBRS prior to the acquisition of such loan).

“Discount Loan” means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than 90% of the principal balance of such Collateral Loan; provided that such Collateral Loan shall cease to be a Discount Loan at such time as the Market Value of such Collateral Loan, as determined daily for any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Loan, equals or exceeds 90% of the principal balance of such Collateral Loan; and provided further that Collateral Loans for which the purchase price paid by the Borrower to the seller of such Collateral Loan was less than 90%, but at least 82%, of the principal balance of such Collateral Loan shall be deemed not to be Discount Loans, except that at any time when the Maximum Principal Balance of such Collateral Loans exceeds 10% of Total Capitalization, the excess portion designated by the Collateral Manager shall constitute Discount Loans.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule D hereto.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to a Collateral Loan, its country of organization or incorporation.

“Domicile Guarantee Criteria” means (a) the guarantee is one of payment and not of collection; (b) the guarantee provides that the guarantor agrees to pay all outstanding amounts owing by the related Obligor in respect of the obligations acquired (or proposed to be acquired) by the Borrower in full on each applicable due date and waives demand, notice and marshaling of assets; (c) the guarantee provides that the guarantor’s right to terminate or amend the guarantee is appropriately restricted; (d) the guarantee is unconditional, irrespective of value, genuineness, validity or enforceability of the guaranteed obligations, the guarantee provides that the guarantor waives any other circumstance or condition that would normally release a guarantor from its obligations and the guarantor also waives the right of set-off and counterclaim; (e) the guarantee provides that it reinstates if any guaranteed payment made by the primary obligor is recaptured as a result of the primary obligor’s bankruptcy or insolvency; and (f) in the case of cross-border transactions, the risk of withholding tax with respect to payments by the guarantor is addressed if necessary.

“Downgraded Lender” means a Lender that fails to be an Approved Lender in accordance with the terms of such definition.

“Due Date” means each date on which a Distribution is due on a Collateral Loan.

“Due Period” means, with respect to any Quarterly Payment Date, the period commencing on the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date occurring on the Stated Maturity, ending on the day preceding such Quarterly Payment Date).

“Early-Monthly Tape” has the meaning set forth in Section 5.1(q).

“EBA” means the European Banking Authority (including any successor or replacement organization thereto).

“EBITDA” means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Loan, in the manner provided in the Related Contracts).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EIOPA” means the European Insurance and Occupational Pensions Authority (including any successor or replacement organization thereto).

“Eligibility Criteria” means, as of the date of each acquisition or origination of a debt obligation (including in connection with a substitution pursuant to Section 10.1(a)(vii)), each of the following:

(a) each Concentration Limitation is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition or origination); provided that the acquisition or origination of a Collateral Loan with any Excess Concentration Amount shall not be prohibited hereby, but such Excess Concentration Amount (other than any CCC Excess) shall be given no credit for purposes of calculating the Collateral Quality Test, the Overcollateralization Ratio Test and the Portfolio Advance Rate;

(b) each component of the Collateral Quality Test is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition or origination);

(c) each Coverage Test is satisfied immediately after giving effect to such acquisition or origination;

(d) the Portfolio Advance Rate is less than or equal to the Maximum Advance Rate after giving effect to such acquisition or origination;

(e) [Reserved];

(f) each of the criteria in the definition of “Collateral Loan” is satisfied with respect to such acquisition or origination of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied, such criteria shall only be tested as of the date of such acquisition or origination of such debt obligation;

(g) the Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Loans acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Loans acquired (or committed to be acquired) by the Borrower in aggregate during the term of this Agreement; and

(h) only in relation to any Collateral Loans to be acquired by the Borrower that will not be acquired from the Retention Provider, the Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Loans acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Loans that are expected to be held by the Borrower following the settlement of any such acquisition.

“Eligible Account Bank” means, with respect to any specified account, a financial institution:

(a) (x) that (i) if such account is a fully segregated account with the trust department or corporate trust department of such financial institution, has a DBRS Long Term Rating of at least “A”; or (ii) otherwise, has a DBRS Long Term Rating of at least “AA” (provided that if such financial institution ceases to have a DBRS Long Term Rating of at least “AA”, it is replaced within 30 days by a financial institution with a DBRS Long Term Rating of at least “AA”); and (y) that has a combined capital and surplus of at least $200,000,000; or

(b) as to which the Rating Condition is satisfied and the Borrower and the Administrative Agent have consented to such financial institution constituting an “Eligible Account Bank” hereunder.

“Eligible Cov-Lite Loan” means (A) a Cov-Lite Loan that (i) is a Senior Secured Loan, (ii) has a DBRS Rating of “B (low)” or higher, and (iii) constitutes all, or part, of a tranche at least equal to $150,000,000 at the time such tranche is issued or (B) a Cov-Lite Loan that (i) is a Second Lien Loan or a First Lien/Last Out Loan, (ii) has a DBRS Rating of “B (low)” or higher, and (iii) constitutes all, or part, of an Obligor with total secured debt of at least equal to $300,000,000 at the time such tranche is issued.

“Eligible First Lien Tranches” has the meaning set forth in the definition of “First Lien/Last Out Loan”.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, a DBRS Short Term Rating of at least “R-1 (middle)” and, in the case of any Eligible Investment with a maturity of longer than 90 days, a DBRS Long Term Rating of at least “AA (low)”.

“Eligible Investments” means any investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(ii) demand and time deposits in, certificates of deposit of, accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(iv) money market funds domiciled outside of the United States which funds have, at all times, the highest Moody’s credit rating assignable at such time and credit ratings of “AAAm” by Standard & Poor’s;

(v) any other investment similar to those described in clauses (i) through (iv) above which (a) has the Eligible Investment Required Ratings at the time of such investment and (b) has been approved by the Administrative Agent; provided that the Rating Condition has been satisfied with respect to any such investment;

and, in the case of (i) through (iii) and (v) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Payment Date next following the Interest Period in which the date of investment occurs; provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by Standard & Poor’s, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to any withholding tax unless the issuer of the security is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason (including in the event of a change of law), (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Borrower’s or the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment adviser or other service provider. Notwithstanding anything to the contrary, Eligible Investments shall exclude any investments not treated as “cash equivalents” for purposes of Section __.10(c)(8)(iii)(A) of the regulations implementing the Volcker Rule in accordance with any applicable interpretive guidance thereunder, as determined by the Collateral Manager.

“Eligible Loan Index” means, with respect to each Collateral Loan, one of the following indices as selected by the Borrower or the Collateral Manager upon the origination or acquisition of such Collateral Loan: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Administrative Agent with written notice thereof to be provided to DBRS (collectively, the “Approved Indices”); provided that the Borrower or the Collateral Manager may change the index applicable to a Collateral Loan to another of the Approved Indices at any time following the origination or acquisition thereof after giving notice to the Administrative Agent and the Collateral Agent.

“Engagement Letter” means the Letter Agreement, dated as of April 21, 2023, among Natixis Securities Americas LLC, the Fund and AB Private Credit Investors LLC, as amended from time to time in accordance with the terms thereof.

“Environmental Claim” means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable likelihood of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Security” means any equity security or loan (other than a loan deemed to be a Defaulted Loan pursuant to Section 5.19(b)) or any other security that is not eligible for acquisition by the Borrower as a Collateral Loan and any security acquired by the Borrower as part of a “unit” with a Collateral Loan and which itself is not eligible for acquisition by the Borrower as a Collateral Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) or, for the purposes of Section 412 of the Code and Section 302 of ERISA, (m) or (o) of the Code, with the Borrower.

“ESMA” means the European Securities and Markets Authority (including any successor or replacement organization thereto).

“EU Affected Lender” means an “institutional investor” as such term is defined in Article 2(12) of the EU Securitisation Regulation.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Securitisation Regulation” means Regulation (EU) 2017/2401 amending Regulation (EU) No 575/2013 and Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, including any implementing regulation, technical standards and official guidance related thereto, in each case, as amended, varied or substituted from time to time.

“EU/UK Retention Requirement Laws” means Article 6 of the EU Securitisation Regulation as in force on the Closing Date.

“European Supervisory Authorities” means, together, the EBA, the ESMA and the EIOPA.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess CCC Adjustment Amount” means, as of any date of determination, an amount equal to the excess, if any, of:

(a) the Aggregate Principal Balance of all CCC Excess Collateral Loans; over

(b) the sum of the Market Values of all CCC Excess Collateral Loans.

“Excess Concentration Amount” means, without duplication, at any time in respect of which any one or more of the Concentration Limitations are exceeded, all or any portion of each Collateral Loan that causes such Concentration Limitations to be exceeded.

“Excess Concentration Loans” means, without duplication, all or any portion of each Collateral Loan that is included in the Excess Concentration Amount.

“Excess Reserve Amount” means, on any date, the excess (if any) of:

(a) the amount standing to the credit of the Future Funding Reserve Account on such date over

(b) (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the end of the Class A-R Commitment Period, the aggregate Undrawn Commitments on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Liability” means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to each Lender and the Administrative Agent or required to be withheld or deducted from a payment to such Person, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of each Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (y) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.5) or (z) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 11.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Lender or the Administrative Agent’s failure to comply with Section 11.4(d) and (iv) any Taxes withheld pursuant to FATCA.

“Exposure Amount” as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such Sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such an intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the FRBNY on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Letter Agreement” means the fee letter agreement dated as of the date hereof between the Borrower, the Administrative Agent, the Fund and each Lender party thereto, as may be amended from time to time.

“Fee Proceeds” means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption or any other fees of any type received by the Borrower in respect of any Collateral Loan and any excess, with respect to Participation Interests in Collateral Loans which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such Participation Interest over the amount of interest required to be paid by the Borrower to the purchaser of such Participation Interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include any reimbursement of expenses payable by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor or any fees received in connection with the reduction of the par of the related Collateral Loan. Fee Proceeds shall in all cases constitute Interest Proceeds.

“Financial Sponsor” means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien/Last Out Loan” means a Collateral Loan that would be a Senior Secured Loan but for the fact that, in the case of an event of default under the applicable Related Contract, the lenders thereunder will be paid after one or more tranches of first lien loans (inclusive of any revolving loan commitments) funded under such Related Contract (for which purposes an Obligor’s obligations in respect of its trade claims, accounts receivables, inventory, capitalized leases or similar obligations or Senior Revolver Facilities shall be deemed not to constitute such first lien loans) (such tranches, “Eligible First Lien Tranches”) issued by the same Obligor have been paid in full in accordance with a specified waterfall of payments. For purposes of this Agreement, unless otherwise explicitly stated herein, a First Lien/Last Out Loan shall not constitute a Senior Secured Loan.

“Fitch” means Fitch Ratings, Inc., together with its successors.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Foreign Official” has the meaning assigned to such term in Section 4.24.

“FRBNY” means the Federal Reserve Bank of New York.

“Fund” means AB Private Credit Investors Corporation.

“Future Funding Reserve Account” means the account established pursuant to Section 8.3(b).

“Future Funding Reserve Loan” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hedge Counterparty Rating Criteria” means, in respect of a counterparty or entity guaranteeing the obligations of such counterparty, a DBRS Long Term Rating of “A (high)” or higher; provided that if an Interest Hedge Counterparty or guarantor ceases to meet the Hedge Counterparty Rating Criteria, within 30 Business Days after such failure to meet the Hedge Counterparty Rating Criteria, such Interest Hedge Counterparty or guarantor must either (a) provide a guarantee acceptable to DBRS from a guarantor rated “A (high)” or higher or (b) assign its obligations under the Interest Hedge Agreement to a counterparty that holds a rating of “A (high)” or higher.

“Increased Costs” means any amounts due pursuant to Section 2.9 and/or Article XI.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.3(b).

“Initial Rating” means the rating given to the Loans by DBRS as of the Closing Date.

“Interest Coverage Amount” means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (excluding Defaulted Loans to the extent set forth in the definition of “Interest Proceeds”) for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) scheduled interest on Eligible Investments held in the Collection Account, the Future Funding Reserve Account and the Closing Expense Account, in each case for the then-current Due Period; and (d) all regularly scheduled amounts due and payable to the Borrower under Interest Hedge Agreements during the then-current Due Period.

“Interest Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A) through (C) of Section 9.1(a)(i) by

(b) the sum of (i) all interest due on the Swingline Loans and the Class A Loans on the related Quarterly Payment Date and (ii) the Commitment Fees due on the Class A-R Loans on the related Quarterly Payment Date.

“Interest Coverage Ratio Test” means a test satisfied on any Measurement Date following the first Quarterly Payment Date if the Interest Coverage Ratio is greater than or equal to 150.0% on such date.

“Interest Hedge Agreement” means an interest rate protection agreement that may be entered into between the Borrower and an Interest Hedge Counterparty after the Closing Date, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Loans and the Loans, as amended from time to time in accordance with the terms thereof, with respect to which the Rating Condition is satisfied.

“Interest Hedge Counterparty” means a counterparty meeting, at the time of entry by the Borrower into an Interest Hedge Agreement, the Hedge Counterparty Rating Criteria (or, with respect to any counterparty not meeting such Hedge Counterparty Rating Criteria at such time, any counterparty whose obligations in respect of such Interest Hedge Agreement are absolutely and unconditionally guaranteed by an Affiliate of such counterparty meeting such criteria at such time), together with any permitted assignee or successor (which meets the Hedge Counterparty Rating Criteria) under such Interest Hedge Agreement with respect to which the Rating Condition is satisfied.

“Interest Period” means, with respect to each Borrowing, (a) the period from (and including) the date of such Borrowing to but excluding the following Quarterly Payment Date and (b) each successive period from and including each Quarterly Payment Date to but excluding the following Quarterly Payment Date until the principal of such Borrowing is repaid.

“Interest Proceeds” means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Related Contracts of such Pledged Collateral, (b) all Fee Proceeds, (c) all cash capital contributions made to the Borrower that, to the extent provided in Section 6.5, are to be treated as Interest Proceeds, (d) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.3(e) and (e) all funds on deposit in the Interest Reserve Account. Interest Proceeds shall also include any amounts paid to the Borrower pursuant to an Interest Hedge Agreement (other than termination payments). No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute “Interest Proceeds” hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security will constitute Principal Proceeds (and not Interest Proceeds).

“Interest Rate Cap” has the meaning set forth in the Fee Letter Agreement.

“Interest Reserve Account” means the account established pursuant to Section 8.3(c).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Criteria Adjusted Balance” means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that for all purposes the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price of such Discount Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof).

“IRS” means the U.S. Internal Revenue Service.

“Lender” means the Swingline Lender, each Class A-R Lender and each Class A-T Lender.

“Lender Collateral Account” means the account established pursuant to Section 8.3(d).

“Lender Collateral Subaccount” has the meaning set forth in Section 8.3(d)(ii).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity Facility” means, with respect to any Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

“Liquidity Funding” means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

“Liquidity Funding Period” means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded through a Liquidity Funding.

“Liquidity Funding Rate” means with respect to any Liquidity Funding under a Liquidity Facility on any day, the per annum rate of interest provided for in the relevant Liquidity Facility for such day.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of April 21, 2023, made and entered into by the Fund, in its capacity as the initial member of the Borrower, as further amended, restated or otherwise modified from time to time.

“Loan Documents” means this Agreement, the Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Fee Letter Agreement, the Notes, the Interest Hedge Agreements (if any), the Master Transfer Agreement and the Retention Letter.

“Loans” means, collectively, the Swingline Loans, the Class A-R Loans and the Class A-T Loans.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action; provided that a covenant which otherwise satisfies the definition hereof but only applies when amounts are outstanding under the related loan shall constitute a Maintenance Covenant.

“Majority Lenders” means the Lender or Lenders holding, collectively, more than 50% of the sum of (a) the aggregate principal amount of all of the Loans (or, if specified herein, of the Loans of any Class or Classes) outstanding at such time plus (b) the aggregate Undrawn Commitments in respect of the Class A-R Loans at such time; provided that (i) in determining whether the Majority Lenders have consented to or approved any action or inaction, (x) the vote of any Borrower Affiliated Lender shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Lender shall be excluded from the amounts set forth in clauses (a) and (b) of this definition and (y) the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii); and (ii) if a Lender’s Commitment is reduced as the result of a Bail-In Action, the vote of any such Lender shall be proportionately reduced unless such Lender is the only Lender, in which case such Lender shall retain its voting rights; provided further that at any time Natixis, any Affiliate thereof or any CP Lender for which Natixis or an Affiliate thereof is the Conduit Support Provider for a CP Lender, Natixis, such CP Lender or any such Affiliate shall be deemed to be a “Majority Lender” or “Majority Lenders” hereunder at such time.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Market Value” means, as of any date of determination, with respect to any loans or other assets, the amount (determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) equal to the product of the outstanding principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc. or IDC or (ii) with notice to DBRS, any other nationally recognized loan pricing service selected by the Borrower or the Collateral Manager with notice to the Lenders; provided that the Administrative Agent may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within five Business Days after receipt of such notice;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset;

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii) if only one such bid can be obtained, such bid;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Collateral Manager or any Affiliate of any thereof; or

(c) if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value; provided that (i) the Appraised Value of such Collateral Loan has been obtained or updated within the immediately preceding three months and (ii) if the Appraised Value of a Collateral Loan is determined pursuant to clause (B) of the definition of “Appraised Value”, the Market Value of such Collateral Loan shall not exceed the aggregate principal amount thereof (or the portion thereof held by the Borrower);

(d) if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Loan shall be the lower of (i) the Principal Balance of such Collateral Loan multiplied by the applicable DBRS Recovery Rate for such Collateral Loan and (ii) if any, the Market Value determined by the Borrower or the Collateral Manager (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that if the Collateral Manager is not a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (d) for more than 45 days; or

(e) if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

“Master Transfer Agreement” means the Loan Sale and Contribution Agreement, dated as of the date hereof, between the Fund, as seller, and the Borrower, as buyer, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means any event that has, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Collateral Manager, (b) the ability of the Borrower, the Collateral Manager or the Retention Provider to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Lenders or the Agents under the Loan Documents, each as determined in good faith and on a commercially reasonable basis by the Lenders.

“Maximum Advance Rate” means, on any Measurement Date, the Row Advance Rate for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Maximum Available Amount” means, at any time, the lesser of:

(a) the sum of the Total Class A-R Commitment and the Total Class A-T Commitment at such time; and

(b) the product of (i) the Principal Collateralization Amount and (ii) the Maximum Advance Rate in effect at such time.

“Maximum DBRS Risk Score Test” means a test that will be satisfied on any Measurement Date if the Weighted Average DBRS Risk Score of the Collateral Loans is less than or equal to the numerical equivalent of the Row Weighted Average Risk Score based upon the Applicable Row Level from the Collateral Quality Matrix and as determined as provided on Schedule C hereto.

“Maximum Principal Balance” means, as of any date of determination and with respect to all or any specified portion of the Collateral Loans, the sum of (a) the Principal Balance of such Collateral Loans as of such date and (b) in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof.

“Maximum Weighted Average Life Test” is a test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to (a) 6.5 years minus (b) the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date.

“Measurement Date” means each Calculation Date, each day Collateral Loans are acquired, originated or sold, each Collateral Report Determination Date and each day pursuant to the request of the Majority Lenders or DBRS; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

“Mid-Monthly Loan Tape” has the meaning set forth in Section 5.1(o).

“Minimum Diversity Score Test” means a test that will be satisfied on any Measurement Date if the Diversity Score (calculated as a single number in accordance with standard diversity scoring methodology using DBRS Industry Classifications and so as to exclude any Excess Concentration Amounts) equals or exceeds the Row Diversity Score for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon equals or exceeds 7.5%.

“Minimum Weighted Average DBRS Recovery Rate Test” means a test that will be satisfied on any Measurement Date if the Weighted Average DBRS Recovery Rate equals or exceeds the Row “AA” Recovery Level corresponding to the Applicable Row Level then in effect.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the Minimum Weighted Average Spread Test Level.

“Minimum Weighted Average Spread Test Level” means, on any Measurement Date, the Row Spread Level for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Money” shall have the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a) (3) of ERISA to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Natixis” means Natixis, New York Branch.

“Net Aggregate Exposure Amount” means the excess (if any) of (i) the aggregate Unfunded Amount on such date over (ii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

“Net Purchased Collateral Loan Balance” means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Collateral Loans sold and/or contributed to the Borrower by the Seller pursuant to the Master Transfer Agreement (the “Seller Collateral Loans”) prior to such date minus (b) the Aggregate Principal Balance of all Collateral Loans that are Seller Collateral Loans that are optionally repurchased or substituted by the Seller pursuant to the Master Transfer Agreement prior to such date.

“Net Purchased Non-Seller Collateral Loan Balance” means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Collateral Loans that are not Seller Collateral Loans acquired by the Borrower prior to such date minus (b) the Aggregate Principal Balance of all Collateral Loans that are not Seller Collateral Loans optionally purchased or substituted by the Seller pursuant to the Master Transfer Agreement prior to such date.

“Non-Senior Secured Recurring Revenue Loan Asset” means any Recurring Revenue Loan Asset that is not a Senior Secured Recurring Revenue Loan Asset.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the applicable form set forth on Exhibit A-1, A-2 or A-3 hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Notice of Borrowing” has the meaning set forth in Section 2.2(a).

“Obligations” means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Interest Hedge Counterparties, the Lenders and the other Secured Parties under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

“Obligor” means, with respect to a Collateral Loan, any Person who is obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), or any Person whose assets are relied upon by the Borrower at the time such Collateral Loan was originated or acquired by the Borrower as the source of repayment of such Collateral Loan.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means with respect to any loan or security, any offer by the obligor or issuer of such loan or security or by any other Person made to all of the holders of such loan or security to purchase or otherwise acquire such loan or security (other than pursuant to any redemption in accordance with the terms of the applicable Related Contracts) or to convert or exchange such loan or security into or for Cash, securities or any other type of consideration.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.5).

“Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date minus (iii) the Excess Concentration Amount for all Collateral Loans as of such date (disregarding for purposes of this clause (iii) any CCC Excess Collateral Loans); by

(b) the sum of (i) the aggregate outstanding principal amount of the Class A Loans and the Swingline Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date.

“Overcollateralization Ratio Level” means the column of that name as set forth in the Collateral Quality Matrix.

“Overcollateralization Ratio Test” means a test that will be satisfied on any Measurement Date if the Overcollateralization Ratio equals or exceeds the Overcollateralization Ratio Level corresponding to the Applicable Row Level then in effect.

“Participant” has the meaning set forth in Section 12.6(b)(i).

“Participant Register” has the meaning set forth in Section 12.6(b)(ii).

“Participation Interest” means a participation interest in a loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation interest would constitute a Collateral Loan were it acquired directly, (ii) the Selling Institution is a lender in respect of such loan, (iii) the aggregate participation interest in such loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation interest, (v) the entire purchase price for such participation interest is paid in full (without the benefit of financing from the Selling Institution or its Affiliates) at the time of the Borrower’s acquisition thereof, (vi) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the participation interest and (vii) such participation interest is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Payment Account” means the payment account established pursuant to Section 8.3(a).

“Payment Date Report” has the meaning set forth in Section 9.1(c).

“Percentage Share” means, when used:

(a) with respect to any Class A-R Lender’s proportion of the Total Class A-R Commitment (or Undrawn Commitments, Unfunded Amounts and Commitment Fees) at any time, the percentage obtained by dividing (i) such Class A-R Lender’s Class A-R Commitment at such time by (ii) the Total Class A-R Commitment at such time;

(b) with respect to any Class A-T Lender’s proportion of the Total Class A-T Commitment at any time, the percentage obtained by dividing (i) such Class A-T Lender’s Class A-T Commitment at such time by (ii) the Total Class A-T Commitment at such time; and

(c) with respect to any Class A Lender’s proportion of the Total Class A Commitment at any time, the percentage obtained by dividing (i) the Class A Lender’s Class A-R Commitment or Class A-T Commitment, as applicable, at such time by (ii) the Total Class A Commitment at such time.

“Permitted Liens” means (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents, (c) Liens in favor of the Borrower created pursuant to the Master Transfer Agreement and assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (d) the restrictions on transferability imposed by the Related Contracts (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 8.7), (e) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Loan or the exercise of remedies with respect thereto, (f) with respect to agented Collateral

Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Loan and (g) with respect to any interest in Related Property, materialman’s, warehouseman’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the appropriate person, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens.

“Permitted Purchaser” has the meaning set forth in Section 12.7.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Loan” means any loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest, excluding any loan that provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the applicable Related Contract results in such loan having an effective rate of current interest paid in cash on such day of not less than (a) in the case of a Fixed Rate Obligation, 4.00% per annum or (b) otherwise, 3.00% per annum over the applicable index rate. For the avoidance of doubt, if the Obligor under a loan described in the exclusion above fails to make a required cash interest payment thereunder and such failure continues longer than the grace period set forth for such payment in clause (a) of the definition of “Defaulted Loan”, such loan shall be considered a Defaulted Loan.

“Plan” means at any time an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by the Borrower or a member of its ERISA Group or (ii) has at any time within the preceding five plan years been maintained, or contributed to, by the Borrower or a member of its ERISA Group.

“Pledged Collateral” has the meaning specified in the Granting Clause hereof.

“Portfolio Advance Rate” means, as of any Measurement Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the aggregate outstanding principal amount of all Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date; by

(b) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date minus (iii) the Excess Concentration Amount for all Collateral Loans as of such date (disregarding for purposes of this clause (iii) any CCC Excess Collateral Loans).

“Post-Default Rate” has the meaning assigned to such term in Section 2.5(d).

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

“Principal Allocation Formula” means:

(a) prior to the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein:

first, to the Class A-R Loans in an amount equal to the excess, if any, of (x) the Net Aggregate Exposure Amount on such Quarterly Payment Date (or other applicable date of payment) over (y) the difference between the Total Class A-R Commitment and the aggregate principal amount of the Revolving Loans outstanding on such Quarterly Payment Date (or other applicable date of payment), and second, to each of the Class A-R Loans and Class A-T Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause second); and

(b) on the last day of the Reinvestment Period and after the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein:

first, to the Class A-R Loans in an amount equal to the excess, if any, of (x) the Net Aggregate Exposure Amount on such Quarterly Payment Date (or other applicable date of payment) over (y) the difference between the Total Class A-R Commitment and the aggregate principal amount of the Revolving Loans outstanding on such Quarterly Payment Date (or other applicable date of payment);

second, if the Principal Sharing Percentage of the Class A-T Loans on such Quarterly Payment Date (or other applicable date of payment) (determined immediately prior to the application provided for in this clause second) is higher than the Principal Sharing Percentage calculated on the last day of the Reinvestment Period, then to the Class A-T Loans until the Principal Sharing Percentage of the Class A-T Loans on such date (determined immediately after giving effect to the application provided for in this clause second) equals the Principal Sharing Percentage calculated on the last day of the Reinvestment Period; and

third, to each of the Class A-R Loans and Class A-T Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause third);

provided that, in each case, if the Principal Allocation Formula would result in the allocation of a payment of principal to the Class A-R Loans in excess of the aggregate outstanding principal amount thereof, then the amount of such excess shall be deposited into the Future Funding Reserve Account.

“Principal Balance” means, as of any date of determination with respect to any Collateral Loan, the aggregate outstanding principal amount of such Collateral Loan as of such date, excluding (a) deferred or capitalized interest on any Collateral Loan (other than any such interest that was added to principal on or before the date when such Collateral Loan was acquired by the Borrower) and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1. For the avoidance of doubt, the Principal Balance of any Equity Security shall be zero.

“Principal Collateralization Amount” means, at any time, the sum of:

(a) the Aggregate Principal Balance of all Collateral Loans (excluding Defaulted Loans, Discount Loans and Specified Collateral Loans (each as to which the applicable rule below shall apply)); plus

(b) (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (ii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments; plus

(c) for each Discount Loan, the aggregate purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(d) for each Defaulted Loan that has been a Defaulted Loan for less than one year, the Recovery Value thereof and, for each other Defaulted Loan, zero; plus

(e) for each Specified Collateral Loan, zero; minus

(f) the Excess CCC Adjustment Amount;

provided that, (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Defaulted Loan, Discount Loan, Specified Collateral Loan or any asset that falls into the Excess CCC Adjustment Amount, such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount for any Defaulted Loan which has been a Defaulted Loan for one year or more will be zero.

“Principal Proceeds” means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Related Contracts of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Loans) and (b) any cash capital contributions made to the Borrower and applied pursuant to Section 6.5 (except to the extent that such capital contributions are to be treated as Interest Proceeds in accordance with Section 6.5). All sales or assignments of Collateral Loans or any portion thereof (including Participation Interests) pursuant to Section 10.1 shall be for cash on a non-recourse basis the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder and all amounts deposited pursuant to Section 6.5 and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute “Principal Proceeds” hereunder.

“Principal Sharing Percentage” means, with respect to any payment of principal of the Class A Loans that is to be allocated according to the Principal Allocation Formula, a fraction, expressed as a percentage:

(a) the numerator of which is:

(i) in the case of the Class A-T Loans, the aggregate principal amount of the Class A-T Loans outstanding on such date; or

(ii) in the case of the Class A-R Loans, the lesser of (x) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date and (B) the Net Aggregate Exposure Amount on such date and (y) the amount of the Total Class A-R Commitment on such date; provided that if the Total Class A-R Commitment has been reduced to zero, then the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date, and

(b) the denominator of which is the sum of:

(i) the aggregate principal amount of the Class A-T Loans outstanding on such date; and

(ii) the lesser of (x) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date and (B) the Net Aggregate Exposure Amount on such date and (y) the amount of the Total Class A-R Commitment on such date; provided that if the Total Class A-R Commitment has been reduced to zero, the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date.

“Priority of Payments” has the meaning set forth in Section 9.1(a); provided that, at all times after the Majority Lenders have exercised their right to direct the liquidation of the Collateral under Article VI, “Priority of Payments” shall mean the priorities set forth in Section 6.4 hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Program Manager” means the investment manager or administrator of a CP Lender, as applicable.

“QFC” has the meaning assigned to such term in Section 12.21.

“QFC Credit Support” has the meaning assigned to such term in Section 12.21.

“Qualified First Lien Loan” means a Collateral Loan that (a) in the case of an event of default under the applicable Related Contract, the lenders thereunder will be paid after one or more Eligible First Lien Tranches (and but for such fact the Collateral Loan would be a Senior Secured Loan) and (b) the outstanding principal balance and unfunded commitments of the Eligible First Lien Tranches with respect thereto (i) have a leverage ratio of not greater than 1.5x, or (ii) have a loan-to-value of not greater than 17.5%; provided that the total loan-to-value of the Qualified First Lien Loan will not be greater than 75%; provided further that in no event shall the Senior Revolver Facility and the Eligible First Lien Tranche in the aggregate exceed 25% of the outstanding principal balance and unfunded commitments of the Senior Revolver Facility and the Eligible First Lien Tranches plus the Qualified First Lien Loan plus any other Loan that is senior or pari passu in right of payment to such Qualified First Lien Loan at the closing of the related credit facility and as of any date the commitments under the related credit facility are increased.

“Quarterly Cap” means, with respect to any Quarterly Payment Date, an amount equal to (x) $75,000 plus (y) 0.02% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (iv) the Net Aggregate Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

“Quarterly Loan Tape” has the meaning set forth in Section 5.1(o).

“Quarterly Payment Date” means the 27th day of January, April, July and October in each year, commencing in October 2023, and the Stated Maturity; provided that if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

“Rating Agency” means (i) with respect to the Loans, DBRS (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of any Loans at the request of the Administrative Agent, such rating agency) or (ii) with respect to the Collateral generally, DBRS, Moody’s, Fitch or Standard & Poor’s (or, if, at any time DBRS, Moody’s, Fitch or Standard & Poor’s ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Collateral Manager).

In the event that at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency’s published ratings for the type of obligation in respect of which such replacement rating agency is used.

“Rating Condition” means, with respect to any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if DBRS has been notified in writing by or on behalf of the Borrower of such action or proposed action and neither the Borrower nor the Collateral Manager has received a written communication (including by electronic messages, facsimile, press release, posting to its internet website, or other means deemed acceptable to DBRS) objecting to such action or proposed action from DBRS within ten Business Days following such notification by or on behalf of the Borrower; provided that such ten Business Day period may be waived in writing by DBRS in its sole discretion. If at any time the Loans are not then rated by DBRS, the Rating Condition will automatically be deemed to be satisfied at such time with respect to any action or proposed action.

“Real Estate Loan” means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land, is underwritten as a mortgage loan and is not otherwise associated with an operating business or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

“Recovery Value” means, for each Defaulted Loan that has been a Defaulted Loan for less than one year, the lowest of:

(i) the Principal Balance of such Defaulted Loan multiplied by the applicable DBRS Recovery Rate for such Defaulted Loan; and

(ii) the Market Value of such Defaulted Loan.

“Recurring Revenue Loan Asset” means any loan issued by an Obligor that provides software and technology services, healthcare information technology or digital infrastructure and services industry where the financial covenants are calculated based on recurring revenues; provided that any Recurring Revenue Loan Asset for which the related financial covenants transition to an EBITDA based calculation, shall upon the date of such transition automatically be no longer considered a Recurring Revenue Loan Asset.

“Refinancing” means a refinancing provided pursuant to a loan, issuance or capital contribution, or from one or more financial institutions, equityholders or other purchasers; provided that no borrowing may occur in connection with a Refinancing prior to the date identified by the Borrower as the prepayment date.

“Register” has the meaning set forth in Section 12.6(f).

“Registered” means in registered form for U.S. federal income tax purposes.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) the date that is 18 months after the Closing Date, (b) the date of the acceleration of the maturity of the Loans or the termination of the Commitments in full pursuant to Section 6.2, (c) any date on which the Borrower or the Collateral Manager reasonably determines that it can no longer acquire, purchase or originate additional Collateral Loans appropriate for inclusion in the Collateral in accordance with the terms of this Agreement and the Collateral Management Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Collateral Manager shall provide a written certification as to such determination to the Agents, the Lenders and DBRS at least five Business Days prior to such date), (d) any date on which the Majority Lenders provide written notice to the Borrower that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred and (e) [Reserved]. If the Reinvestment Period is terminated as a result of clause (e) above, the Majority Lenders may consent to the reinstatement of the Reinvestment Period.

“Related Contracts” means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments), together with all of the Borrower’s right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract.

“Related CP Issuer” means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender’s source of funding for the CP Lender’s acquisition or maintenance of its funding obligations hereunder.

“Repurchase and Substitution Limits” has the meaning assigned to such term in Section 10.1(a)(vii).

“Requested Amount” has the meaning assigned to such term in Section 2.2(a).

“Requested Conversion Portion” has the meaning assigned to such term in Section 2.7(h).

“Restricted Trading Period” means each day during which the DBRS Rating of the Class A-R Loans or the Class A-T Loans is one or more sub-categories below the Initial Rating by DBRS or the DBRS Rating of the Class A-R Loans or the Class A-T Loans has been withdrawn and not reinstated; provided that such period will not be a Restricted Trading Period upon the direction of the Majority Lenders (provided that (i) the Borrower shall provide notice to DBRS of such direction and (ii) such direction shall not apply to any subsequent occurrence of any of the Loans being downgraded, withdrawn or put on watch); provided further that no Restricted Trading Period shall restrict any purchase or sale of a Collateral Loan entered into by the Borrower at a time when a Restricted Trading Period is not in effect, regardless of whether such sale has settled.

“Retained Expense Amount” with respect to any Quarterly Payment Date means the amount, if any, by which (x) the sum of the amount determined pursuant to the definition of “Quarterly Cap” for such Quarterly Payment Date and each of the three prior Quarterly Payment Dates exceeds (y) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(A)(2) on such Quarterly Payment Date and each of the three prior Quarterly Payment Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during each of the Due Periods prior to each of the three prior Quarterly Payment Dates.

“Retained Interest” has the meaning assigned to such term in the Retention Letter.

“Retention Letter” means a letter relating to the retention of net economic interest in substantially the form of Exhibit G hereto (relating to the Securitisation Regulations), from the Retention Provider and addressed to the Borrower, the Administrative Agent and any Affected Lender, which shall include such letter entered into as of the Closing Date and each letter amending, restating, replacing, supplementing or otherwise modifying such letter.

“Retention Provider” means the Fund.

“Retention Requirement” has the meaning assigned to such term in the Retention Letter.

“Revolving Borrowing” has the meaning assigned to such term in Section 2.1.

“Revolving Collateral Loan” means a Collateral Loan that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time.

“Revolving Lenders” means, collectively, the Class A-R Lenders and the Swingline Lender.

“Revolving Loans” has the meaning assigned to such term in Section 2.1.

“Row “AA” Recovery Level” means the column of that name in the Collateral Quality Matrix.

“Row Advance Rate” means the column of that name in the Collateral Quality Matrix.

“Row Diversity Score” means the column of that name in the Collateral Quality Matrix.

“Row Spread Level” means the column of that name in the Collateral Quality Matrix.

“Row Weighted Average Risk Score” means the column of that name in the Collateral Quality Matrix.

“Sale Proceeds” means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Collateral Manager, the Collateral Agent, the Collateral Administrator or the Securities Intermediary (other than amounts payable as Administrative Expenses) in connection with such sales.

“Sanctions” means, with respect to any Person, sanctions administered or enforced by any Sanctions Authority.

“Sanctions Authority” means, with respect to any Person, (a) any governmental or quasi-governmental authority (including the Financial Industry Regulatory Authority, the NASD, Inc., the stock exchanges and the SEC or any successor to any of the foregoing), whether executive, legislative, judicial, administrative or other, or any combination thereof, including, any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, whether domestic or foreign, with jurisdiction over such Person or any property thereof, that may impose sanctions on such Person, or any property thereof, similar to those in clauses (b) through (f) below, (b) the U.S. Department of the Treasury’s Office of Foreign Assets Control, (c) the U.S. Department of State, (d) the United Nations Security Council, (e) the European Union and (f) Her Majesty’s Treasury of the United Kingdom.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan other than a Senior Secured Loan, a Qualified First Lien Loan or a First Lien/Last Out Loan with respect to the liquidation of such Obligor or the collateral for such loan (subject to customary permitted liens), (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan, a Qualified First Lien Loan or a First Lien/Last Out Loan on such specified collateral (subject to customary permitted liens) and (c) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (c) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

“Secured Parties” means, collectively, the Agents, any Interest Hedge Counterparty and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means U.S. Bank National Association in its capacity as securities intermediary under the Account Control Agreement.

“Securitisation Regulations” means, together, the EU Securitisation Regulation and the UK Securitisation Regulation (each, as applicable, a “Securitisation Regulation”)

“Seller” means AB Private Credit Investors Corporation as the “Seller” under the Master Transfer Agreement.

“Seller Collateral Loans” has the meaning assigned to such term in the definition of “Net Purchased Collateral Loan Balance”.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Authorized Officer” means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager and, in the case of any limited partnership, the general partner thereof) or any other officer responsible for the management or administration of the Collateral or the performance of such Person’s obligations under the Loan Documents.

“Senior Revolver Facility” means with respect to any Collateral Loan, a senior secured revolving facility incurred by the Obligor of such Collateral Loan that is prior in right of payment to such Collateral Loan so long as the outstanding principal balance and unfunded commitments of such facility does not exceed 15% of the sum of (x) the outstanding principal balance of the Collateral Loan, plus (y) the outstanding principal balance and unfunded commitments of such revolving facility, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Collateral Loan.

“Senior Secured Loan” means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such loan (subject to customary exceptions for permitted liens including an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases and similar obligations and Senior Revolver Facilities) other than an ABL Facility; (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such loan (subject to customary exceptions for permitted liens); (c) the value of the collateral securing such loan at the time of origination or acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay such loan in accordance with its terms and to repay all other such loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business). In addition, Qualified First Lien Loans shall constitute Senior Secured Loans for all purposes hereunder, unless otherwise explicitly stated herein.

“Senior Secured Note” means any debt obligation that constitutes borrowed money and is in the form of, or represented by, a note (other than any note evidencing a Loan), certificated debt security or other debt security and that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such note (subject to customary exceptions for permitted liens including an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases and similar obligations and Senior Revolver Facilities); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the note (subject to customary exceptions for permitted liens); (c) does not constitute a bond (or other similar debt obligation with a public rating) and (d) the value of the collateral securing the note at the time of acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the note in accordance with its terms and to repay all other debt obligations of equal seniority secured by a first lien or security interest in the same collateral.

“Senior Secured Recurring Revenue Loan Asset” means any Recurring Revenue Loan Asset that is also a Senior Secured Loan.

“Servicing Standard” means, with respect to the Borrower and the Collateral Manager, in rendering its services hereunder and under the other Loan Documents, with reasonable care and in good faith, diligently using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Loans.

“Similar Law” means any federal, state or local law or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Small Obligor Test” means a test that will be satisfied for any Collateral Loan (i) which is a Senior Secured Loan and (ii) whose Obligor has a trailing twelve month EBITDA of less than $10,000,000 if (x) the loan-to-value ratio for such Collateral Loan is less than 45.0% and (y) the enterprise value of such Obligor is not less than $100,000,000.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loans” means Loans accruing interest at an Applicable Rate based upon Term SOFR.”

“Specified Change” means any amendment, consent, modification or waiver of, or supplement to, a Related Contract that (a) extends the final maturity of a Collateral Loan beyond the Stated Maturity, (b) reduces or forgives the principal amount of a Collateral Loan (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (c) reduces the rate of interest payable on a Collateral Loan by more than 25% (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan;

provided that during the Reinvestment Period only, any amendment, consent, waiver or other modification postponing the Due Date of any Scheduled Distribution will not constitute a Specified Change so long as the Maximum Weighted Average Life Test would be satisfied (or if not satisfied, maintained or improved) after giving effect to such amendment, consent, modification, waiver or supplement, (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Loan, (f) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (g) releases a material portion of the collateral securing such Collateral Loan (excluding Defaulted Loans and any such releases associated with a prepayment) or (h) changes any of the provisions of a Related Contract specifying the number or percentage of lenders required to effect any of the foregoing.

“Specified Collateral Loan” means any Collateral Loan (other than (i) a Collateral Loan publicly rated by Moody’s or S&P and (ii) a Collateral Obligation for which the Borrower has applied to DBRS for a Credit Estimate within the timeframe specified in the definition of “Credit Estimate Procedures”) as to which the Credit Estimate Procedures have not been satisfied; provided that upon the receipt of a Credit Estimate from DBRS with respect to such Collateral Loan, such Collateral Loan shall no longer constitute a Specified Collateral Loan.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Stated Maturity” means April 21, 2033.

“Step-Down Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

“Step-Up Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

“Structured Finance Obligation” means any obligation issued by a special purpose entity secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor (excluding any loan made to an operating business that buys, sells and/or liquidates such assets in the ordinary course of business), including (but not limited to) collateralized debt obligations, collateralized loan obligations, asset backed securities and mortgage backed securities or any re-securitization thereof.

“Subordinated Loan” means a loan obligation of any corporation, partnership, trust or other business entity which is (whether by its terms or otherwise) subordinate in right of payment or security to any other debt for borrowed money incurred by the Obligor under such loan and that is not a Second Lien Loan or a First Lien/Last Out Loan.

“Subsidiary” means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Swingline Borrowing” has the meaning assigned to such term in Section 2.1.

“Swingline Facility End Date” has the meaning assigned to such term in Section 2.1.

“Swingline Lender” means Natixis, New York Branch, in its capacity as a lender of Swingline Loans hereunder, and its successors and assigns. For the avoidance of doubt, there may only be a single Swingline Lender hereunder at any given time.

“Swingline Loan” has the meaning assigned to such term in Section 2.1.

“Swingline Refinancing Date” has the meaning assigned to such term in Section 2.2.

“Swingline Refinancing Loans” has the meaning assigned to such term in Section 2.2.

“Synthetic Security” means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Taxes” has the meaning set forth in Section 11.4(a).

“Term SOFR” means for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, if Term SOFR with respect to any Interest Period as determined pursuant to the foregoing would be a rate less than 0%, Term SOFR for such Interest Period shall be 0%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, at any time, the sum of (a) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans), plus (b) the Recovery Value of the Defaulted Loans, plus (c) the aggregate amount of the Undrawn Commitments in respect of the Class A-R Loans in excess of the Net Aggregate Exposure Amount, plus (d) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds, plus (e) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)).

“Total Class A Commitment” as of any date of determination means the sum of the Total Class A-R Commitment and the Total Class A-T Commitment as of such date.

“Total Class A-R Commitment” as of any date of determination means the aggregate amount of the Class A-R Commitments (funded or unfunded) on such date, which as of the Closing Date is $175,000,000 (as such amount may be reduced from time to time pursuant to Section 2.7).

“Total Class A-T Commitment” as of any date of determination means the aggregate amount of the Class A-T Commitments of the Class A-T Lenders on such date, which as of the Closing Date is $25,000,000.

“Transparency Reports” means any information in the then-current form of the full standardized reporting templates required by the Transparency and Reporting Requirements (as amended from time to time), including the Portfolio Reports and Investor Reports.

“U.S. Bank” means U.S. Bank Trust Company, National Association.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.21(b).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK” means the United Kingdom.

“UK Affected Lender” means an “institutional investor” as such term is defined in the UK Securitisation Regulation.

“UK Securitisation Regulation” means Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitisation in the form in effect on 31 December 2020 which forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom and as further amended, varied or substituted from time to time as a matter of UK law, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by the FCA and/or the PRA (or, in each case, any successor thereto).

“Undrawn Commitment” means, with respect to any Class A-R Lender at any time, an amount (which may not be less than zero) equal to (i) the amount of such Class A-R Lender’s Class A-R Commitment at such time minus (ii) the aggregate outstanding principal amount of Class A-R Loans held by such Class A-R Lender at such time.

“Undrawn Commitment Reduction Amount” has the meaning assigned to such term in Section 2.7(a)(ii).

“Unfunded Amount” means, at any time, the sum of (i) the aggregate Exposure Amount at such time plus (ii) the aggregate Unsettled Amount at such time.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unsettled Amount” as of any date means all amounts due in respect of any Collateral Loans that the Borrower has entered into a binding commitment to originate or purchase but has not yet settled.

“Utilization Percentage” means, as of any date of calculation, the amount (expressed as a percentage) equal to (i) the aggregate outstanding principal amount of Class A-R Loans held by the Class A-R Lenders as of such date divided by (ii) the Total Class A-R Commitment.

“Volcker Rule” means Section 13 of the Bank Holding Company Act of 1956, as amended, and any applicable implementing regulations.

“Weighted Average Coupon” means, with respect to Fixed Rate Obligations (other than Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the required cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date, and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%.

“Weighted Average DBRS Recovery Rate” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the product of the DBRS Recovery Rate on such date of each Collateral Loan and the Principal Balance of such Collateral Loan, dividing such sum by the Aggregate Principal Balance of all such Collateral Loans and rounding up to the first decimal place.

“Weighted Average DBRS Risk Score” means the number (rounded up to the nearest hundredth) determined by:

The Maximum Principal Balance of each Collateral Loan	X	The DBRS Risk Score of such Collateral Loan (as determined as provided on Schedule C hereto)

divided by

The Aggregate Maximum Principal Balance of all such Collateral Loans.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

“Weighted Average Spread” means, with respect to any floating rate Collateral Loans (in each case excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over the London interbank offered rate applicable thereto (in the case of Collateral Loans accruing interest on the basis of the London interbank offered rate) or Term SOFR (in the case of Collateral Loans accruing interest at any other rate) as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero Coupon Loan” means a Collateral Loan that at the time of acquisition does not by its terms provide for periodic payments of interest in Cash.

Section 1.2 Accounting Terms and Determinations and UCC Terms.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b) Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3 Assumptions and Calculations with respect to Collateral Loans

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) Scheduled interest due on Collateral Loans on which payments are subject to withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such loan’s Related Contracts.

(b) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c) The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the Aggregate Maximum Principal Balance of such specified type of Collateral Loans by Total Capitalization. For purposes of this Section 1.3(c), a “type” of Collateral Loan shall correspond to each clause of the definition of “Concentration Limitations” and clause (f) of the definition of “Eligibility Criteria”.

(d) Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f) For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(h) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to zero.

(j) Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test.

(k) For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Loans will be excluded other than any capitalized or deferred interest that is acquired using Principal Proceeds or the proceeds of any Borrowing.

(l) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan). Each Collateral Loan that is originated by the Borrower shall be deemed to have a “purchase price” of par.

(m) For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Loan that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(n) For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Collateral Quality Test and the Concentration Limitations), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(o) For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition or origination of a debt obligation or a breach of Section 5.12 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

(p) [Reserved].

(q) If withholding tax is imposed on any Pledged Collateral held by the Borrower, the calculations of the Minimum Weighted Average Spread Test and the Minimum Weighted Average Coupon Test, as applicable, will be made on a net basis after taking into account such withholding, unless the Obligor is required to make “gross-up” payments to the Borrower that cover the full amount of any such withholding tax on an after-tax basis pursuant to the underlying instrument with respect thereto.

Section 1.4 Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.5 Reference to Secured Parties. In each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties”, such payments, distributions and notices in respect of the Lenders shall be made to the Administrative Agent.

ARTICLE II

THE LOANS

Section 2.1 The Commitments. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III:

(a) each Class A-R Lender severally agrees to make loans to the Borrower (each, a “Class A-R Loan”) from time to time on any Business Day during the period beginning on and including the Closing Date through the end of the Class A-R Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Class A-R Lender’s Class A-R Commitment and (ii) as to all Class A-R Lenders, the Total Class A-R Commitment at such time;

(b) the Swingline Lender agrees to make loans to the Borrower (each, a “Swingline Loan” and, together with the Class A-R Loans, the “Revolving Loans”) from time to time on any Business Day during the period beginning on and including the Closing Date until the date that is five Business Days prior to the end of the Class A-R Commitment Period (the “Swingline Facility End Date”), in each case in an aggregate principal amount at any one time outstanding that will not result in either (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate principal amount of all outstanding Revolving Loans (including such Swingline Loan and all other then-outstanding Swingline Loans) exceeding the Total Class A-R Commitment as then in effect; and

(c) each Class A-T Lender severally agrees to make loans to the Borrower (each, a “Class A-T Loan”) on the Closing Date in an aggregate principal amount equal to the amount set forth opposite such Class A-T Lender’s name on the signature pages hereto.

Each such borrowing of a Class A-R Loan on any single day is referred to herein as a “Class A-R Borrowing”; each such borrowing of a Swingline Loan on any single day is referred to herein as a “Swingline Borrowing”; the borrowing of a Class A-T Loan on the Closing Date is referred to herein as the “Class A-T Borrowing”. Class A-R Borrowings and Swingline Borrowings are referred to herein collectively as “Revolving Borrowings”. Revolving Borrowings and Class A-T Borrowings are referred to herein collectively as “Borrowings”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Revolving Loans under this Section 2.1 and prepay Revolving Loans under Section 2.7; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Class A-T Loans once repaid may not be reborrowed.

Each Class A-R Lender severally agrees, on the last day of the Class A-R Commitment Period, to make a Class A-R Loan (and the Borrower hereby directs that such Class A-R Loan be made) in an amount equal to its Percentage Share of the Unfunded Amount (less the amount on deposit in the Future Funding Reserve Account) as of the date such Loan is made (such Loan, the “Future Funding Reserve Loan”), but only to the extent that its Percentage Share of the Unfunded Amount does not exceed its unfunded Class A-R Commitment. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Section 2.2 Making of the Loans.

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a “Notice of Borrowing”), which Notice of Borrowing shall promptly be sent by the Administrative Agent to each applicable Lender, for such Borrowing not later than:

(i) in the case of a Class A-R Borrowing, 5:00 p.m. (New York City time) at least two Business Days prior to the day of the requested Borrowing (such date, the “Class A-R Borrowing Date”);

(ii) in the case of the Class A-T Borrowing, 12:00 p.m. (New York City time) at least three Business Days prior to the day of the Closing Date, unless such notice is waived in writing by the Class A-T Lenders; and

(iii) in the case of a Swingline Borrowing, 10:00 a.m. (New York City time) on the day of the requested Swingline Borrowing.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by an Authorized Officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and otherwise be appropriately completed (including an indication by the Borrower of the Class or Classes of Loans proposed to be borrowed). The proposed Borrowing Date specified in each Notice of Borrowing shall be:

(i) in the case of a Borrowing of Class A-R Loans, a Business Day falling during the Class A-R Commitment Period;

(ii) in the case of a Borrowing of Swingline Loans, any Business Day prior to the Swingline Facility End Date; and

(iii) in the case of a Borrowing of Class A-T Loans, the Closing Date.

On the Closing Date, the Borrower shall request a Borrowing of Class A-T Loans in an amount equal to $25,000,000.

The amount of the Borrowing requested in each Notice of Borrowing (the “Requested Amount”) shall be equal to (1) in the case of a Borrowing of Class A-R Loans, at least $250,000 and integral multiples of $1,000 in excess thereof (or, if less, the remaining unfunded Class A-R Commitments hereunder), (2) in the case of a Borrowing of Class A-T Loans, the Total Class A-T

Commitment and (3) in the case of a Borrowing of Swingline Loans, at least $250,000 and integral multiples of $1,000 in excess thereof (or, if less, the lesser of (A) the remaining unfunded Class A-R Commitments hereunder and (B) the amount by which the aggregate principal amount of Swingline Loans outstanding does not exceed $25,000,000).

Each Notice of Borrowing (other than any Notice of Borrowing requesting Swingline Loans and corresponding Swingline Refinancing Loans) shall be revocable by the Borrower only if notice of such revocation is given to the Lenders and the Administrative Agent (with a copy to the Collateral Agent) no later than 2:00 p.m. (New York City time) on the date that is one Business Day before the date of the related Borrowing. Notices of Borrowing shall otherwise be irrevocable.

(b) Each Class A-R Lender shall, not later than 1:00 p.m. (New York City time) on each Class A-R Borrowing Date, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the account specified by the Borrower in the Notice of Borrowing; provided that the Swingline Lender shall have no obligation hereunder to make any Swingline Loan if at the time of such Notice of Borrowing (x) one or more of the Class A-R Lenders is a Defaulting Lender or (y) one or more of the Class A-R Lenders (whether or not constituting Approved Lenders or Defaulting Lenders) has announced that it is not obligated (or has disputed, in good faith or otherwise, whether it is obligated) to make additional Class A-R Loans hereunder.

(c) Each Notice of Borrowing for a Swingline Loan shall also be deemed to constitute a Notice of Borrowing for Class A-R Loans (such Loans, “Swingline Refinancing Loans”) in the same Requested Amount, but with a Borrowing Date for Class A-R Loans falling on the day (the “Swingline Refinancing Date”) that is two Business Days after the date on which such Swingline Borrowing is made. Notwithstanding anything to the contrary contained herein:

(i) each Class A-R Lender hereby agrees to make Class A-R Loans on the relevant Swingline Refinancing Date in an amount equal to its Percentage Share of such Requested Amount and, unless such Lender is the Swingline Lender, shall disburse such funds in Dollars to the Collateral Agent for the exclusive benefit of the Swingline Lender; and

(ii) the Collateral Agent shall immediately (upon confirmation from the Administrative Agent) apply all amounts received from the Class A-R Lenders under clause (i) above to the repayment of the outstanding Swingline Loans by paying the same to the Swingline Lender.

If the Swingline Lender is also a Class A-R Lender, it will be deemed to have automatically funded its portion of each Swingline Refinancing Loan on the relevant Swingline Refinancing Date. The obligations of the Class A-R Lenders under clause (c)(i) above and the obligations of the Collateral Agent under clause (c)(ii) above shall be absolute and unconditional, shall not be affected by any event or circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Class A-R Commitments (whether pursuant to Article VI or otherwise), shall be made without any offset, abatement, withholding or reduction whatsoever and shall survive the termination of this Agreement.

(d) The failure of any Lender to make any Loan on a date of Borrowing hereunder shall not relieve any other Lender of any obligation hereunder to make a Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Lender shall have failed to fund its Percentage Share of a previously requested Borrowing on the applicable date of Borrowing and the Borrower provides a new Notice of Borrowing as a result of such failure to fund, then, in each such case, if necessary to make such Borrowing, the Borrower shall be permitted a single additional Loan of such Class without regard to the minimum borrowing limit set forth herein.

Section 2.3 Evidence of Indebtedness; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

(b) The Administrative Agent shall establish and maintain the Register in accordance with Section 12.6(f).

(c) The entries maintained in the accounts maintained by the Lenders pursuant to clause (a) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries maintained in such accounts and the Register, the Register shall control.

(d) Any Lender may request that its Loans of any Class to the Borrower be evidenced by a Note of such Class. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, to the extent so reflected in the Register, the Loans of such Class of such Lender evidenced by such Note (with a copy delivered to the Administrative Agent) and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Notes of such Class payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Note, such Note shall be surrendered to the Administrative Agent promptly (but no more than five Business Days) following such payment or prepayment in full. Any such Note shall be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. If requested by any Lender in writing, the Borrower shall obtain a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(e) With respect to any Class A-R Conversion Date (i) if the applicable Class A-R Lender holds a Note evidencing its Class A-R Loans, such Lender shall cooperate with the Administrative Agent to either (x) deliver such Note for cancellation to the extent that the Class A-R Commitment of such Class A-R Lender is terminated in full or (y) make a notation on Schedule I of such Note to reduce the principal amount of the Class A-R Loan outstanding thereunder, in either case, in respect of any Converted Class A-R Loans, and simultaneously with any such delivery for cancellation or notation described in subclauses (x) and (y) above, the Administrative Agent shall cooperate with the applicable Lender to execute and deliver a Note evidencing the Class A-T Loans in respect of the Converted Class A-R Loan that is payable to such Lender, and (ii) if the applicable Class A-R Lender does not hold a Note evidencing its Class A-R Loans, the Administrative Agent shall make appropriate entries into the accounts to reflect the conversion of such Class A-R Loan (or portion thereof) into a Class A-T Loan.

Section 2.4 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5 Interest Rates.

(a) The Loans shall be SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in the definition of “Applicable Rate” and Sections 11.1 and 11.2.

(b) The Class A Loans shall bear interest on the unpaid principal amount thereof, for each day such Loan is outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Stated Maturity.

(c) The Swingline Loans shall bear interest on the unpaid principal amount thereof, for each day such Swingline Loan is outstanding, at a per annum rate equal to the Applicable Rate with respect thereto. Accrued interest on each Swingline Loan shall be payable in arrears on each Quarterly Payment Date.

(d) In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loan for such day plus (ii) two percent (the “Post-Default Rate” for such Loan).

(e) The Administrative Agent shall determine each interest rate applicable to each Class of Loans hereunder for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Lender, its Program Manager or its funding agent, as applicable, shall determine and announce to the Administrative Agent the Cost of Funds Rate for each Loan that is made by a CP Lender and to which the Cost of Funds Rate applies, such determination to be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower, the Collateral Agent, the Collateral Administrator and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent or any Lender, deliver to the Borrower, the Collateral Agent or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Administrative Agent or the relevant CP Lender, its Program Manager or its funding agent, as applicable, in determining any interest rate pursuant to this Section 2.5.

(f) [Reserved]

(g) The Administrative Agent shall provide notice to the Borrower, the Collateral Agent and the Lenders of any and all Term SOFR rate sets on the date that any such rate set is determined. Each CP Lender, its Program Manager or its funding agent, as applicable, shall notify the Administrative Agent of the Cost of Funds Rate for each Loan that is made by such CP Lender and to which the Cost of Funds Rate applies on or prior to the related Calculation Date in connection with the provision of its invoice or otherwise upon written request. The Cost of Funds Rate for each CP Lender shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Period (the “Estimate Period”), on the basis of such CP Lender’s good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Lender in respect of the following Interest Period shall be increased by the amount, if any, by which interest at the actual Cost of Funds Rate for such CP Lender for such Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated Cost of Funds Rate for such Estimate Period exceeds the amount of interest accrued at the actual Cost of Funds Rate. However, on the Stated Maturity, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on the Stated Maturity. Each CP Lender, its Program Manager or its funding agent, as applicable, shall supply a reconciliation of such amounts as provided in this Section 2.5(g) for each such period to the Administrative Agent and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto. The interest rate payable to a CP Lender shall reflect proportionately the different sources of funding used during each Interest Period by such CP Lender to finance its outstanding Loans.

Section 2.6 Commitment Fees.

(a) Commitment Fees Payable. The Borrower shall, subject to Section 11.5(b)(ii)(y), pay to the Class A-R Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares of the Undrawn Commitment (provided that if the Class A-R Commitment of any Class A-R Lender is reduced as the result of a Bail-In Action, such Lender’s Percentage Share of the Undrawn Commitment shall be calculated based on its Class A-R Commitment as so reduced), a commitment fee (a “Commitment Fee”) accruing for each day during each Interest Period equal to the product of the Commitment Fee Rate and the undrawn amount of the Total Class A-R Commitment as of the end of such day.

The Commitment Fees shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which such fees accrue as provided in the Priority of Payments and shall be calculated by the Administrative Agent pursuant to Section 2.10; provided that the amount of Commitment Fees payable on any Quarterly Payment Date shall be reduced to the extent already paid during the related Interest Period in connection with an optional prepayment under Section 2.7(c).

(b) Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Class A-R Lenders regardless of whether any Class A-R Loans are actually made.

Section 2.7 Reduction of Commitments; Prepayments; Conversions.

(a) Reduction and Termination.

(i) The Undrawn Commitment of each Class A-R Lender shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Class A-R Commitment Period. Upon the making of the Class A-T Loans on the Closing Date, the Class A-T Lenders shall have no obligation to make any additional Class A-T Loans hereunder.

(ii) The Borrower shall have the right at any time to permanently reduce the Undrawn Commitment under the Class A-R Loans by an amount specified by the Borrower (such amount, the “Undrawn Commitment Reduction Amount”) upon not less than five Business Days’ (or such shorter period agreed to by the Administrative Agent) prior written notice in the form of Exhibit H to the Lenders, DBRS and the Administrative Agent of any such reduction, which notice shall only be effective upon receipt and shall specify the effective date of such reduction, whereupon the Undrawn Commitment under the Class A-R Loans shall be reduced by the Undrawn Commitment Reduction Amount on the effective date set forth in such notice of reduction. Such notice of reduction shall be effective only upon receipt and shall permanently reduce the Class A-R Commitments of each Class A-R Lender on the date specified in such notice and shall specify the amount of any such reduction; provided that no such reduction will reduce the Total Class A-R Commitment below the aggregate outstanding principal amount of the Class A-R Loans at such time.

(iii) The Total Class A-R Commitment (and the Class A-R Commitment of each Class A-R Lender), once reduced, may not be increased.

(iv) The Borrower will not reduce the Undrawn Commitment of the Class A-R Loans if, after giving effect to such reduction, it would result in a Commitment Shortfall.

(b) Mandatory Prepayments on Quarterly Payment Dates. If any of the Coverage Tests are not satisfied as of the related Calculation Date, the Loans will be prepaid in whole or in part on the applicable Quarterly Payment Date in accordance with Sections 9.1(a)(i)(F) and 9.1(a)(i)(H) or 9.1(a)(ii)(A); provided that no such prepayment of the Class A-R Loans during the Class A-R Commitment Period will result in a permanent reduction of the Class A-R Commitments.

(c) Optional Prepayments. Subject to the requirement that after giving effect to the proposed prepayment (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (J) of Section 9.1(a)(i) on the next Quarterly Payment Date (or if such prepayment is made on a Quarterly Payment Date, on such Quarterly Payment Date) and (y) there is no Commitment Shortfall at any time after the Swingline Loans have been repaid in full and all interest and other amounts due in respect thereof have been paid in full, the Borrower may (i) at any time after the Class A-R Commitment Period, upon at least five Business Days’ notice (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(c) with respect to such proposed prepayment) to the Agents, the Lenders and DBRS, prepay all or any portion of the principal balance of the Class A Loans then outstanding, without premium or penalty (other than as set forth in Section 2.9), on any Business Day by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid together with accrued and unpaid interest and Commitment Fees, if applicable, thereon to and including the date of prepayment and, if such prepayment occurs on a day that is not a Quarterly Payment Date, any amount due pursuant to Section 2.9; provided that (x) any prepayments of Class A Loans made pursuant to this clause (i) shall result in the permanent reduction of the Class A-R Commitments and the Class A-T Commitments on a dollar-for-dollar basis, and (y) such prepayment shall be allocated to each Class A Lender (A) with respect to principal repayment, in accordance with the Principal Allocation Formula and (B) with respect to interest and Commitment Fees, ratably based on the aggregate amounts thereof; and (ii) at any time during the Class A-R Commitment Period, if each Coverage Test is in compliance after giving effect thereto, on any Business Day (and, if such day is not a Quarterly Payment Date, upon at least five Business Days’ notice to the Agents) prepay all or any portion of the Class A-R Loans then outstanding by paying the principal amount to be prepaid together with accrued interest and Commitment Fees, if applicable, thereon to the date of prepayment and any amounts due pursuant to Section 2.9; provided that any prepayments of the Class A-R Loans made pursuant to this clause (ii) shall not result in any reduction in the Class A-R Commitments at such time and such prepaid amounts under the Class A-R Loans may be re-borrowed in accordance with the terms of this Agreement.

All prepayments of Loans pursuant to this Section 2.7(c) shall be applied in accordance with the procedures set forth in this Section 2.7(c) and shall not be subject to the Priority of Payments.

(d) Upon receipt of a notice of reduction or prepayment in the form of Exhibit H from the Borrower pursuant to Section 2.7(a) or (c), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such reduction or prepayment and such notice shall thereafter be revocable by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable; provided that any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing and/or the sale of one or more assets.

(e) All reductions of the Undrawn Commitments pursuant to this Agreement shall be permanent, and the Undrawn Commitments, once reduced, shall not be increased. Once any principal amount of Class A-T Loans is repaid, it cannot be reborrowed.

(f) [Reserved].

(g) The Borrower shall provide at least five Business Days’ notice to DBRS and the Lenders of a prepayment in full of the Loans in connection with the CLO Transaction.

(h) Conversion of Class A-R Loans to Class A-T Loans.

(i) At any time during the Class A-R Commitment Period, any Class A-R Lender may make a written request to the Administrative Agent (with notice to the Borrower and the Collateral Manager) that any portion (such portion, the “Requested Conversion Portion”) of its Class A-R Loans outstanding be converted to a Class A-T Loan equal to such Requested Conversion Portion.

(ii) To the extent that (x) the Administrative Agent and the Borrower provide prior written consent (such Borrower consent not to be unreasonably withheld, conditioned or delayed) to conversion of the Requested Conversion Portion into a Class A-T Loan and (y) no Commitment Shortfall would result therefrom, then, on the applicable Class A-R Conversion Date, (A) the outstanding principal amount of the applicable Class A-R Lender’s Class A-R Loans shall be reduced by the Requested Conversion Portion and shall be converted into a Class A-T Loan equal to such Requested Conversion Portion and (B) the Class A-R Commitments of such Class A-R Lender shall be permanently reduced by such Requested Conversion Portion.

(iii) For all purposes hereunder, the Class A-R Loans converted on each Class A-R Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Class A-T Loans hereunder (each such converted Class A-R Loan referred to herein at times as a “Converted Class A-R Loan”). Any converting Class A-R Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Note evidencing such Class A-R Lender’s Class A-R Loans (or portion thereof) being converted into a Class A-T Loan, as well as the issuance of any related Note evidencing the Class A-T Loans pursuant to Section 2.3(e).

Section 2.8 General Provisions as to Payments.

(a) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b) Except as otherwise provided in Section 2.7(c), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Lenders, the Administrative Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Lenders, the Administrative Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available in New York City, to each Lender, the Administrative Agent or the Collateral Agent pursuant to instructions provided to the Collateral Agent at its address referred to in Section 12.1. All payments hereunder or under the other Loan Documents to the Lenders, the Administrative Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c) The Collateral Agent will promptly distribute to each Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9 Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, (2) fails to borrow any Loans after notice thereof has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Lender) or (3) fails to prepay any Loans after notice thereof has been given to any Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in each case, upon demand therefor from a Lender, any resulting loss or expense reasonably and actually incurred by it (including, without limitation, (a) in the case of any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid or by reason of a CP Lender’s inability to retire the source of the Borrowing being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender’s investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits or margin), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Borrowing requested in such Notice of Borrowing when such Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Lender from such Lender’s investment of funds acquired by such Lender to fund the Loan to be made as part of such Borrowing), shall constitute “Increased Costs” payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10 Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest or fees calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in Dollars.

Section 2.11 [Reserved].

Section 2.12 No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loan may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.13 Loans Held by Borrower Affiliated Lenders. Notwithstanding anything to the contrary herein, in determining whether Lenders of any Class or Classes constituting the relevant requisite outstanding amount of Loans and Commitments have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Loans or Commitments held by Borrower Affiliated Lenders shall be disregarded and deemed not to be outstanding.

ARTICLE III

CONDITIONS TO BORROWINGS

Section 3.1 Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender with notice to DBRS of any such waiver), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents to be executed and delivered on the Closing Date duly executed and delivered by all of the parties thereto.

(b) The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c) The Agents shall have received legal opinions (addressed to each of the Secured Parties and DBRS) from (i) Dechert LLP, New York counsel to the Borrower, the Collateral Manager and the Retention Provider (including, without limitation, a true sale and non-consolidation opinion) and (ii) Nixon Peabody LLP, counsel to the Collateral Agent, the Collateral Administrator and the Securities Intermediary, each covering such matters as the Administrative Agent and its counsel shall reasonably request.

(d) The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established, (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited.

(e) [Reserved].

(f) The Borrower shall have paid (i) the fees to be received by Natixis Securities Americas LLC (or any designated Affiliate) on the Closing Date pursuant to the Engagement Letter and (ii) all reasonable and documented fees and out-of-pocket costs and expenses of the Agents, the Lenders, DBRS, respective legal counsel and each other Person payable under and in accordance with the Engagement Letter and as otherwise agreed by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(g) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(h) The Agents shall have received a certificate of an Authorized Officer of each of the Collateral Manager and the Retention Provider:

(i) to the effect that, as of the Closing Date, all representations and warranties of the Collateral Manager and the Retention Provider, as applicable, set forth in each of the Loan Documents are true and correct in all material respects; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its managing member or its general partner, as applicable, approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(i) The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding debt prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(j) If requested by any Lender in writing, the Administrative Agent shall have received evidence that the Borrower obtained a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(k) The Administrative Agent shall have received a secretary’s certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party and any KYC documentation.

(l) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(m) All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Administrative Agent, the Lenders and their respective counsel.

(n) The Agents shall have received evidence satisfactory to the Administrative Agent, the Collateral Agent and the Lenders that (i) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent on the Closing Date shall be effective in all relevant jurisdictions, (ii) delivery of such Collateral in accordance with Section 8.7 (including any promissory notes, executed assignment agreements and Microsoft Word or portable document format (.pdf) copies of the principal credit agreement for each initial Collateral Loan, to the extent in the possession of the Borrower) to the Securities Intermediary shall have been effected and (iii) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral.

(o) The Agents shall have received a certificate of an Authorized Officer of the Collateral Manager (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Closing Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and immediately prior to the delivery thereof on or prior to the Closing Date, (A)(w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Closing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement.

(p) The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

(q) The Administrative Agent shall have received the structure chart set out as Exhibit J hereto, the transaction summary set out as Exhibit J hereto, and any draft transaction documents, in each case, in order to fulfill any applicable reporting obligations under Article 7 of the Securitisation Regulations.

Section 3.2 Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) in the case of the initial Borrowing hereunder, which shall occur on the Closing Date, (i) the conditions precedent set forth in Section 3.1 shall have been fully satisfied on or prior to such date and (ii) the Closing Date Portfolio Conditions shall have been fully satisfied on such date;

(b) the Administrative Agent shall have received a Notice of Borrowing (excluding, for the avoidance of doubt, any Borrowing of Swingline Refinancing Loans) as required by Section 2.2 and the conditions set forth in clause (c) below are met in connection with such Borrowing (as evidenced by the Notice of Borrowing);

(c) immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Borrowing shall not be permitted):

(i) in the case of a Revolving Borrowing, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date;

(ii) in the case of a Swingline Borrowing, the aggregate outstanding principal amount of the Swingline Loans shall not exceed $25,000,000;

(iii) in the case of the Class A-T Borrowing on the Closing Date, the aggregate outstanding principal amount of the Class A-T Loans shall not exceed the Total Class A-T Commitment;

(iv) the aggregate outstanding principal amount of all Loans shall not exceed the Maximum Available Amount on such Borrowing Date; and

(v) no Commitment Shortfall shall exist after giving effect to such Borrowing;

(d) except in the case of Revolving Loans obtained to fund Unfunded Amounts, immediately before and after such Borrowing, no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(e) except in the case of Revolving Loans obtained to fund Unfunded Amounts, the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(f) except in the case of Revolving Loans obtained to fund Unfunded Amounts, no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by this Agreement;

(g) except in the case of Revolving Loans obtained to fund Unfunded Amounts, each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders);

(h) except in the case of Revolving Loans obtained to fund Unfunded Amounts, immediately before and after giving effect to the requested Borrowing, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached to such Notice of Borrowing); and

(i) [Reserved].

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent and each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and shall be deemed to be reaffirmed as of the date of each Borrowing and each Class A-R Conversion Date.

Section 4.1 Existence and Power. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. Each of the Borrower’s chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located at the address set forth on the signature pages hereof. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens) or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4 Litigation. There is no action, suit or proceeding pending against or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened against or adversely affecting, (i) the Borrower or the Collateral Manager or (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Compliance with ERISA.

(a) Neither the Borrower nor any member of its ERISA Group, if any, has, or in the past five years had, any liability or obligation with respect to any Plan or any Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.

(b) The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and are not subject to Similar Law and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA and is not subject to Similar Law. The Borrower has not taken, or omitted to take, any action which would result in any Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or becoming subject to Similar Law.

Section 4.6 Environmental Matters.

(a) The Borrower’s operations comply in all material respects with all applicable Environmental Laws;

(b) None of the Borrower’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment; and

(c) The Borrower does not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.7 Taxes. The Borrower has filed or caused to be filed, with respect to itself, all U.S. federal income and other material tax returns and reports required to be filed by it and has paid all U.S. federal income and other material Taxes, assessments, fees, and other governmental charges levied or imposed on it or any of its property, income or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.8 Full Disclosure. All written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of each date when this representation and warranty is made) furnished by or on behalf of the Borrower to the Agents or any Lender for purposes of, or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties), and, taken as a whole, contained as of the date of delivery thereof no untrue statement of a material fact (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) and did not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such information was furnished (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) as of the date such information was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

Section 4.9 Solvency. On the Closing Date and on the date of each Borrowing, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.10 Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.11 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.12 Investment Company Act. Neither the Borrower nor the pool of Collateral is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.13 Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.14 [Reserved].

Section 4.15 Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.16 No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.17 [Reserved].

Section 4.18 Subsidiaries/Equity Interests. The Borrower (a) has no Subsidiaries and (b) owns no equity interest in any other entity except equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv).

Section 4.19 Ranking. All Obligations, including the Obligations to pay principal of, interest on and any other amounts in respect of the Loans, constitute senior indebtedness of the Borrower (subject to the Priority of Payments).

Section 4.20 Representations Concerning Collateral.

(a) Upon each transfer of Collateral in the manner specified in Section 8.7 and after the other actions described in Section 8.7 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.7, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law. No filings other than those described or referred to in Section 8.7 or any other action other than those described in Section 8.7 will be necessary to perfect such security interest.

(b) Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.7, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c) All of the Obligors and administrative agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.21 OFAC. None of the Borrower, any of its subsidiaries or any director, officer, employee, agent, or Affiliate of the Borrower is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria. To the best knowledge of the Borrower, neither the Borrower nor any of its subsidiaries has had any dealings with any Persons on the Specially Designated Nationals List of OFAC or in any of the countries described in clause (ii) above.

Section 4.22 Ordinary Course. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.23 Anti-Money Laundering and Anti-Terrorism Finance Laws. The Borrower is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

Section 4.24 Anti-Corruption Laws.

(a) No part of the proceeds of the Loans shall be used, directly or indirectly: (1) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (2) to cause any party to this Agreement to violate the U.S. Foreign Corrupt Practices Act of 1977; or (3) to cause any party to this Agreement to violate any other anti-corruption law or anti-bribery law applicable to such parties (all laws referred to in clauses (2) and (3) being “Anti-Corruption Laws”).

(b) The Borrower and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, brokers, and other agents acting on its behalf are in compliance with Anti-Corruption Laws.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligations remain unpaid, and unless the Majority Lenders shall otherwise consent in writing:

Section 5.1 Information. The Borrower will deliver the following to the Agents and DBRS (and the Administrative Agent shall furnish copies thereof to each of the Lenders); provided that (1) the information described in clause (e) below will not be required to be delivered to DBRS, (2) the information described in clause (k) below will be required to be furnished to DBRS (but only the information referred to in paragraph 2 of Exhibit F and, if applicable, paragraph 3(ii) of Exhibit F) and to the Administrative Agent for distribution to each of the Lenders, (3) (x) the Borrower will procure the delivery by the Retention Provider of the information described in clause (l) and (y) the information described in clause (l) below will be required to be furnished solely to the Administrative Agent for distribution to each Affected Lender and (4) the information described in clauses (m), (o) and (q) below will be required to be delivered only to the Collateral Agent:

(a) as soon as reasonably available and in any event within 120 days after the end of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the Fund, of the Fund as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the Fund, of the Fund as of the end of such quarter and the related statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower or, if the Borrower is consolidated with the balance sheet of the Fund, the Fund, on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of notes, and (y) that an Authorized Officer of the Borrower has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten Business Days prior to the date of such delivery and that on the basis of such financial statements and such review of the Loan Documents, no Default has occurred and is continuing or, if any such Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof;

(d) (i) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, notice of such Default or Event of Default; (ii) promptly and in any event within ten days after such Senior Authorized Officer obtains actual knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Loans or other Collateral which have had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (y) any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains actual knowledge that any loan included in the Collateral does not qualify as a “Collateral Loan,” notice setting forth the details with respect to such disqualification;

(e) promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding routine filings) and not otherwise required to be delivered hereunder;

(f) promptly and in any event within ten Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Senior Authorized Officer of the Borrower, specifying the nature of such condition and the Borrower’s proposed response thereto: (i) the receipt by the Borrower of any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower is not in compliance with applicable Environmental Laws, and such noncompliance had or would reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower that has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Borrower has actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that has had or would reasonably be expected to have a Material Adverse Effect;

(g) [Reserved];

(h) not later than the 27th day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report concerning the Collateral Loans and Eligible Investments (the “Collateral Report”); the first Collateral Report delivered after the Closing Date shall be delivered in June 2023 and shall be determined with respect to the Collateral Report Determination Date occurring in June 2023; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit D, and shall be determined as of the Collateral Report Determination Date for such calendar month;

(i) on each Quarterly Payment Date, a Payment Date Report in accordance with Section 9.1(c);

(j) from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of the Majority Lenders or DBRS, may reasonably request in writing;

(k) the information described in Exhibit F, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Majority Lenders;

(l) (i) promptly following a request by any Affected Lender which is (x) received in connection with a material amendment of any Loan Document, a refreshed Retention Letter from the Retention Provider or (y) for additional information which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider, such additional information as such Affected Lender may reasonably request in order for such Affected Lender to comply with the applicable Securitisation Regulation; provided that nothing in this Section 5.1(l)(i) shall be construed as requiring the Borrower or the Retention Holder to assume any responsibility for the fulfilment of the requirements of Article 7 of the Securitisation Regulations;

(ii) promptly on becoming aware of the occurrence thereof, written notice of any failure to satisfy the Retention Requirement at any time;

(iii) on a monthly basis (concurrent with the delivery of each Collateral Report), a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter;

(iv) upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of a material change in (x) the performance of the Loans, (y) the risk characteristics of the transaction or (z) the Collateral Loans and/or the Eligible Investments from time to time, a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter; and

(v) promptly upon the Borrower or the Retention Provider becoming aware of any material breach of the obligations included in any Loan Document, a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter;

(m) within five Business Days of the receipt thereof, copies of any letters received from DBRS in respect of Credit Estimates;

(n) [Reserved];

(o) not later than the 2nd calendar day (or if such day is not a Business Day then the next succeeding Business Day) after the Collateral Report Determination Date, a monthly loan data file (the “Mid-Monthly Loan Tape”) for the previous monthly period ending on the Collateral Report Determination Date (containing such information agreed upon by the Collateral Manager, the Collateral Agent and the Administrative Agent) and not later than the 1st day after the Calculation Date, a quarterly loan date file (the “Quarterly Loan Tape”) for the previous quarterly period ending on the Calculation Date (containing such information agreed upon by the Collateral Manager, the Collateral Agent and the Administrative Agent). The Mid-Monthly Loan Tape shall specifically include the calculations and related information for items 7(a), 7(d), 8(o), 8(u), 10(d), 10(e) and 10(g) listed on Exhibit D;

(p) promptly and in any event within five Business Days of any change to the information contained on Schedule I of the Master Transfer Agreement, the Collateral Manager shall deliver to the Administrative Agent a certificate from an Authorized Officer thereof identifying such change;

(q) on the 3rd calendar day (or next succeeding Business Day if such day is not a Business Day) of each month, an early-month loan data file (the “Early-Monthly Tape”) containing such information agreed upon by the Collateral Manager and the Collateral Agent;

(r) [Reserved].

Section 5.2 Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material Tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3 [Reserved].

Section 5.4 Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect.

Section 5.5 Compliance with Laws. The Borrower will comply in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) to the extent such a failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.6 Inspection of Property, Books and Records; Audits; Etc..

(a) The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities, and will permit representatives of the Administrative Agent and the Collateral Agent (in each case at the Borrower’s expense, in the case of not more than one inspection during any fiscal year except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records, to examine and make copies of the Related Contracts and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower and as often as may reasonably be desired; provided that any expenses incurred by the Borrower hereunder shall be reasonable and documented.

(b) If requested by the Majority Lenders, the Borrower agrees that representatives of the Majority Lenders (or an independent third-party auditing firm selected by the Majority Lenders) may (at the Borrower’s expense) conduct an audit and/or field examination of the Borrower and the Collateral Manager, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Collateral Manager, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Lenders; provided that no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower, any expenses incurred by the Borrower hereunder shall be reasonable and documented and such audit and/or field examination shall be coordinated with the audit and/or field examination conducted pursuant to clause (a) of this Section 5.6.

(c) If requested by the Administrative Agent or the Majority Lenders, the Borrower and the Collateral Manager shall participate in a meeting with the Administrative Agent and the Lenders once during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower and the Collateral Manager.

Section 5.7 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its rights, and its privileges, obligations, licenses and franchises, except, other than with respect to its existence, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.8 Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any equity interest in any entity other than as otherwise permitted pursuant to Section 4.18.

Section 5.9 Investments.

(a) The Borrower shall not make any investment other than in Collateral Loans or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral as permitted by the terms of this Agreement. The Borrower shall not acquire or originate any debt obligation unless, at the time of the commitment to acquire or originate such debt obligation, the Eligibility Criteria are satisfied with respect to the debt obligations so acquired or originated. The Borrower shall not acquire, originate or fund any debt obligations after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were originated or acquired prior to the end of the Reinvestment Period and (ii) the origination or acquisition of a Collateral Loan where the commitment to make such acquisition or origination was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment.

(b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Loan or the exercise of remedies with respect thereto so long as the Borrower uses contribution proceeds to make any payment required in connection with such Equity Security and directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

(c) The Borrower shall not commit to acquire or originate any Collateral Loan if such acquisition or origination would be in contravention of the terms of this Agreement, the Master Transfer Agreement or the Retention Letter.

Section 5.10 Restriction on Fundamental Changes.

(a) The Borrower shall not enter into any merger or consolidation or reorganization; provided that the Borrower may enter into a closing merger with an issuer of a collateralized loan obligation vehicle arranged by Natixis or an Affiliate of Natixis so long as all Obligations (other than any unasserted contingent Obligations) outstanding hereunder as of such date are repaid in full and all Commitments have terminated. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(b) The Borrower shall not amend its Constituent Documents (other than purely administrative amendments) without the Administrative Agent’s prior written consent.

Section 5.11 ERISA. Neither the Borrower nor any member of the ERISA Group shall establish any Plan or Multiemployer Plan that could be reasonably likely to result in a Material Adverse Effect.

Section 5.12 Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.13 Business Activities. The Borrower shall not engage in any business activity other than (i) the making, acquisition, origination, selling and maintenance of Collateral Loans and the ownership of equity interests, (ii) receiving capital contributions (whether in the form of Cash or Collateral Loans) from its equityholders and (iii) any other activities expressly permitted by this Agreement and the other Loan Documents (including the collateralized loan obligation transaction referred to in the Engagement Letter).

Section 5.14 Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.15 Margin Stock. None of the proceeds of any Loan will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.16 Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness other than the Obligations.

Section 5.17 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) for the acquisition and origination of Collateral Loans during the Reinvestment Period (and after the Reinvestment Period only for the acquisition and origination of Collateral Loans committed to during the Reinvestment Period, subject to Section 5.9), (b) in the case of the Revolving Loans, to fund Exposure Amounts or the Future Funding Reserve Account and/or (c) in the case of the Revolving Loans, to pay fees and expenses incurred with the closing and execution of this Agreement and the other Loan Documents. For the avoidance of doubt, the Borrower shall use the proceeds of the Class A-T Loans solely for the acquisition and origination of Collateral Loans during the Reinvestment Period and as otherwise set forth in clause (a) above; provided that the Borrower shall not use the proceeds of the Class A-T Loans to fund Exposure Amounts in respect of any Revolving Collateral Loans or Delayed Funding Loans.

Section 5.18 Bankruptcy Remoteness; Separateness.

(a) Limited Purpose Entity.

(i) The Borrower at all times since its formation has been, and will continue to be, a duly organized and existing limited liability company formed under the laws of the State of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect;

(ii) the Borrower at all times since its formation has complied, and will continue to comply, with its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies;

(iii) all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv) the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v) the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than (x) pursuant to the Loan Documents, (y) the obligations of any agent under any Related Contracts and (z) any reimbursement obligation or indemnity in favor of its officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c) Separate Existence.

(i) At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower’s own separate balance sheet. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity (other than for U.S. tax purposes).

(iv) The Borrower will comply at all times with the provisions of the LLC Agreement relating to separateness, bankruptcy remoteness and any similar provisions.

Section 5.19 Amendments, Modifications and Waivers to Collateral Loans.

(a) In the performance of its obligations hereunder, the Borrower may enter into any amendment or waiver of or supplement to any Related Contract; provided that (1) the prior written consent of the Administrative Agent to any such amendment, waiver or supplement shall be required and the Borrower shall send prior written notice thereof to the Agents if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement, (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would in the good faith determination of the Borrower result in a Material Adverse Effect or (iii) such amendment, waiver or supplement constitutes a Specified Change; provided that (A) in the case of clauses (ii) and (iii) above, if the Borrower notifies the Administrative Agent of the proposed Specified Change and the Administrative Agent does not object within 15 Business Days after written notice thereof is provided to the Administrative Agent, the proposed Specified Change will be deemed to have been consented to by the Administrative Agent and (B) in the case of clause (iii) above, during the Reinvestment Period, such prior written consent shall not be required if (x) the relevant Collateral Loan would be eligible to be originated or acquired by the Borrower in accordance with the terms of this Agreement and (y) no Default shall have occurred and be continuing; (2) the Borrower has notified DBRS of any such amendment, waiver or supplement; and (3) the Borrower may not enter into any such amendment, waiver or supplement that would result in the Minimum Weighted Average Spread Test not being satisfied (or if not satisfied at such time, being worsened) after giving effect to such amendment, waiver or supplement.

(b) Any Collateral Loan that, as a result of any amendment, waiver or supplement thereto, ceases to qualify as a Collateral Loan, will thereafter be deemed to be a Defaulted Loan for so long as it remains unqualified to be a Collateral Loan by the terms of this Agreement.

(c) In the event of an amendment or waiver of or supplement to a Collateral Loan that is not consented to by the Administrative Agent and that results in the failure of the Maximum Weighted Average Life Test (but would otherwise qualify as a Collateral Loan), such Collateral Loan will thereafter be treated as a Defaulted Loan hereunder until such time as the Maximum Weighted Average

Life Test is satisfied (provided that if, at the time of such satisfaction of the Maximum Weighted Average Life Test, such Collateral Loan would otherwise be considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (b) above), such Collateral Loan will continue to be treated as a Defaulted Loan hereunder until such Collateral Loan is no longer considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (b) above)).

Section 5.20 Hedging.

(a) The Borrower may, at any time and from time to time, enter into any Interest Hedge Agreements (subject in each case to satisfaction of the Rating Condition). The Borrower will not amend or replace any Interest Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement. The Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly provide written notice of entry into, and the amendment or replacement of, any Interest Hedge Agreement to the Agents and the Lenders. Notwithstanding anything to the contrary contained herein, the Borrower (or the Collateral Manager on behalf of the Borrower) shall not enter into any Interest Hedge Agreement (A) unless it obtains written advice of counsel that (1) the written terms of the derivative directly relate to the Collateral Loans and (2) such derivative reduces the interest rate related to the Collateral Loans and the Loans and (B) that would cause the Borrower to be considered a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Collateral Manager, and no other party including but not limited to the Collateral Agent and the Administrative Agent, is registered as a “commodity pool operator” as defined in Section 1(a)(11) of the Commodity Exchange Act and “commodity trading advisor” as defined in Section 1(a)(12) of the Commodity Exchange Act with the CFTC or (ii) with respect to the Borrower as the commodity pool, the Collateral Manager would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied. The Collateral Manager agrees in writing that for so long as the Borrower is a commodity pool, the Collateral Manager will take all actions necessary to ensure ongoing compliance with, as the case may be, either (x) the applicable exemption from registration as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower or (y) the applicable registration requirements as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower, and will in each case take any other actions required as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower.

(b) Each Interest Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 12.15. Each Interest Hedge Counterparty shall be required to satisfy, at the time that any Interest Hedge Agreement to which it is a party is entered into, the Hedge Counterparty Rating Criteria. Payments with respect to any Interest Hedge Agreements shall be subject to the Priority of Payments specified in Section 9.1(a) and Section 6.4. Each Interest Hedge Agreement shall contain an acknowledgement by the Interest Hedge Counterparty that the obligations of the Borrower to the Interest Hedge Counterparty under the relevant Interest Hedge Agreement shall be payable in accordance with the Priority of Payments specified in Section 9.1(a) and Section 6.4 and the Borrower shall use its commercially reasonable efforts to provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

Section 5.21 Title Covenants. The Borrower covenants that at no time shall it:

(a) create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b) except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent in the Collateral.

Section 5.22 Further Assurances.

(a) The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.24.

(b) Within the six month period preceding the fifth anniversary date of the Closing Date (and every five years thereafter), the Borrower shall furnish to the Collateral Agent an opinion of counsel stating that, in the opinion of such counsel, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and stating what action, if any, needs to be taken to retain the validity and perfection of such lien for the following annual period.

Section 5.23 Costs of Transfer Taxes and Expenses.

(a) The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.23(a) shall not be indemnifiable pursuant to Section 11.4.

(b) Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys’ fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.24 Collateral Agent May Perform.

(a) If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Administrative Agent or the Majority Lenders and after notice to the Borrower, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Majority Lenders may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Majority Lenders shall determine is necessary or desirable, and the reasonable fees and out-of-pocket expenses of the Collateral Agent and Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Obligations.

(b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.25 Notice of Name Change. The Borrower shall give the Agents and DBRS not less than 30 days’ notice of any change of its name and not less than 30 days’ notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization without the prior written consent of the Administrative Agent.

Section 5.26 [Reserved].

Section 5.27 [Reserved].

Section 5.28 [Reserved].

Section 5.29 Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower’s receipt thereof.

Section 5.30 Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Collateral Loans and other Collateral in accordance with the terms thereof except to the extent that failure to do so could not reasonably be expected to impair the value or collectability of such Collateral Loans and other Collateral.

Section 5.31 Limitation on Dividends. The Borrower will not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any membership or other equity interest in, or ownership of any similar interests or securities of the Borrower, except for distributions made pursuant to Sections 6.4 and 9.1.

Section 5.32 [Reserved].

Section 5.33 Annual Rating Review. On or before the anniversary date of the Closing Date in each calendar year, or the last Business Day immediately preceding such date if such date is not a Business Day, commencing in 2024, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by DBRS. The Borrower shall promptly notify the Agents, the Collateral Manager and the Lenders in writing if at any time the rating of the Loans has been, or is known by a Senior Authorized Officer will be, changed or withdrawn, or the rating outlook on the Loans has been, or is known will be, changed.

Section 5.34 Collateral Management Agreement; Master Transfer Agreement. The Borrower shall not amend the Collateral Management Agreement or the Master Transfer Agreement except pursuant to the terms thereof and Section 12.5 of this Agreement.

Section 5.35 Transactions With Affiliates.

(a) Unless such transaction is upon terms no less favorable to the Borrower than it could obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, the Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than (i) the payment of any amounts owing to the Collateral Manager under the Loan Documents, (ii) the receipt of funds from its equityholders pursuant to Section 6.5 and (iii) the acquisition of Collateral Loans pursuant to the Master Transfer Agreement for consideration consisting of an increase in the value of its equity ownership of the Borrower.

(b) The Borrower shall ensure that all purchases of Collateral Loans from any Affiliate of the Borrower will be pursuant to and in accordance with the Master Transfer Agreement. All sales of Collateral Loans and other assets from the Borrower to any Affiliate of the Borrower shall be conducted in an arm’s length transaction in the ordinary course of business.

Section 5.36 Reports by Independent Accountants.

(a) On or after the Closing Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall select one or more nationally recognized firms of independent certified public accountants for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint a successor thereto that shall also be a nationally recognized firm of independent certified public accountants, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Agents and the Collateral Manager of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Collateral Manager shall appoint a successor firm of independent certified public accountants of nationally recognized reputation. The fees of such firm of independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent and/or the Collateral Administrator to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent and/or the Collateral Administrator, as applicable, to so agree and directs the Collateral Agent or the Collateral Administrator to execute a specified user agreement, access letter or agreement of similar import requested by such accountants, which may include among other things, (i) acknowledgement that the Borrower has agreed that the procedures to be performed by such accountants are sufficient for the Borrower’s purposes, (ii) releases by the Collateral Agent or the Collateral Administrator, as applicable (on behalf of itself and the Lenders and Administrative Agent) of claims against the firm and acknowledgement of other limitations of liability in favor of the firm and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm (including to the Lenders and Administrative Agent). It is understood and agreed that the Collateral Agent and the Collateral Administrator will deliver such letters of agreement and similar documents in conclusive reliance on the foregoing direction of the Borrower. Neither the Collateral Agent nor the Collateral Administrator shall have any responsibility to the Borrower or any Secured Party hereunder to make any inquiry or investigation as to, and shall have no obligation, liability or responsibility in respect of, the terms of any engagement of any such firm, or the validity or correctness of such procedures or content of such letter (including without limitation with respect to the sufficiency thereof for any purpose), any report or instruction (or other information or documents) prepared or delivered by any such accountants pursuant to any such engagement. In no event shall the Collateral Agent or the Collateral Administrator be required to execute any agreement in respect of the accountants that it reasonably determines adversely affects it. For the avoidance of doubt, any costs, fees or expenses incurred by the Collateral Agent and/or the Collateral Administrator in connection with this Section 5.36(a) shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement.

(b) On or before the date that is 120 days following the end of each fiscal year of the Borrower, or the last Business Day immediately preceding such date if such date is not a Business Day, commencing in 2023, the Borrower shall cause to be delivered to the Collateral Agent an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Payment Date Report received since the last statement (i) indicating that the calculations within those Payment Date Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Loans securing the Loans as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.36, the determination by such firm of independent public accountants shall be conclusive; provided further that, if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Administrative Agent and the Lenders and describe such inconsistency in reasonable detail. In the event such independent certified public accountants require the Administrative Agent, the Collateral Administrator or the Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 5.36(b), the Borrower shall direct the Administrative Agent, the Collateral Administrator or the Collateral Agent in writing to so agree. Notwithstanding anything to the contrary herein, if the Administrative Agent, the Collateral Administrator or Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent certified public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 5.36(b), then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 5.36(b). In no event shall the Collateral Administrator or the Collateral Agent be required to execute any agreement in respect of the accounts that it reasonably determines adversely affects it.

Section 5.37 Tax Matters as to the Borrower.

(a) The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. federal income tax purposes and will take no contrary position; provided that any Loans held by the Borrower’s sole beneficial owner will be disregarded for such purposes.

(b) Each beneficial owner of the Borrower (as determined for U.S. federal income tax purposes) shall at all times be a U.S. Person and shall timely provide the Borrower and any Agent with two copies of duly executed IRS Form W-9 (or any applicable successor form) certifying that such Person is exempt from U.S. federal backup withholding tax.

(c) [Reserved].

(d) The Borrower shall take no action, and the LLC Agreement provides that the Borrrower shall neither permit nor recognize any action, that would cause the Borrower to be treated as other than an entity that is disregarded as separate from its sole beneficial owner for U.S. federal income tax purposes.

(e) The Borrower and each member of the Borrower will comply at all times with the provisions of the LLC Agreement relating to taxes.

Section 5.38 OFAC. The Borrower shall not, directly or indirectly, knowingly use the proceeds of the Loans or the membership interests in the Borrower or knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or the membership interests in the Borrower whether as underwriter, advisor, investor, or otherwise). Neither the Borrower nor any of its subsidiaries will enter into any transaction with any Person on the Specially Designated Nationals List of OFAC or in any of the countries described in clause (ii) of Section 4.21.

Section 5.39 Retention Letter. To the extent the same is within its control, the Borrower shall (i) procure the Retention Provider not to amend, supplement, modify, repudiate or waive any provision, of any Retention Letter without the prior written consent of the Administrative Agent and each Affected Lender and notice to DBRS and (ii) procure that the Retention Provider has not changed and will not change the manner in which it retains the Retained Interest, except to the extent permitted by the Securitisation Regulations and with the prior written consent of the Administrative Agent and each Affected Lender and notice to DBRS.

Section 5.40 Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws. The Borrower shall not (i) engage in or conspire to engage in any transaction, conduct, or activity that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Terrorism Law, Anti-Corruption Law or Sanctions, (ii) cause or permit any of the funds that are used to repay the Obligations to be derived, directly or indirectly, from any activity with the result that any party to this Agreement would be in violation of any applicable Anti-Terrorism Laws, Anti-Corruption Laws, or Sanctions or (iii) use any part of the proceeds of the Loans, directly or knowingly indirectly, for any conduct that would cause the representations and warranties in Sections 4.21 and 4.24 to be untrue as if made on the date any such conduct occurs.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 6.1:

(a) a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Swingline Loan, Class A-R Loan or Class A-T Loan or any related obligations in respect thereof and the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after written notice shall have been given to the Borrower by the Majority Lenders, the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided written notice of such failure to the Borrower;

(b) a default in the payment of any principal due on any Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided written notice of such failure to the Borrower;

(c) the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or Collection Account in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by any Agent, such failure continues for five Business Days after such Agent, as applicable, receives written notice or has actual knowledge of such administrative error or omission and has provided written notice of such failure to the Borrower;

(d) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(e) the occurrence of any one or more of the following:

(i) failure of any representation or warranty in Section 4.9 or 4.12 to be correct in all material respects when made, or default in the performance, or breach, of any covenant contained in Section 5.1(d)(i), 5.10, 5.11, 5.12, 5.13, 5.16, 5.18(a)(v), 5.18(b) or 5.19(a)(1)(i);

(ii) a default in the performance, or breach, of any covenant contained in Section 5.1(d)(ii), 5.1(d)(iii), 5.18(a)(i), (ii) or (iii) or 5.19(a)(1)(ii) or (iii) and such default continues for a period of five Business Days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iii) a default in the performance, or breach, of any covenant contained in Section 5.18(c) and the Administrative Agent determines based on the advice of counsel that such default would impair the ability of a nationally recognized firm to provide a non-consolidation opinion with respect thereto;

(iv) failure of the representation or warranty in Section 4.4 to be correct in all material respects when made with respect to the Borrower’s obligations under one or more Collateral Loans or other items of Collateral and there has occurred or there would reasonably be expected to occur a material adverse effect on the rights, interests or remedies of the Agents or the Lenders under any of the Loan Documents; or

(v) (x) a default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Collateral Manager under this Agreement or any other Loan Document in any material respect or (y) the failure of any representation or warranty of the Borrower or the Collateral Manager made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test, Coverage Test (except as provided in clause (h) below) or the Portfolio Advance Rate exceeding the Maximum Advance Rate is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) continues for a period of 30 days following the written notice to the Borrower or the date on which a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f) the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower or the Collateral Manager as bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or the Collateral Manager under the Bankruptcy Code or any other applicable law, (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or the Collateral Manager or of any substantial part of its respective properties or (iv) ordering the winding up or liquidation of the affairs of the Borrower or the Collateral Manager, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Borrower or the Collateral Manager of proceedings for the Borrower or the Collateral Manager to be adjudicated as bankrupt or insolvent, or the consent by the Borrower or the Collateral Manager to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower or the Collateral Manager of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower or the Collateral Manager to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or the Collateral Manager of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower or the Collateral Manager in furtherance of any such action;

(h) the Overcollateralization Ratio is less than 115.0% as of any Measurement Date and remains so for five Business Days after such Measurement Date;

(i) any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents);

(j) any of the Loan Documents ceases to be in full force and effect (except for those provisions of any document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders);

(k) one or more judgments or decrees shall be entered against the Borrower or the Collateral Manager involving in the aggregate a liability of $1,000,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 30 days from the entry thereof;

(l) the occurrence of an event that (i) would permit the termination of the Collateral Management Agreement or the removal or replacement of the Collateral Manager pursuant to the terms of the Collateral Management Agreement or (ii) demonstrates that the Collateral Manager intends to resign or assign its rights and obligations under this Agreement and the Collateral Management Agreement other than as permitted in Section 15(b) of the Collateral Management Agreement;

(m) the occurrence of a Change in Control; or

(n) (i) the occurrence of an act by the Collateral Manager or the Borrower or any of their respective officers or managers that constitutes fraud or a criminal offense in the performance of its obligations under this Agreement or any other Loan Document applicable to it as finally determined by a court of competent jurisdiction, (ii) the Collateral Manager or the Borrower being indicted for a criminal offense related to the commercial lending or asset management business of the Collateral Manager or the Borrower, respectively or (iii) any officer, director or manager of any of the Collateral Manager or the Borrower having responsibility for the management or administration of the Collateral or the performance by the Collateral Manager or the Borrower, respectively, of its obligations under this Agreement or any other Loan Document being indicted for a criminal offense materially related to the business of the Collateral Manager or the Borrower, respectively, and such officer, director or manager has not been removed from having such responsibility within five days of such indictment.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Collateral Manager, the Lenders and DBRS in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2 Remedies. If an Event of Default shall have occurred and be continuing, the Majority Lenders or the Administrative Agent (acting at the direction of the Majority Lenders) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Majority Lenders, whether or not approved by the Borrower’s board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security or any subordination or limitation of recourse with respect thereto and except as otherwise required pursuant to the terms of the Related Contracts, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security) and (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under applicable law, including the UCC, the Administrative Agent or the Majority Lenders, by notice to the Borrower, may do any one or more of the following:

(i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that (A) the Commitments shall not be terminated if any Swingline Loans are outstanding and (B) unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Commitments shall not be terminated unless the Net Aggregate Exposure Amount is equal to zero); and

(ii) declare the principal of and the accrued interest on the Loans and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, the Majority Lenders or the Collateral Agent (acting at the direction of the Administrative Agent or the Majority Lenders) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3 Additional Collateral Provisions.

(a) Release of Security Interest. If and only if all Obligations under the Loans have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale, substitution or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, on the date of any such sale, substitution or other disposition, the Collateral Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release the Secured Parties’ security interest in such Collateral and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b) Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the direction of the Majority Lenders through the Administrative Agent, shall have all of the rights and remedies of a secured party under the UCC and other applicable law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the direction of the Majority Lenders through the Administrative Agent, to the extent permitted by applicable law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if the Loans have been accelerated in accordance with this Agreement, sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower’s and its agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent shall provide prompt written notice of any liquidation of the Collateral to DBRS.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) at the express direction of the Majority Lenders through the Administrative Agent; provided that the Collateral Agent shall not be required to take any such action at the direction of the Majority Lenders through the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the direction of the Majority Lenders or acting directly or through the Administrative Agent) or the Majority Lenders, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including documented and reasonable fees and expenses of counsel, agents and experts) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of the Majority Lenders, credit bidding by any Lender or any other Person in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Obligations, the Collateral Manager (or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Loans in the Collateral within two Business Days of its receipt of notice of such acceleration by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Obligations and, without duplication, all unpaid Administrative Expenses. Notwithstanding the foregoing purchase rights, if the Collateral Agent or the Majority Lenders propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Collateral Manager (or any of its Affiliates) and the Lenders shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale. To the extent the Administrative Agent (at the direction of the Majority Lenders) elects to sell any or all Collateral Loans at such public or private sale, such Collateral Loans or any parcel thereof shall be sold to the party offering the highest bid in immediately available funds.

Notwithstanding anything to the contrary herein, if an Event of Default of the type specified in Section 6.1(a), (f), (g), (h), (k), (l), (m) and (n) shall have occurred and be continuing, no Lender shall direct the Collateral Agent to sell or otherwise dispose of the Collateral, and the Collateral Agent shall retain the Collateral securing the Loans intact (except as otherwise expressly permitted or required by Section 10.1), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Loans in accordance with the Priority of Payments, unless (i) the Collateral Agent determines at the written request of the Majority Lenders that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due through clause (i) of Section 6.4, or (ii) all Lenders consent to such liquidation of the Collateral.

In determining whether the condition specified in clause (i) of the preceding paragraph exists, the Collateral Agent shall use reasonable efforts to obtain bid prices with respect to each Collateral Loan or group of Collateral Loans from two nationally recognized dealers with substantial experience buying and selling such collateral and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such Collateral Loan or group of Collateral Loans. In the event that the Collateral Agent is only able to obtain bid prices with respect to the applicable Collateral Loans from one nationally recognized dealer at the time of making a market in such assets, the Collateral Agent shall compute the anticipated proceeds of sale or liquidation on the basis of such one bid price for such Collateral Loans or group of Collateral Loans. In addition, for the purposes of obtaining bid prices as provided for in this Section 6.3(b) and/or determining issues relating to the execution of a sale or liquidation of the Collateral Loans and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in the preceding paragraph exists, the Collateral Agent may retain and rely on an opinion or advice of an independent investment banking firm of national reputation or other appropriate advisors (the reasonable cost of which shall be payable as an Administrative Expense).

(c) Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d) Related Contracts.

(i) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (x) upon the written request of either Agent, promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (y) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (y), it shall follow whichever request is evidenced to be derived from the direction of the Majority Lenders.

(ii) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Contracts relating to the Collateral for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e) Borrower Remains Liable.

(i) Notwithstanding anything herein to the contrary, (x) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed and (y) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f) Protection of Collateral. The Borrower, or the Collateral Manager on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Lenders hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all material Taxes levied or assessed upon all or any part of the Collateral, except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement (which may describe the collateral as “all assets”), continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 6.3. The Borrower further authorizes the Administrative Agent’s United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4 Application of Liquidation Proceeds. Unless and until the Majority Lenders have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Majority Lenders have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Majority Lenders acting through the Administrative Agent):

(a) first, to the payment of Taxes, registration, registered office and filing fees then due and owing by the Borrower; second, to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder to the Collateral Administrator and the Securities Intermediary (including, in each case, without limitation, indemnity payments); and third, to the payment to the Administrative Agent for all due and unpaid Administrative Agent Fees and all other Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments);

(b) to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of “Administrative Expenses”;

(c) to the payment of all other amounts due to the Agents hereunder;

(d) to the payment of all amounts due to the Interest Hedge Counterparties under all Interest Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(e) unless waived by the Collateral Manager, which waiver shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Collateral Management Fees in an amount not to exceed the accrued Collateral Management Fees for one Due Period;

(f) to the payment to the Swingline Lender hereunder of all amounts due, including principal, interest and all other amounts on and in respect of all Swingline Loans;

(g) to the Class A Lenders, first, allocated ratably based on the aggregate amounts thereof, the outstanding amount of interest (excluding Capped Amounts and the additional two percent of interest payable at the Post-Default Rate) and Commitment Fees due with respect to the Class A Loans; and second, to reduce the outstanding principal balance of the Class A Loans (allocated according to the Principal Allocation Formula);

(h) to the Class A Lenders, pro rata based on the outstanding principal balance of each such Lender’s Class A Loans, first, all Capped Amounts and the additional two percent of interest payable to the Class A Lenders at the Post-Default Rate; and second, to pay all amounts due to the Class A Lenders which constitute Increased Costs and all other amounts on and in respect of all Class A Loans;

(i) to the payment of all amounts due to any Interest Hedge Counterparty under all Interest Hedge Agreements to the extent not paid under clause (d) above;

(j) to the payment of all amounts due to the Collateral Manager for any due and unpaid Collateral Management Fees to the extent not paid under clause (e) above (provided that, for the avoidance of doubt, no waived Collateral Management Fees shall be payable pursuant to this clause (j)); and

(k) any remainder, to the equity of the Borrower.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (j) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (j) above and (including as provided in subclauses “first”, “second” and “third” of clause (a) above, and subclauses “first” and “second” of clauses (g) and (h) above) ratably in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5 Capital Contributions. The equityholders of the Borrower may, but shall have no obligation to, at any time or from time to time make a capital contribution in Cash, Eligible Investments or an assignment and contribution of a Collateral Loan (valued at such Collateral Loan’s valuation pursuant to the definition of Principal Collateralization Amount) to the Borrower for the purpose of curing any Event of Default (but, for the avoidance of doubt, no such contribution shall cure any Event of Default without the consent of the Majority Lenders), enabling the acquisition or sale of any Collateral Loan, satisfying any Eligibility Criteria or satisfying or improving any Coverage Test or Collateral Quality Test. Unless otherwise directed by the Borrower by prior or contemporaneous written notice to the Collateral Manager, the Administrative Agent and the Collateral Agent, all Cash contributed to the Borrower shall be treated as Principal Proceeds except to the extent that such Cash is used on the Closing Date to pay fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement.

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

Section 7.2 Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term “Lender” and “Lenders” may include Natixis, U.S. Bank and/or any Affiliate of Natixis or U.S. Bank in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders. The Agents shall not be required to take any action which exposes the Agents to liability or which is contrary to this Agreement, the Loan Documents or Applicable Law unless the Agents are furnished with an indemnification reasonably satisfactory to each Agent. The Borrower agrees to compensate the Agents for their fees as set forth herein and in the Collateral Agent Fee Letter, as applicable, pursuant to the Priority of Payments.

Section 7.3 Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. Neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement, each Agent shall act solely as the agent of the Lenders (other than with respect to Section 12.6(f)) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4 Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the actions or omissions of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Limitation of Liability of Agents.

(a) No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Majority Lenders (or the Administrative Agent), made in accordance with this Agreement or (y) in the absence of its own gross negligence, fraud, reckless disregard, bad faith, criminal conduct or willful misconduct. No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith (including, for the avoidance of doubt, the existence, priority or perfection of the liens and security interests granted hereunder or under any other Loan Document). No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile, electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Majority Lenders (or the Administrative Agent), made in accordance with this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive, incidental or consequential damages (including lost profits or diminution in value) even if such Agent has been advised of the likelihood of such damages and regardless of the form of action. Without limiting the generality of the foregoing, each Agent may conclusively rely without inquiry on any consent or request as being conclusive evidence of the authority of such party to make such consent or request and that such consent or request was made in accordance with this Agreement.

(b) The following additional provisions apply with respect to the Collateral Agent:

(i) the Collateral Agent shall not be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of the Collateral Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Collateral Manager, the Administrative Agent, a Lender or any other Person;

(ii) no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed a “financial liability” for purposes hereof;

(iii) if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent (and the Administrative Agent shall request written instructions from the Majority Lenders) as to the course of action desired. If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action (and shall be fully protected in so acting or refraining from acting). The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv) the Collateral Agent shall be under no liability for interest on any funds received by it hereunder;

(v) the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(vi) without prejudice to the Collateral Agent’s duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(c) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against the Collateral Agent. The Collateral Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but shall not be limited to acts of god, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

(d) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Administrative Agent, all funds in any account held under this Agreement shall be held uninvested. Nothing in this Agreement shall be deemed to release U.S. Bank from any liability it may have as an obligor under any Eligible Investment.

(e) The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(f) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Loan or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Loan or Eligible Investment.

(h) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Applicable Laws”), the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Laws. The Collateral Agent may from time to time establish any additional accounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(i) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Majority Lenders or Administrative Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys, agents and experts), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Majority Lenders (or the Administrative Agent on their behalf).

(j) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Administrative Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Administrative Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Administrative agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(k) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(l) Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, Collateral Manager, Lender or Administrative Agent or to otherwise monitor the activities of the Borrower or Collateral Manager.

(m) In the event that U.S. Bank or one of its Affiliates is also acting in the capacity of Collateral Administrator, paying agent, Securities Intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to U.S. Bank acting in such capacities; provided that such rights, protections, immunities and indemnities shall be in addition to any rights, protections, immunities and indemnities provided in the Loan Documents or any other documents to which U.S. Bank or such Affiliate in such capacity is a party.

(n) The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1 and such notice references this Agreement or the Borrower.

(o) The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or any other Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misfeasance, gross negligence or reckless disregard. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or another Person in furnishing necessary, timely and accurate information to the Collateral Agent provided that such information is required to be delivered to the Collateral Agent hereunder or is requested by the Collateral Agent from such Person.

(p) For the avoidance of doubt, none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be charged with knowledge of the Securitisation Regulations, nor will the Collateral Agent, the Collateral Administrator or the Securities Intermediary be responsible for monitoring, confirming or enforcing any of the provisions of the Securitisation Regulations applicable to the transaction, and none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary will be liable to any party for violation of such rules now or hereinafter in effect.

(q) None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of Term SOFR, any replacement index (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any amendment or change required to be made to the applicable interest rate or (ii) select, determine or designate Term SOFR or the Alternate Base Rate, or whether any conditions to the designation of such a rate have been satisfied.

(r) None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Term SOFR or the Alternate Base Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

(s) In no event shall any Agent (including the Administrative Agent) have any obligation or duty to determine or otherwise monitor the Borrower’s, the Collateral Manager’s or the Retention Provider’s compliance with any EU/UK Retention Requirement Laws or any transparency requirements of Article 7 of the EU Securitisation Regulation or credit granting of Article 9 of the EU Securitisation Regulation or any other similar laws, rules or regulations or the risk retention or disclosure rules of any other jurisdiction.

(t) In no event shall any Lender have any obligation to ensure compliance with Article 6, Article 7 and/or Article 9 of the EU Securitisation Regulation and shall not be responsible for and shall have no obligation to assist any other party in connection with compliance with any requirement of the EU Securitisation Regulation applicable to them, and the taking of any action or the giving of any approval by the Lender shall not constitute any confirmation by the Lender of compliance with any requirement of the EU Securitisation Regulation.

Section 7.6 Indemnification. Each Lender shall, ratably in accordance with the percentage of the Total Class A Commitment represented by such Lender’s Commitment, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees and disbursements of counsel), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents (including any enforcement by any Agent of this Agreement or the other Loan Documents) or any action taken or omitted by such indemnitees hereunder or thereunder and, in each case, whether or not a claim, demand or action was brought by or involving the Borrower, any Lender or any third party.

Section 7.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8 Successor Agent.

(a) An Agent may resign at any time by giving at least 30 days’ prior written notice thereof to the Lenders, the Borrower, the Collateral Manager and DBRS; provided that any such resignation by an Agent shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 7.8.Upon receipt of any such notice, the Majority Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Majority Lenders, shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent may (i) petition a court of competent jurisdiction to appoint a successor Agent or (ii) appoint a successor Agent, in each case, which such successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as such Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder, and the successor Agent shall provide written notice of such appointment to the Lenders, the Collateral Manager and DBRS. In addition, upon the affirmative vote of the Majority Lenders exercising good faith that an Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders hereunder, the Majority Lenders may immediately remove such Agent; provided that (i) a Lender hereunder agrees to serve as Agent and (ii) the Borrower has consented to such Lender serving as Agent (which consent shall not be unreasonably withheld or delayed) until a successor Agent shall be appointed pursuant to the terms of this Section 7.8. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. With respect to any Person (i) into which an Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent shall be a party or (iii) with respect to the Collateral Agent that may succeed to all or substantially all of the corporate trust business and assets of the Collateral Agent, shall be the successor to such Agent under this Agreement and under all other Loan Documents without further act of any of the parties to this Agreement.

(b) Any resignation or removal of Natixis as the Administrative Agent pursuant to this Section 7.8 shall also constitute the resignation or removal of Bleachers Finance 1 Limited as the Swingline Lender hereunder, and any successor Administrative Agent appointed pursuant to this Section 7.8 shall, upon its acceptance of such appointment and notice to DBRS of the same, become (or an Affiliate of such successor Administrative Agent shall become) the successor Swingline Lender for all purposes hereunder; provided that such successor Swingline Lender is an Approved Lender. In such event (i) the Borrower shall prepay any outstanding Swingline Loans made by the retiring or removed Swingline Lender, (ii) upon such prepayment, the retiring or removed Swingline Lender shall surrender any Note held by it evidencing its Swingline Loan to the successor Administrative Agent for cancellation and (iii) the Borrower shall, if so requested by the successor Swingline Lender, promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed.

Section 7.9 Execution of Account Control Agreement

Concurrently herewith, the Administrative Agent directs the Collateral Agent, and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, obligations, representations, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1 Collection of Money.

(a) Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it from the Borrower for the benefit of the Secured Parties and shall apply it as provided in this Agreement.

(b) All payments on the Collateral Loans and other Collateral shall be made directly to the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c) The Borrower will provide the Collateral Agent with a certified copy of each agreement under which the Borrower sells a Participation Interest in any Collateral Loan pursuant to Section 10.1(b) or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a Participation Interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate.

(d) The parties to the transactions contemplated by this Agreement intend that each of the Covered Accounts shall be securities accounts of Borrower subject to the Lien of the Collateral Agent. The Securities Intermediary shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Securities Intermediary that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Securities Intermediary shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, (i) the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time until it has been directed to do so by the Administrative Agent or the Majority Lenders, and (ii) the Administrative Agent and the Lenders shall not seek to direct the Collateral Agent to exercise exclusive control over the Covered Account at any time prior to the occurrence and continuance of an Event of Default. The immediately preceding sentence is an agreement as between the Collateral Agent and the Borrower alone and does not constitute an agreement of the Securities Intermediary.

The Securities Intermediary shall agree, and U.S. Bank National Association as Securities Intermediary hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be securities accounts of the Borrower subject to the Lien of the Collateral Agent established with the Securities Intermediary, (ii) all property credited to the Covered Accounts shall be treated as a “financial asset” for purposes of the UCC, (iii) the Securities Intermediary shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (iv) the Securities Intermediary shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (v) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Securities Intermediary or any person or entity claiming through the Securities Intermediary (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vi) the State of New York shall be the securities intermediary’s jurisdiction of the Securities Intermediary for purposes of the UCC, and (vii) any agreement between the Securities Intermediary and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, “Loan Assets”) may be acquired and delivered by the Borrower to the Securities Intermediary from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Securities Intermediary of a facsimile copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Securities Intermediary with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Securities Intermediary in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Securities Intermediary shall maintain such Loan Assets as required by this Agreement and the other Loan Documents; provided, further, the Securities Intermediary shall be deemed to have exercised reasonable care with respect to the custody, safekeeping and physical preservation of the Loan Assets in possession, under Section 9-207 of the UCC or otherwise, to the extent of any action taken at the direction of the Administrative Agent with respect to the Loan Assets. It is acknowledged and agreed that neither the Collateral Agent nor the Securities Intermediary is under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower’s title to any related Loan Asset. The Securities Intermediary shall be entitled to establish sub-accounts of the Covered Accounts and the Segregated Asset Accounts as may be necessary for the administration of the Covered Accounts and the Segregated Asset Accounts.

Section 8.2 Collection Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account with the Securities Intermediary in the name “ABPCIC Funding IV, LLC Collection Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Collection Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Interest Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Collection Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Collection Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Collection Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the “Interest Collection Account” and the other the “Principal Collection Account” and which together will comprise the “Collection Account” for all purposes of this Agreement and the Account Control Agreement.

(b) All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Interest Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower shall and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent (at the direction of the Majority Lenders) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Administrative Agent certifying that such Distributions or other proceeds constitute Collateral Loans or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c) So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in U.S. Bank Money Market Deposit Account (MMDA), which account shall satisfy the Eligible Investment Required Ratings. After the occurrence and during the continuation of an Event of Default, if the Administrative Agent (at the direction of the Majority Lenders) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Administrative Agent. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d) During the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7 so long as on the date of such prepayment no Commitment Shortfall results therefrom and (iii) transfer Principal Proceeds to the Future Funding Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount.

After the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the purchase or origination of Collateral Loans for which a commitment was entered into by the Borrower prior to the end of the Reinvestment Period in accordance with Section 5.9, (B) the payment or funding of Unfunded Amounts or (C) the funding of the Future Funding Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount), in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

By Borrower Order, the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Payment Date plus, without duplication, the Quarterly Cap applicable on the next Quarterly Payment Date.

(e) The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date.

(f) The Collateral Agent may from time to time establish any additional accounts and/or subaccounts, which in each case shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties, deemed necessary by the Collateral Agent for convenience in administering the Collateral.

(g) The Collateral Agent agrees to give the Borrower and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(h) At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with (as shall be deemed certified by the Borrower or the Collateral Manager upon receipt of any deposit by the Collateral Agent pursuant to this Section 8.2(h)), and (ii) upon such deposit into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.3 Payment Account; Future Funding Reserve Account; Lender Collateral Account; Closing Expense Account.

(a) Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account with the Securities Intermediary in the name “ABPCIC Funding IV, LLC Payment Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Payment Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of the Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Payment Date Report, to pay fees, Administrative Agent Fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Payment Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Payment Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Payment Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement.

(b) Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account with the Securities Intermediary in the name “ABPCIC Funding IV, LLC Future Funding Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Future Funding Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall be (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Future Funding Reserve Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Future Funding Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Future Funding Reserve Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Future Funding Reserve Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c) Interest Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated account with the Securities Intermediary in the name “ABPCIC Funding IV, LLC Interest Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Interest Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The only permitted deposits to or withdrawals from the Interest Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Interest Reserve Account other than in accordance with this Agreement and the Priority of Payments. On or prior to the Closing Date, the Borrower shall deposit $0 into the Interest Reserve Account. Amounts on deposit in the Interest Reserve Account will be invested in Eligible Investments selected by the Collateral Manager, and earnings from all such investments will be deposited in the Collection Account as Interest Proceeds. On the first Quarterly Payment Date, funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments, but solely to the extent that other Interest Proceeds are not available to satisfy all amounts described in Section 9.1(a)(i)(A) through (G). On the second Quarterly Payment Date, remaining funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments. The Interest Reserve Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Interest Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Interest Reserve Account gives notice that it is terminating the Account Control Agreement, then the Borrower shall, within 60 days of such occurrence, move the Interest Reserve Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement.

(d) Lender Collateral Account.

(i) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account with the Securities Intermediary in the name “ABPCIC Funding IV, LLC Lender Collateral Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Lender Collateral Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(d). The Lender Collateral Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Lender Collateral Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Lender Collateral Account gives notice that it is terminating the Account Control Agreement, then the Borrower shall, within 60 days of such occurrence, move the Lender Collateral Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof).

(ii) If any Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount of the Lender Collateral Account with respect to such Lender (the “Lender Collateral Subaccount” of such Lender) and (y) the Collateral Agent shall deposit all funds received from such Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(d).

(iii) With respect to any Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Lender shall not constitute a Borrowing by the Borrower and shall not constitute a utilization of the Commitment of such Lender, and the funds so deposited shall not constitute principal outstanding under the Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Lender to make Loans as part of any Borrowing under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Collateral Subaccount in the amount of such Lender’s pro rata share of such Borrowing. All payments of principal from the Borrower with respect to Loans made by such Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Borrowing and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv) Notwithstanding anything to the contrary herein, if on any Quarterly Payment Date (or on any other Business Day upon one Business Day’s prior written request from such Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Lender’s Undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Undrawn Commitments or otherwise), then the Collateral Agent shall remit to such Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess. Upon the termination of the Commitments following the occurrence of an Event of Default, the Collateral Agent shall promptly (and no later than one Business Day after such termination) remit to such Lender all of the funds then held in its related Lender Collateral Subaccount.

(v) Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in U.S. Bank Money Market Deposit Account (MMDA), which account shall satisfy the Eligible Investment Required Ratings. Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment.

(e) Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account with the Securities Intermediary in the name “ABPCIC Funding IV, LLC Closing Expense Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Closing Expense Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Closing Date, the Borrower shall deposit approximately $1,200,000 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 30 days after the Closing Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Closing Expense Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Closing Expense Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Closing Expense Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(e).

Section 8.4 Custodial Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account with the Securities Intermediary in the name “ABPCIC Funding IV, LLC Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Custodial Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained with the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Securities Intermediary for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.5 and 8.6. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Custodial Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Custodial Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Custodial Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement.

The Collateral Agent shall appoint a securities intermediary to act as a securities intermediary for purposes of this Agreement and the other Loan Documents. Initially, such Securities Intermediary shall be U.S. Bank. Any successor securities intermediary shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S.$200,000,000, (iii) has a DBRS Long Term Rating of at least “A”, (iv) has a DBRS Short Term Rating of at least “R-1 (middle)” and (v) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Securities Intermediary.

(b) Except as otherwise provided in Sections 8.5 and 8.6, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c) With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires the Securities Intermediary to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the “beneficial owners” (as defined in the Act) of such issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to such securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Securities Intermediary. Under the Act, a customer is either the “beneficial owner” or a “respondent bank”. The “customer” for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the “beneficial owner” (as defined in the Act) of such securities to be held by the Securities Intermediary hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Securities Intermediary, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d) At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Custodial Account Collateral Loans and/or Eligible Investments not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with and (ii) upon such deposit into the Custodial Account, such assets shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5 Acquisition of Collateral Loans and Eligible Investments. Each time that the Borrower acquires any Collateral Loan, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Securities Intermediary to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.6 Release of Security Interest in Sold Collateral Loans and Eligible Investments; Release of Security Interests Upon Termination.

(a) Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b) Upon the payment in full of the Obligations and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Lender hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.7 Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Collateral Agent by:

(a) with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Collateral Agent (or the Securities Intermediary on its behalf) to take possession of such instrument indorsed to the Collateral Agent or in blank, or such money, negotiable document, or tangible chattel paper, in the State of Wisconsin separate and apart from all other property held by the Collateral Agent;

(b) with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Collateral Agent (or the Securities Intermediary on its behalf) to take possession of the related security certificate in the State of Wisconsin;

(c) with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Collateral Agent (or the Securities Intermediary on its behalf) to take possession of the related security certificate in the State of Wisconsin, indorsed to the Collateral Agent or in blank by an effective indorsement, or registered in the name of the Collateral Agent, upon original issue or registration of transfer by the issuer of such certificated security;

(d) with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Collateral Agent (or the Securities Intermediary on its behalf) or its nominee for the account of the Collateral Agent (or the Securities Intermediary on its behalf) as the registered owner of such uncertificated security;

(e) with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Securities Intermediary, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(g) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with applicable law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent and/or the Securities Intermediary, the Collateral Agent or the Securities Intermediary, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent and/or the Securities Intermediary, the Collateral Agent or the Securities Intermediary, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent or as Securities Intermediary, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Section 8.8 Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.9 Reports.

(a) Commencing on the fifth Business Day after the Closing Date, the Collateral Administrator shall deliver to the Borrower by facsimile (or such other medium as may be agreed upon by the Borrower and the Collateral Administrator) by 11:00 a.m. (New York time) on each Business Day a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the “Daily Report”). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the second Business Day after receipt of such Money or other property.

(b) The Collateral Administrator shall compile and provide, subject to the Collateral Administrator’s receipt from the Collateral Manager, the Borrower or the Administrative Agent, as applicable, the Early-Monthly Tape, Mid-Monthly Loan Tape, Quarterly Loan Tape and such other information with respect to the Collateral Loans and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report and the Payment Date Report in accordance with Exhibit D and Exhibit E hereof, respectively, and prepare drafts of such Collateral Report and Payment Date Report and provide such drafts to the Collateral Manager for review and approval; provided that each such draft is to be provided no later than three days prior to the date the Collateral Report or the Payment Date Report, as applicable, is due. The Borrower shall cause the Collateral Manager to review and confirm the calculations made by the Collateral Administrator in such Collateral Report or Payment Date Report within two days prior to the due date of the Collateral Report or the Payment Date Report.

The Collateral Manager, the Administrative Agent, the Collateral Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Reports and Payment Date Reports. Without limiting the generality of the foregoing, the Collateral Manager shall advise in a timely manner the Collateral Administrator of the results of any determinations required or permitted to be made by it or the Borrower (or the Collateral Manager on its behalf) and supply the Collateral Administrator with such information (to the extent not also maintained or readily available to the Collateral Administrator) as is maintained by the Collateral Manager that the Collateral Adminstrator may from time to time request with respect to the Collateral and reasonably needed to complete the Collateral Reports and the Payment Date Reports or required to permit the Collateral Administrator to perform its obligations hereunder and any other information that may be reasonably required hereunder with respect to any item of Collateral. The Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to DBRS. Upon receipt of approval from the Collateral Manager, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent and each Lender.

(c) The Collateral Administrator may conclusively rely on and without any investigation, the Early-Monthly Tape, Mid-Monthly Loan Tape and Quarterly Loan Tape and any other information provided by the Collateral Manager, Borrower and Administrative Agent in preparation of the Collateral Report and Payment Date Report. The duties of the Collateral Adminstrator hereunder are limited to the duties expressly set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager under any of the Loan Documents and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Borrower or the Collateral Manager under the Loan Documents. Nothing herein shall obligate the Collateral Administrator to review or examine the Early-Monthly Tape, Mid-Monthly Loan Tape or Quarterly Loan Tape for accuracy, correctness or validity.

The Collateral Administrator will make the Collateral Report and Payment Date Report available via its internet website. The Collateral Administrator’s internet website shall initially be located at http://pivot.usbank.com. The Collateral Administrator may change the way such statements are distributed. As a condition to access to the Collateral Administrator’s internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Payment Date Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(d) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Loan is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of updating the ratings of Collateral Loans, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(e) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) If, in performing its duties under this Section 8.9 in connection with compiling and delivering reports, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(g) To the extent the entity acting as Collateral Agent is also acting as Collateral Administrator, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Collateral Adminstrator.

Section 8.10 Transparency Reports.

(a) The Borrower (the “Designated Reporting Entity”) hereby agrees to be designated, pursuant to Article 7(2) of the Securitisation Regulations, as the designated entity required to fulfil the Transparency Requirements for the transaction contemplated by this Agreement, and agrees to make available to the Affected Person, any potential investor herein (as determined by the Collateral Manager) and the competent authorities (as determined under the Securitisation Regulations) (together, the “Relevant Recipients”) the documents, reports and information necessary to fulfil any applicable reporting obligations under the Transparency Requirements, including the Transparency Reports and any information on any “significant events” required to be disclosed under Article 7(1)(g) of each Securitisation Regulation. For the purposes of the Transparency Requirements, the first reporting date for the Transparency Reports (as defined below) will be no later than the date falling 30 calendar days after the first Quarterly Reporting Date.

(b) The Designated Reporting Entity shall only be required to fulfil the Transparency Requirements to the extent that such required information is in the Borrower’s, the Collateral Agent’s or the Collateral Manager’s possession, or, if not in the Borrower’s, the Collateral Agent’s or the Collateral Manager’s possession, such information can be obtained using commercially reasonable efforts.

(c) The parties agree that: (i) the Designated Reporting Entity will not be in breach of this Section 8.10 if the Designated Reporting Entity fails to so comply due to events, actions or circumstances beyond the Designated Reporting Entity’s control so long as such events, actions or circumstances are continuing; and (ii) the Designated Reporting Entity is only bound by this Section 8.10 to the extent that the disclosure requirements under Article 7 of the Securitisation Regulations remain in effect; provided that the Designated Reporting Entity shall be required to comply with the Transparency Requirements as soon as practicable following the conclusion of the events, actions or circumstances described in clause (i).

(d) The Borrower hereby directs the Collateral Agent to provide to the Designated Reporting Entity’s third party reporting entities: (i) access to the Collateral Agent’s reporting website (available at https://pivot.usbank.com (or such other website as may be notified by the Collateral Agent to the Borrower, the Designated Reporting Entity and the Collateral Manager)) (the “Reporting Website”), which shall include the Collateral Report, on each date a Collateral Report is delivered; and (ii) such additional information (or access to such information) as reasonably requested by the Designated Reporting Entity’s third party reporting entity in relation to the Collateral which is in the Collateral Agent’s possession, promptly following such request. The Collateral Agent shall reasonably cooperate and provide prompt responses in relation to any reasonable queries on the information in (i) and (ii) requested by the Designated Reporting Entity’s third party reporting entity.

(e) The Collateral Manager shall, in compliance with the Servicing Standard, assist the Designated Reporting Entity in complying with its obligations under the Transparency Requirements, including by providing to the Designated Reporting Entity (or any applicable third party reporting entity) such information (or access to such information) in relation to the Collateral, (i) which is in the possession of the Collateral Manager, (ii) which is not subject to legal or contractual restrictions on disclosure (unless the relevant information can be summarized or disclosed in an anonymized form, in accordance with such legal or contractual restrictions on disclosure), (iii) which is not available to the Designated Reporting Entity under paragraph (d) above and not otherwise in the Designated Reporting Entity’s possession, and (iv) which is required for compliance by the Designated Reporting Entity with the Transparency Requirements provided that the Collateral Manager shall not be responsible or liable for failing to provide any reports, data and other information that the Collateral Manager is unable to procure or source using reasonable efforts.

(f) The Designated Reporting Entity shall compile:

(i) a Loan Report (i) in the form published as at the date of this Agreement at https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex IV (or any updated form published by ESMA and/or as otherwise required or permitted under the EU Securitisation Regulation) and (ii) in the form published as at the date of this Agreement at https://www.fca.org.uk/publication/fca/annex4_underlying_exposures-corporate.xlsx (or any updated form published by the FCA and/or as otherwise required or permitted under the UK Securitisation Regulation) (the “Loan Report”); and

(ii) an Investor Report (i) in the form published as at the date of this Agreement at https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex XII (or any updated form published by ESMA and/or as otherwise required or permitted under the EU Securitisation Regulation) and (ii) in the form published as at the date of this Agreement at https://www.fca.org.uk/publication/fca/annex12_investor_report_non_abcp_securitisation.xlsx (or any updated form published by the FCA and/or as otherwise required or permitted under the UK Securitisation Regulation) (the “Investor Report” and together with the Loan Report, the “Transparency Reports”).

(g) The Collateral Manager and the Designated Reporting Entity shall be entitled to appoint agents (and are permitted to incur fees and expenses in connection therewith) to assist them with the data required for inclusion in the Transparency Reports.

(h) The Designated Reporting Entity shall provide each compiled Transparency Report, to the Collateral Agent. Once the Transparency Reports have been provided to the Collateral Agent, the Collateral Agent shall promptly post such Transparency Reports on the Reporting Website (or such other website as may be notified by the Collateral Agent to the Borrower, the Designated Reporting Entity and the Collateral Manager), and in any event, no later than 30 calendar days following each Quarterly Reporting Date. The Collateral Agent shall grant access to the Reporting Website to any person who is identified to it in writing as a Relevant Recipient by the Collateral Manager or the Designated Reporting Entity. The Designated Reporting Entity confirms that it will be solely responsible (in consultation with the Collateral Manager) for handling and responding to any queries raised by any Relevant Recipient regarding the Transparency Reports and agrees that the Collateral Agent shall have no responsibility for dealing with any such queries, provided that, the Collateral Agent shall notify the Designated Reporting Entity (or the Collateral Manager on its behalf) of such queries.

(i) The Designated Reporting Entity shall, without delay, disclose information on any “significant events” required to be disclosed under Article 7(1)(g) of each Securitisation Regulation.

(j) The Designated Reporting Entity will use reasonable efforts to procure, subject to the Collateral Manager providing the necessary information to the Collateral Agent, that the Collateral Agent will distribute to any Affected Person or potential Affected Person copies of the relevant Loan Documents as the same are required to be disclosed pursuant to Article 7 of the Securitisation Regulation as provided by the Designated Reporting Entity (or the Collateral Manager) to the Collateral Agent and acting on the instructions of the Designated Reporting Entity (or the Collateral Manager on its behalf).

(k) The Collateral Agent shall not be liable, and have no responsibility, for any non-publication or late publication of the Transparency Reports or any errors in the Transparency Reports to the extent such failure, delay or error results from incomplete or incorrect documentation, reports or information, or any delay in documentation, reports or information being provided to the Collateral Agent from the Collateral Manager, the Designated Reporting Entity, or any of their agents. Each of the Borrower, the Collateral Manager, and Administrative Agent acknowledge and agree that information, reports and documents posted on the Reporting Website shall be downloadable by any person with access to the Reporting Website. Any reports, information or documentation uploaded to the Reporting Website may include disclaimers excluding the liability of the Collateral Agent for the information provided therein. The Collateral Agent will not assume any responsibility for the Borrower’s or any other Person’s obligations as the entity responsible to fulfil the reporting or other obligations under the Transparency Requirements. In providing such information and granting access to the Transparency Reports, the

Collateral Agent also assumes no responsibility or liability to any third party, including any Relevant Recipient (including for their use or onward disclosure of any such information, report or documentation), shall not be responsible for monitoring the Borrower’s or any other Person’s compliance with the Transparency Requirements and shall have the benefit of the powers, protections and indemnities granted to it hereunder. The Collateral Agent shall not have any duty to monitor, enquire or satisfy itself as to the veracity, accuracy or completeness of any documentation, reports or information provided to it under this Section 8.10 or whether or not the provision of such information, reports or documentation accords with, and is sufficient to satisfy the requirements of, the Transparency Requirements and shall be entitled to rely conclusively upon any instructions given or any determinations made by (and any determination by) the Designated Reporting Entity (or the Collateral Manager on its behalf) regarding the same (and shall have no liability for actions taken (or forbearance from action undertaken) pursuant to and in accordance with such instructions or determinations), and shall have no obligation, responsibility or liability whatsoever for the provision of documentation, reports and information on the Reporting Website or by such method of dissemination as is required by the Securitisation Regulation (as instructed by the Designated Reporting Entity (or the Collateral Manager on its behalf) and as agreed with the Collateral Agent).

(l) The Collateral Agent shall have no obligation to verify or monitor compliance by the Borrower or any other party with the EU Securitisation Regulation or any other rule, law or regulation. The Collateral Agent shall act solely as an agent for the Borrower in posting information or documents to the Reporting Website and shall be entitled to conclusively rely upon any instructions given by (and any determination made by), or on behalf of, the Borrower (or the Collateral Manager on its behalf). In no event shall the Collateral Agent be deemed to make any representation or warranty in respect of the content of any posted documents, the content of the Reporting Website or compliance of the Reporting Website with this Agreement, or the EU Securitisation Regulation. In addition, in connection with providing access to the Reporting Website, the Collateral Agent shall be entitled to require from any potential purchaser or investor any other information reasonably requested by the Collateral Agent in connection with a potential purchaser or investor gaining access to the Reporting Website.

Definitions:

“Transparency Requirements” means the requirements of Article 7 of the Securitisation Regulations, provided that any reference to the Transparency Requirements shall be deemed to include any successor or replacement provisions of Article 7 of the Securitisation Regulations.

“Affected Person” means a Lender that is subject to regulation under the Securitisation Regulations, as determined by such Lender in its sole discretion, from time to time or party to liquidity or credit support arrangements provided by a financial institution that is subject to such regulation.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1 Disbursements of Funds from Payment Account.

(a) Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans), on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) as follows and for application in accordance with the following priorities (the “Priority of Payments”):

(i) On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A) to the payment of the following amounts in the following priority (without duplication): (1) Taxes (but not including any accrued and unpaid Increased Costs), registration, government, registered office and filing fees then due and owing by the Borrower, (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof and (3) on any Quarterly Payment Date other than the final Quarterly Payment Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Payment Date; provided that the aggregate amount of payments under this clause (A)(2) and (3) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined on the immediately prior Quarterly Payment Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(B) if the Borrower is party to any Interest Hedge Agreements, to the payment of any amounts owing by the Borrower to the Interest Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(C) unless waived or deferred by the Collateral Manager, which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Collateral Management Fees that have not been waived or deferred on prior Quarterly Payment Dates (provided that, for the avoidance of doubt, no waived or deferred Collateral Management Fees shall be payable pursuant to this clause (C));

(D) to the Swingline Lender for payment of accrued interest on the Swingline Loans due on such Quarterly Payment Date (excluding any Capped Amounts and the additional two percent of interest payable at the Post-Default Rate);

(E) to the Class A Lenders, allocated ratably based on the aggregate amounts thereof, for payment of accrued interest and Commitment Fees on the Class A Loans due on such Quarterly Payment Date (excluding in the case of interest, any Capped Amounts and the additional two percent of interest payable at the Post-Default Rate);

(F) if any of the Coverage Tests are not satisfied as of the related Calculation Date, first, to the prepayment of principal of the outstanding Swingline Loans until the Swingline Loans are paid in full and second to the prepayment of principal of the Class A Loans (to be allocated to the Class A Loans according to the Principal Allocation Formula), in each case in the amount necessary to result in the satisfaction of the Coverage Tests (on a pro forma basis as of such Calculation Date);

(G) to the payment of amounts described in clause (A) above to the extent not paid thereunder (without regard to any cap or limitation);

(H) first, to the payment of amounts described in clause (D) above, second to the payment of amounts described in clause (E) above, in each case to the extent not paid thereunder and without regard to any cap or limitation, and third, to the payment of any Increased Costs;

(I) to the payment to the Collateral Manager of any previously deferred (but not waived) Collateral Management Fees that the Collateral Manager elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date (provided that, for the avoidance of doubt, no waived Collateral Management Fees shall be payable pursuant to this clause (I));

(J) if the Borrower is party to any Interest Hedge Agreements, to any amounts owing by the Borrower to the Interest Hedge Counterparties under such Interest Hedge Agreements to the extent not paid under clause (B) above (without regard to any cap or limitation);

(K) all remaining Interest Proceeds:

(1) during the Reinvestment Period, at the sole discretion of the Collateral Manager, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Loans, (ii) to be applied to prepay the principal of the Loans pursuant to Section 2.7, (iii) for deposit into the Future Funding Reserve Account and/or (iv) to the equity of the Borrower; and

(2) after the Reinvestment Period, at the sole discretion of the Borrower, either (i) to be applied to prepay the principal of the Loans pursuant to Section 2.7 or (ii) to the equity of the Borrower.

(ii) On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows; provided that, after giving effect to any such payment, no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A) to the payment of unpaid amounts in items (A) through (F) in Section 9.1(a)(i) above (in such order of priority);

(B) during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Collateral Manager:

(1) to the Collection Account for the purchase of additional Collateral Loans; and/or

(2) to be applied to prepay the principal of the Loans pursuant to Section 2.7; and/or

(3) to be deposited into the Future Funding Reserve Account;

(C) after the Reinvestment Period, to be applied first to the payment of principal on the Swingline Loans until repaid in full and then to the payment of principal on the Class A Loans (to be allocated to the Class A Loans according to the Principal Allocation Formula) until repaid in full;

(D) after the Reinvestment Period, to the payment of amounts referred to in clauses (G) through (J) of subsection (i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(E) after the Reinvestment Period, to the equity of the Borrower.

(b) If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause, to the extent funds are available therefor.

(c) On each Quarterly Payment Date, the Collateral Administrator (on behalf of the Borrower) shall deliver to the Administrative Agent and to DBRS (so long as DBRS is rating the Loans) a report (the “Payment Date Report”) containing the information described in Exhibit E hereto pursuant to Section 8.9 specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a), and a calculation of the Net Aggregate Exposure Amount (which shall be determined based on information provided by the Borrower to the Collateral Administrator including any Revolving Collateral Loans and Delayed Funding Loans and the unpaid purchase price of all Collateral Loans that the Borrower entered into binding commitments before the end of the Reinvestment Period to originate or purchase after the end of the Reinvestment Period). The information in each Payment Date Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Payment Date. Each Payment Date Report shall constitute instructions to the Collateral Agent to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Payment Date Report in the manner specified and in accordance with the priorities established in Section 9.1(a).

(d) In the event that the Collateral Manager obtains actual knowledge of or receives written notice that any Interest Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Interest Hedge Agreement on the payment date therefor, the Collateral Manager shall notify the Borrower which shall (or the Collateral Manager on behalf of the Borrower shall) make a demand on such Interest Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon, New York time, on the next Business Day. The Collateral Manager shall give notice to the Lenders, the Administrative Agent, DBRS, the Borrower and the Collateral Agent upon the continuing failure by such Interest Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Borrower (or the Collateral Manager on behalf of the Borrower) on such Interest Hedge Counterparty.

(e) All amounts to be paid to the Borrower under this Section 9.1 shall be paid to such account as the Borrower may designate and upon such payment will be released from the lien of this Agreement.

ARTICLE X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA

Section 10.1 Sale of Collateral Loans.

(a) Sales, Substitutions and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (v)(B) or (vi) below which shall be permitted during the continuance of an Event of Default but only so long as the Majority Lenders have provided their written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Section 10.1(c), the Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell or substitute in the manner directed by the Borrower or the Collateral Manager in writing, any Collateral Loan or other loan included in the Collateral (including, without limitation, the sale by assignment of a portion of the Borrower’s interest in any Collateral Loan or other loan); provided that (x) such sale meets the requirements of any one of clauses (i) through (x) of this Section 10.1(a) and (y) such substitution shall meet the requirements of clause (vii) of this Section 10.1(a), each of which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute such debt obligation (which shall be deemed to be a representation and certification from the Borrower or the Collateral Manager that such conditions are satisfied):

(i) Credit Risk Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Credit Risk Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof.

(ii) Credit Improved Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A) at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B) during the Reinvestment Period if the Borrower or the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan by the later of (i) 30 Business Days of the settlement date of such sale and (ii) the next succeeding Collateral Report Determination Date.

(iii) Defaulted Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Defaulted Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof.

(iv) Equity Securities. The Borrower or the Collateral Manager (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law.

(v) Discretionary Sales.

(A) So long as no Event of Default shall have occurred and be continuing, the Borrower or the Collateral Manager on behalf of the Borrower may at any time direct the Collateral Agent in writing to sell any Collateral Loan that is not covered by another provision of this Section 10.1; provided that such sale shall be permitted only so long as (x) the sale price of such Collateral Loan is at least equal to the purchase price of such Collateral Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof) or (y) if the sale price of such Collateral Loan is less than the purchase price of such Collateral Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof), the Aggregate Principal Balance of all such Collateral Loans sold during the preceding period of twelve calendar months (or, for the first twelve calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 20% of Total Capitalization, as of the first day of such twelve calendar month period (or as of the Closing Date, as the case may be); and

(B) if an Event of Default has occurred and is continuing, (x) if the Sale Proceeds from the sale of such Collateral Loan are at least equal to the Investment Criteria Adjusted Balance of such Collateral Loan or (y) during the Reinvestment Period other than during a Restricted Trading Period, if the Borrower or the Collateral Manager on behalf of the Borrower reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Collateral Loan by the later of (i) 30 Business Days of the settlement date of such sale and (ii) the next succeeding Collateral Report Determination Date.

Any written direction given by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent that subclauses (A) and (B) of this clause (v) have been satisfied.

(vi) Mandatory Sales. The Borrower or the Collateral Manager shall use its commercially reasonable efforts to effect the sale of any Collateral Loan (other than Defaulted Loans) that no longer meets the criteria described in clause (n) in the definition of “Collateral Loan,” within 18 months of the failure of such Collateral Loan to meet any such criteria (unless (1) the Rating Condition is satisfied or (2) the Borrower or the Collateral Manager determines that such sale would not be in the best interests of the Lenders).

(vii) Optional Repurchases or Substitutions by the Seller Pursuant to the Master Transfer Agreement; Limitations on Sales of Credit Risk Loans and Defaulted Loans. The Seller may optionally repurchase (or purchase, as applicable) and substitute Credit Risk Loans and Defaulted Loans pursuant to and in accordance with the Master Transfer Agreement and the Borrower shall sell and transfer Credit Risk Loans and Defaulted Loans to the Seller in connection therewith at any time during or after the Reinvestment Period; provided that, as certified to the Collateral Agent and the Administrative Agent by an Authorized Officer of the Collateral Manager, (i)(a) the sum of the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are Seller Collateral Loans and which are optionally repurchased or substituted by the Seller pursuant to the Master Transfer Agreement and the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are Seller Collateral Loans which are sold to the Seller pursuant to Section 10.1(a)(viii) may not exceed an amount equal to 15% of the Net Purchased Collateral Loan Balance as of such date of repurchase or substitution and (b) the sum of the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are not Seller Collateral Loans which are optionally purchased or substituted by the Seller pursuant to the Master Transfer Agreement and the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are not Seller Collateral Loans which are sold to the Seller pursuant to Section 10.1(a)(viii) may not exceed an amount equal to 15% of the Net Purchased Non-Seller Collateral Loan Balance as of such date of purchase or substitution, (ii) such substituted loan meets the definition of “Collateral Loan”, (iii) the outstanding Aggregate Principal Balance of such substituted loan is greater than or equal to that of the replaced Credit Risk Loan or Defaulted Loan, (iv) such optional repurchase or substitution will not cause a Default or an Event of Default, (v) each Coverage Test shall be satisfied after giving effect to such repurchase or substitution, (vi) each Collateral Quality Test is satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution, (vii) such substituted loan either exceeds or maintains the lien priority of the replaced Credit Risk Loan or Defaulted Loan, (viii) the Eligibility Criteria are satisfied after giving effect to such substitution and (ix) with respect to any such purchase or repurchase of a Credit Risk Loan or Defaulted Loan, the sale price thereof shall be at least equal to the highest of (a) the highest actionable bid obtained from at least two unaffiliated loan market participants for such Credit Risk Loan or Defaulted Loan, (b) the Principal Balance of such Credit Risk Loan or Defaulted Loan multiplied by the applicable DBRS Recovery Rate for such Credit Risk Loan or Defaulted Loan and (c) the Market Value of such Credit Risk Loan or Defaulted Loan (provided that Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof). The limitations set forth in subclauses (i) through (ix) above are referred to herein as the “Repurchase and Substitution Limits”.

(viii) Sales of Collateral Loans to Affiliates. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, one or more Collateral Loans may be sold from time to time by the Borrower, or the Collateral Manager on the Borrower’s behalf, to the Collateral Manager or an Affiliate thereof or to any account or fund for which the Collateral Manager or an Affiliate thereof acts as investment adviser only if (A) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (B) the transactions are effected in accordance with all Applicable Laws and (C)(i) if such sale is a sale of a Credit Risk Loan or a Defaulted Loan, the sale price is equal to the highest of (x) the highest actionable bid obtained from at least two unaffiliated loan market participants for such Credit Risk Loan or Defaulted Loan, (y) the Principal Balance of such Credit Risk Loan or Defaulted Loan multiplied by the applicable DBRS Recovery Rate for such Credit Risk Loan or Defaulted Loan and (z) the Market Value of such Credit Risk Loan or Defaulted Loan (provided that Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof) and (ii) if such sale is a sale of any other Collateral Loan, the sale price is equal to the higher of (x) an amount not less than the original purchase price paid by the Borrower with respect to such Collateral Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof) and (y) the Market Value with respect to such Collateral Loan.

(ix) Sales of Excess Concentration Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell (A) any Excess Concentration Loan (other than a CCC Excess Collateral Loan) at any time during or after the Reinvestment Period if each Concentration Limitation is satisfied immediately after giving effect to such sale and (B) any CCC Excess Collateral Loan at any time during or after the Reinvestment Period.

(x) Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Collateral Manager on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Obligations (other than any unasserted contingent Obligations), the termination of all of the Commitments and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(a)(x) are sufficient to pay in full all of the Obligations (other than any unasserted contingent Obligations) and any other amounts required to be paid pursuant to the Priority of Payments; provided that such certification shall be deemed given upon delivery by the Borrower or the Collateral Manager of a trade ticket or other direction to sell, assign or transfer all or any portion of the Collateral as provided hereunder. For the avoidance of doubt, the Borrower, or the Collateral Manager on behalf of the Borrower, may only direct such sales, assignments or transfers contemplated by this Section 10.1(a)(x) if no Event of Default has occurred and is continuing at such time.

(b) Participations.

(i) During the Reinvestment Period, the Borrower may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Borrower in writing, a Participation Interest in any Collateral Loan that is a term loan (other than a Delayed Funding Loan).

(ii) For the avoidance of doubt, the Borrower may not sell a Participation Interest in a Revolving Collateral Loan or a Delayed Funding Loan.

(c) Rules Generally Applicable to Sales of Collateral Loans.

(i) All sales of Collateral Loans or any portion thereof (including Participation Interests) pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder.

(ii) Anything herein to the contrary notwithstanding, both prior to and after an Event of Default, the Borrower shall cause any sale or liquidation of any Collateral Loan or other property or assets to be conducted on an arm’s length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate.

Section 10.2 Eligibility Criteria. On and after the date of the first Borrowing, a debt obligation will be eligible for purchase or origination (including in connection with a substitution pursuant to Section 10.1(a)(vii)) by the Borrower and inclusion in the Collateral only if as evidenced by an officer’s certificate (which officer’s certificate shall be deemed given upon delivery of a trade ticket or other direction to purchase or originate such debt obligation) of an Authorized Officer of the Borrower delivered to the Collateral Agent, the Eligibility Criteria are satisfied at the time such debt obligation is purchased or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation.

Section 10.3 Conditions Applicable to all Sale and Purchase Transactions. Any transaction effected under this Article X or in connection with the acquisition, disposition or substitution of any asset shall be conducted on an arm’s-length basis.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 Basis for Determining Interest Rate Inadequate or Unfair.

In the case of SOFR Loans, if on or prior to the first day of any Interest Period:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or

(ii) the Majority Lenders advise the Administrative Agent that they have determined, in their commercially reasonable judgment, that Term SOFR will not adequately and fairly reflect the cost to such Lenders of funding or maintaining their SOFR Loans for such Interest Period, in each case the Administrative Agent shall forthwith give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, DBRS, the Collateral Agent, the Collateral Administrator and the Lenders, whereupon until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligations (if any) of the Lenders to make SOFR Loans (if any) shall be suspended and the Lenders shall instead fund Base Rate Loans.

Section 11.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its SOFR Loans (if any) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof (in writing or by telephone confirmed in writing) to the Lenders, the Collateral Agent, DBRS and the Borrower, whereupon until such Lender notifies the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Loans (if any) shall be suspended (provided that such Lender shall instead fund Base Rate Loans). Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain SOFR Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Administrative Agent and upon receipt of such notice, the obligations of such Lender to make or continue SOFR Loans shall be reinstated.

Section 11.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) any other condition affecting its SOFR Loans, its Notes evidencing SOFR Loans, or its obligation to make SOFR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto (other than any increased costs on account of (x) Indemnified Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (z) Connection Income Taxes) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amounts shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(c) Each Lender will promptly notify the Borrower, the Collateral Agent, DBRS and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request for compensation and shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Lender should, in the exercise of reasonable care, have knowledge of the event giving rise to such increased costs or reductions; provided that if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything to the contrary contained herein, (i) no Lender shall demand compensation for any increased cost, reduction or capital referred to above in Section 11.3(a) or (b) if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers and (ii) all requests, rules, guidelines, requirements and directives promulgated (x) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions and (y) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented.

(e) If the Borrower is required to pay additional amounts to any Lender under this Section 11.3, then, in accordance with Section 11.5, the Borrower may, at its own expense and in its sole discretion, require such Lender to transfer or assign, in whole, without recourse all of its interests, rights and obligations under this Agreement and the Notes to an assignee (it being understood that such Lender shall have no obligation to search for, seek, designate or otherwise try to find, such assignee) which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment).

(f) Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes pursuant to Section 11.4, the provisions of Section 11.4 shall control.

(g) For the avoidance of doubt, the Borrower shall not be obligated to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 11.3 to the extent any such additional amounts are attributable to a failure by a Lender to comply with its obligations under the Securitisation Regulations.

Section 11.4 Taxes.

(a) Except as required by applicable law, any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear, of and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the Borrower shall make such deductions or withholdings, (ii) the Borrower shall pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, (iii) if such Tax is an Indemnified Tax, the sum payable by the Borrower to such Lender or the Administrative Agent (as the case may be) shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 11.4(a)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings of Indemnified Tax been made and (iv) the Borrower shall furnish to the Administrative Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to such Lender or the Administrative Agent.

(b) The Borrower agrees to timely pay to the relevant governmental authority in accordance with applicable law any Other Taxes.

(c) (i) The Borrower agrees to indemnify each Lender and the Agents for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.4) paid or payable by such Lender or the Agents (as the case may be) and any liability (including reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed. This indemnification shall be made within 15 days from the date such Lender or the Agents (as the case may be) makes demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Indemnified Taxes.

(ii) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but only to the extent such Taxes are Excluded Taxes) attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor accompanied by evidence reasonably satisfactory to the relevant Lender establishing liability for such Excluded Taxes.

(d) (i) Each Lender that is a U.S. Person, on or prior to the date on which it becomes a Lender and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower or such Agent with two copies of duly executed IRS Form W-9 (or any successor form prescribed by the IRS) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a U.S. Person, on or prior to the date on which it becomes a Lender and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower or such Agent with two copies of duly executed IRS Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the IRS (together with appropriate attachments), either (w) certifying that such Lender is entitled to benefits under an applicable income tax treaty to which the United States is a party which eliminates, or reduces the rate of U.S. federal withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business within the United States, (y) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, accompanied by a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower (or its sole beneficial owner for U.S. federal income tax purposes) within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower (or its sole beneficial owner for U.S. federal income tax purposes) described in section 881(c)(3)(C) of the Code or (z) in the case of a Lender providing a Form W-8IMY (or any successor form prescribed by the IRS), certifying that such Lender is not the beneficial owner of payments hereunder and providing such information and forms as required by applicable law to establish the rate of U.S. withholding tax (if any) with respect to such payments. In addition to the foregoing requirements of this Section 11.4(d)(i), each Lender shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals or copies of any other form prescribed by applicable law as a basis for claiming an exemption from or a reduction in U.S. federal withholding tax, duly completed, together with any required supplementary information (but only so long as such Lender remains lawfully able to do so).

(ii) Each Lender or the Administrative Agent, as applicable, shall deliver to the Borrower (with a copy to the Administrative Agent, if applicable) documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such applicable reporting requirements and whether withholding is required under FATCA. For purposes of this Section 11.4(d)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender hereby agrees that if any form or certification such Lender previously delivered pursuant to this Section 11.4(d) expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, in each case promptly after such form or certification so expires or becomes obsolete.

(e) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender will (at the request of the Borrower) use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified under this Section 11.4, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Lender is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (f), in no event will a Lender be required to pay an amount to the Borrower pursuant to this clause (f) the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Notwithstanding anything to contrary contained in this Section 11.4, all payments made to a Lender pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(h) Each party’s obligations under this Section 11.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5 Replacement of Lenders; Downgraded Lenders; Defaulting Lenders.

(a) (x) If and for so long as any Lender is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3 or (4) unable to make Loans under Section 11.2, (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4 and such Lender has declined or is unable to change the jurisdiction of its Applicable Lending Office in accordance with Section 11.4(e) or (z) if and for so long as the obligations of any Lender under this Agreement are the subject of a Bail-In Action, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and DBRS, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Notes to a financial institution that is (I) a Permitted Purchaser and (with respect to the Revolving Loans) an Approved Lender (and is not otherwise a Defaulting Lender), (II) eligible to purchase the replaced Lender’s Loans under the terms hereof, (III) not prohibited by any applicable law from making such purchase and (IV) not the subject of a Bail-In Action with respect to its obligations hereunder (such purchaser, an “Approved Purchaser”), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i) such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Section 2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter;

(iii) such assignment or delegation does not conflict with any applicable law; and

(iv) in the case of an assignment of Swingline Loans, Class A-R Loans and/or Class A-T Loans, such Approved Purchaser shall deliver to the Borrower a notice of whether such Lender will be a CP Lender and, if so, the basis of the interest payable to such Approved Purchaser.

(b) If and for so long as any Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i) in the case of a Downgraded Lender, it holds any portion of the Commitments that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its Undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(d), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii) in the case of a Defaulting Lender, (x) the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that a Defaulting Lender’s vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (y) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c) Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d) Each of the Administrative Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e) Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender or Downgraded Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

(f) Notwithstanding anything to the contrary contained herein but subject to the Write-Down and Conversion Powers of any EEA Resolution Authority, the provisions of this Agreement relating to Downgraded Lenders (including Sections 8.3(d) and 11.5) shall continue to apply after the occurrence of a Bail-In Action, including that any amounts previously deposited in any Lender Collateral Subaccount will remain available in such Lender Collateral Subaccount following the occurrence of a Bail-In Action for the purposes set forth in this Agreement.

Section 11.6 Resignation and Removal of the Swingline Lender. The Swingline Lender may resign as the Swingline Lender hereunder upon 30 days prior written notice to the Administrative Agent, the Lenders, the Borrower and DBRS. The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender (provided that no consent will be required if the replaced Swingline Lender has no Swingline Loans outstanding) and the successor Swingline Lender; provided that such successor Swingline Lender is an Approved Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement or resignation shall become effective, (i) the Borrower shall prepay any outstanding Swingline Loans made by the resigning or removed Swingline Lender, (ii) upon such prepayment, the resigning or removed

Swingline Lender shall surrender any Note held by it evidencing its Swingline Loans to the successor Administrative Agent for cancellation and (iii) the Borrower shall, if so requested by the successor Swingline Lender, promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. From and after the effective date of any such replacement or resignation, (x) any successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, at its address, facsimile number and/or email address set forth on the signature pages hereof, (x)(1) in the case of any initial Lender, at its address, facsimile number and/or email address set forth on the signature pages hereof and (2) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein), (y) in the case of DBRS, at its address, facsimile number and/or email address set forth on Schedule G (provided that all notices to DBRS shall be sent by email, whether or not also sent by physical address and/or facsimile) or (z) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to the Collateral Agent an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2 No Waivers. No failure or delay by either Agent or any Lender or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agents and the Securities Intermediary, including, without limitation, reasonable and documented fees and disbursements of counsel, agents and experts in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of counsel, agents and experts for each Agent, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. For the sake of clarity, this Section 12.3(a) shall not impose any payment obligation on the Borrower with respect to Taxes, which obligation shall be addressed solely by Section 11.4.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of counsel, agents and experts for each Agent, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) the grant to the Collateral Agent and the Lenders of any Lien, on the Collateral, (iii) the exercise by the Administrative Agent, the Collateral Agent or the Lenders of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral, (vi) any enforcement by an Indemnitee of this Agreement, including the indemnity obligations herein or (vii) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. The Borrower’s obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations and removal or resignation of any Agent. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to Taxes, which obligation shall be addressed solely by Section 11.4, other than Taxes that represent losses, liabilities, damages, expenses or costs arising from non-Tax claims. If the Borrower has made any indemnity payment pursuant to this Section 12.3 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such amounts net of the recipient’s expenses in collecting such payments and only to the extent that the recipient remains fully indemnified after giving effect to such repayment to the Borrower.

Section 12.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loan of its Class held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans of its Class held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans of its Class held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held of such Class by the Lenders shall be shared by the Lenders of its Class pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4, a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5 Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Administrative Agent, the Collateral Agent and/or the Swingline Lender are affected thereby, by the Administrative Agent, the Collateral Agent and/or the Swingline Lender, as the case may be); provided that:

(i) no such amendment or waiver shall, unless signed by all the Lenders, (1) extend the Stated Maturity; (2) increase or decrease the Commitment, the Class A-R Commitment or the Class A-T Commitment of any Lender or subject any Lender to any additional obligation; (3) change any Percentage Share applicable to any Lender or the aggregate unpaid principal amount of the Loans, the sharing of indemnities payable under Section 7.6, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 2.7, Section 2.8, Section 2.12, Section 6.4, Section 7.6, Section 9.1, Section 10.1(c)(ii), Section 11.3 or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(ii) no such amendment or waiver shall, unless signed by all Lenders, change the date fixed for any payment of principal of or interest on any Loan or any fees or other amounts hereunder or for any reduction or termination of any Commitment of such Class or Classes;

(iii) no such amendment or waiver shall, unless signed by each Lender affected thereby, change the principal of or rate of interest on any Loan held by any Lender or any fees, increased costs or indemnities payable for the account of any Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Post-Default Rate, which may be rescinded by the Majority Lenders;

(iv) no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender; and

(v) no such amendment or waiver shall, unless signed by all Affected Lenders and the Retention Provider, amend provisions relating to the Securitisation Regulations or the rights and obligations of the Retention Provider.

(b) In connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5, either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower’s reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender, then the Borrower shall, not later than ten Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), if any Lender notifies the Borrower prior to execution of such proposed amendment or waiver that, based on its reasonable determination, such proposed amendment or waiver could adversely affect the interests of any Lender, such proposed amendment or waiver will not be effective without the satisfaction of the Rating Condition; provided, further that no amendment (including, for the avoidance of doubt, any amendment to the Fee Letter Agreement) shall increase the Commitment of any Lender or increase the Applicable Margin without satisfaction of the Rating Condition.

(c) [Reserved]

(d) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, the Administrative Agent, the Collateral Agent and DBRS.

Section 12.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b) (i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans; provided that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is both (x) a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (y) a Permitted Purchaser. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii) In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all Participants in the Commitments or Loans held by it and the principal amount of (and stated interest on) the portion of the Commitments or Loans which is the subject of the participation (the “Participant Register”). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i) Any Lender may at any time assign to one or more banks, CP Conduits or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Borrower, the Administrative Agent and the Swingline Lender, which consent in each case shall not be unreasonably withheld; provided that (1) such assignment is in an amount which is at least $1,000,000 or a multiple of $250,000 in excess thereof (or the remainder of such Lender’s Loans or Commitments); and (2) no such consent shall be required in the case of an assignment that is made (A) during the continuance of an Event of Default; (B) in the case of the Swingline Loans (x) on and after the Swingline Facility End Date and (y) prior to the Swingline Facility End Date if such Assignee is an Approved Lender (without giving effect to either proviso in the definition of “Approved Lender”); (C) in the case of the Class A-R Loans, (x) after the end of the Class A-R Commitment Period and (y) prior to the end of the Class A-R Commitment Period if such

Assignee is an Approved Lender (without giving effect to either proviso in the definition of “Approved Lender”); (D) in the case of the Class A-T Loans, after the Closing Date; or (E) by Natixis, any Affiliate of Natixis or any other CP Lender for which Natixis or an Affiliate is the Conduit Support Provider for a CP Lender, to Natixis, any Affiliate of Natixis or a CP Conduit for which Natixis or an Affiliate is the Conduit Support Provider for a CP Lender.

(ii) Upon execution, recordation in the Register and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). Each Assignee shall deliver to the Borrower and the Administrative Agent the relevant form or certification in accordance with Section 11.4(d), an Administrative Questionnaire and any relevant KYC documentation.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2, 11.3(e) or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances, the circumstances giving rise to such greater payment did not exist at the time of the transfer or such entitlement to receive a greater payment results from a change in law that occurs after the Assignee, Participant or other transferee acquired the applicable interest. The Borrower agrees that each Participant shall be entitled to the benefits of Section 11.4 (subject to the requirements and limitations therein, including the requirements under Section 11.4(d) (it being understood that the documentation required under Section 11.4(d) shall be delivered to the participating Lender)).

(f) The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and shall establish and maintain a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of (and stated interest on) the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive evidence (absent manifest error) of the accuracy thereof, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Note shall be returned to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. The Administrative Agent shall provide to the Collateral Agent from time to time at the request of the Collateral Agent information related to the Lenders and Commitments.

(g) Notwithstanding anything herein to the contrary, any Lender may at any time assign to another Lender all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such assignee Lender shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such assignee Lender and such transferor Lender, without consent of any other party hereto so long as, with respect to the Revolving Loans), such assignee Lender is an Approved Lender.

Section 12.7 Collateral; QP Status. Each of the Lenders represents to the Administrative Agent, the Collateral Agent, each of the other Lenders and the Borrower that (i) it (and each account for which it is acquiring a Loan or a Commitment) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (ii) it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.10) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement. For the avoidance of doubt, the parties hereunder intend that the advances made pursuant to this Agreement constitute loans and not securities. Notwithstanding the foregoing, each of the Lenders represents to the Administrative Agent, each of the other Lenders and the Borrower that it is either (A) an institutional “accredited investor” as defined in paragraphs (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or (B) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (any persons satisfying such criteria, a “Permitted Purchaser”).

Section 12.8 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York sitting in the Borough of Manhattan or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto. Each party hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.9 Marshalling; Recapture. Neither the Administrative Agent, the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto. Counterparts may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Agents) and any counterpart so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. The parties agree that this Agreement may be electronically signed and that such electronic signatures appearing on this Agreement are the same as handwritten signatures for purposes of validity, enforceability and admissibility.

Section 12.11 Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE COLLATERAL ADMINISTRATOR, THE SECURITIES INTERMEDIARY AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.6 and the making and repayment of the Loans hereunder.

Section 12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14 Limitation of Liability. No claim may be made by the Borrower, the Collateral Manager or any other Person against the Administrative Agent, the Collateral Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15 Recourse; Non-Petition.

(a) All obligations, covenants and agreements of Borrower contained in or evidenced by this Agreement, the Notes and any Loan Document shall be fully recourse to the Borrower and each and every asset of Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement or any Note or any Loan Document shall be had against any officer, director, general partner, limited liability company manager, limited partner, member, agent or employee (solely by virtue of such capacity) of the Borrower (a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for payment of the Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender and the Agents).

(b) Each Lender and each Agent hereby agrees that it will not institute against the Borrower any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding-up or liquidation of the Borrower or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all of the assets of the Borrower prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect) after the payment in full of all Obligations and any securities issued by the Borrower that refinance any of the Obligations. In the event that, notwithstanding the provisions of this Agreement and the other Loan Documents relating to “non-petition” of the Borrower, the Borrower becomes a debtor in a bankruptcy case by the involuntary petition of any other Person, the Borrower hereby covenants to contest any such petition to the fullest extent permitted by law. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16 Confidentiality.

(a) Each of the Lenders and the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower, the Collateral Loans, any Obligor, the Retention Provider or the Collateral Manager and obtained pursuant to or in connection with this Agreement or any other Loan Document; provided that the Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Lenders’ and Agents’ counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement); (ii) to officers, directors, employees, examiners, agents and partners of each Lender and its Affiliates and the Agents and their Affiliates who need to know such information in accordance with customary practices for Lenders of such type (who are, in each case, subject to this confidentiality agreement and the applicable Lender or Agent shall be responsible for any breach by such Person of these confidentiality provisions); (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority (including competent authorities (as defined under the Securitisation Regulation) or as required by applicable law or in connection with enforcement of this Agreement or any other Loan Document; (iv) to any entity participating or considering participating in any credit made under this Agreement, (provided, the Lenders and Agents shall require that any such entity agree in writing to be subject to this Section 12.16; however, Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16); (v) as required by law or legal process, GAAP or applicable regulation; (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives such information agrees in writing to be subject to this Section 12.16; (vii) to any Rating Agency then rating the Loans or any Conduit Rating Agency; (viii) to the National Association of Insurance Commissioners or any similar organization or other entity that regulates or oversees any Lender, or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio; or (ix) to any Program Manager, Conduit Support Provider or administrator of a CP Lender or Affiliate thereof who needs to know such information (provided that each such Person referred to in this clause (ix) agrees to be bound by the terms of this confidentiality agreement). In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, any Lender or any subsequent party that agrees to be bound hereto which shall breach the confidentiality provisions of this Section 12.16. Any Person that proposes to disclose any information pursuant to subclauses (iii) or (v) of this Section 12.16(a) shall, to the extent practical, (1) provide the Borrower and the Collateral Manager with prompt written notice of such proposed disclosure, (2) reasonably cooperate with the Borrower or the Collateral Manager so that such Person may obtain a protective order or other appropriate remedy with respect to the information to be disclosed or otherwise obtain satisfactory assurances that such information will be treated as confidential and proprietary and (3) disclose only that information that is, in the opinion of counsel to such Person, legally required to be disclosed. The foregoing clauses (1) through (3) shall not apply to any Agent to the extent that a disclosure is made by such Agent to any bank examiner, regulatory or self-regulatory authority in the course of such examiner’s or authority’s routine examination or inspection of such Agent’s business or operations which does not specifically target the information to be disclosed.

(b) Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(c) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager or its funding agent, as applicable) may post to a secured password-protected internet website maintained by such CP Lender (or its Program Manager or its funding agent, as applicable) and required by any Conduit Rating Agency in connection with Rule 17g-5 of the Exchange Act, the following information: (i) its Liquidity Facility or Credit Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Closing Date), and (iv) such other information as may be requested by such rating agency.

Section 12.17 Special Provisions Applicable to CP Lenders

(a) Each of the parties hereto (each, a “Restricted Person”) hereby covenants and agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The obligations under this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Provided that a Restricted Person has complied with Section 12.17(a), nothing in clause (a) above shall limit the right of such Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c) Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and, in the case of obligations of any CP Lender other than Commercial Paper Notes, shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes and other short-term funding backing its Commercial Paper Notes. The provisions of this Section 12.17(c) shall survive the termination of this Agreement.

(d) No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement.

(e) Each CP Lender may act hereunder by and through its Program Manager, its administrator or its funding agent, as applicable.

(f) Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement.

(g) Notwithstanding anything to the contrary herein, each CP Lender may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable.

(h) No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender’s obligations under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender’s right hereunder notwithstanding anything to the contrary in this Agreement.

Section 12.18 Direction of Collateral Agent. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent’s, Collateral Administrator’s and Securities Intermediary’s execution and delivery of this Agreement, and acknowledges and agrees that the Collateral Agent, Collateral Administrator and Securities Intermediary shall be fully protected in relying upon the foregoing consent and direction and hereby releases each of the Collateral Agent, Collateral Administrator, Securities Intermediary and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent, Collateral Administrator or Securities Intermediary.

Section 12.19 Borrowings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Section 12.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties to any Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, other than an Excluded Liability, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability including, without limitation, a reduction in any accrued or unpaid interest in respect of such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of any Loan Document to give effect to the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.21 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Interest Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in Section 12.21(a), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.22 Patriot Act. Each Lender that is subject to the requirements of the PATRIOT Act notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 12.23 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

ARTICLE XIII

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT AND MASTER TRANSFER AGREEMENT

Section 13.1 Assignment of Collateral Management Agreement and Master Transfer Agreement.

(a) The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower’s estate, right, title and interest in, to and under the Collateral Management Agreement and the Master Transfer Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Collateral Manager under the Collateral Management Agreement or the Seller under the Master Transfer Agreement, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies).

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement, the Master Transfer Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in the Collateral Management Agreement, the Master Transfer Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement, the Master Transfer Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that it has not executed any other assignment of the Collateral Management Agreement or the Master Transfer Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement and, as applicable, the applicable Seller in the Master Transfer Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii) The Collateral Manager shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties, and the Seller shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Master Transfer Agreement to the Collateral Agent for the benefit of the Secured Parties, in each case subject to the proviso in Section 13.1(a).

(iii) The Collateral Manager shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Borrower pursuant to the Collateral Management Agreement and the Seller shall deliver to the Agents copies of all notices, statements communications and instruments delivered or required to be delivered by the Seller to the Borrower pursuant to the Master Transfer Agreement.

(iv) Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof, and neither the Borrower nor the Seller will enter into any agreement amending, modifying or terminating the Master Transfer Agreement without complying with the applicable terms thereof.

(v) Except as otherwise set forth herein and therein (including pursuant to Sections 12 and 13 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management

Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Collateral Manager under the Collateral Management Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager or any of its Affiliates or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi) Except with respect to transactions contemplated by the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Collateral Manager will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

[Remainder intentionally left blank | signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ABPCIC FUNDING IV, LLC, as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Vice President

Address for notices:

AB Private Credit Investors LLC 1345 Avenue of the Americas New York, New York 10105

With a copy to the Collateral Manager

[Signature Page to Credit Agreement]

Agents:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Abhishek Shukla
Name:	Abhishek Shukla
Title:	Executive Director

By:	/s/ Chris Gilbert
Name:	Chris Gilbert
Title:	Managing Director

Address for notices:

Natixis, New York Branch

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: (212) 891-6176

Email: adminagency@natixis.com,

Yazmin.vasconez@natixis.com and

scsgnotices@natixis.com

[Signature Page to Credit Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator

By:	/s/ Scott D. DeRoss

Name: Scott D. DeRoss

Title: Senior Vice President

Address for notices:

U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Adminstrator

Global Corporate Trust

214 North Tryon Street

Charlotte, NC 28202-1078

Reference: ABPCIC Funding IV, LLC

Email: Christopher.Consomer@usbank.com

U.S. BANK NATIONAL ASSOCIATION, as Securities Intermediary

By:	/s/ Scott D. DeRoss

Name: Scott D. DeRoss

Title: Senior Vice President

Address for notices:

U.S. Bank National Association, as Securities Intermediary

Global Corporate Trust

214 North Tryon Street

Charlotte, NC 28202-1078

Reference: ABPCIC Funding IV, LLC

Email: Christopher.Consomer@usbank.com

[Signature Page to Credit Agreement]

Natixis, New York Branch, as Class A-R Lender CLASS A-R COMMITMENT AMOUNT: $175,000,000 PERCENTAGE SHARE: 100%

By:	/s/ Abhishek Shukla
Name: Abhishek Shukla Title: Executive Director

By:	/s/ Chris Gilbert

Name: Chris Gilbert

Title: Managing Director

Address for notices:

Natixis, New York Branch

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: (212) 891-6176

Email: adminagency@natixis.com, Yazmin.vasconez@natixis.com and scsgnotices@natixis.com

[Signature Page to Credit Agreement]

Natixis, New York Branch, as Swingline Lender

By:	/s/ Abhishek Shukla
Name:	Abhishek Shukla
Title:	Executive Director

By:	/s/ Chris Gilbert
Name:	Chris Gilbert
Title:	Managing Director

Address for notices:

Natixis, New York Branch

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: (212) 891-6176

Email: adminagency@natixis.com, Yazmin.vasconez@natixis.com and scsgnotices@natixis.com

[Signature Page to Credit Agreement]

Natixis, New York Branch, as Class A-T Lender CLASS A-T COMMITMENT AMOUNT: $25,000,000 PERCENTAGE SHARE: 100%

By:	/s/ Abhishek Shukla
Name: Abhishek Shukla
Title: Executive Director

By:	/s/ Chris Gilbert
Name: Chris Gilbert
Title: Managing Director

Address for notices:

Natixis, New York Branch

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: (212) 891-6176

Email: adminagency@natixis.com, Yazmin.vasconez@natixis.com and scsgnotices@natixis.com

[Signature Page to Credit Agreement]

SCHEDULE A

Approved Appraisal Firms

1.	Houlihan Lokey, Inc.

2.	Duff & Phelps LLC

3.	Howard & Zukin Capital, Inc.

4.	Murray, Devine and Company

5.	Lincoln Advisors

6.	Valuation Research Corporation

SCHEDULE B

DBRS Industry Classifications

Name

1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	Brokers, Dealers & Investment houses
7	Building & Development
8	Business equipment & services
9	Cable & satellite television
10	Chemicals & plastics
11	Clothing/textiles
12	Conglomerates
13	Containers & glass products
14	Cosmetics/toiletries
15	Drugs
16	Ecological services & equipment
17	Electronics/electrical
18	Equipment leasing
19	Farming/agriculture
20	Financial intermediaries
21	Food/drug retailers
22	Food products
23	Food service
24	Forest products
25	Health care
26	Home furnishings
27	Lodging & casinos
28	Industrial equipment
29	Insurance
30	Leisure goods/activities/movies
31	Nonferrous metals/minerals
32	Oil & gas
33	Publishing
34	Rail industries
35	Retailers (except food & drug)
36	Steel
37	Surface transport
38	Telecommunications
39	Utilities
40	Miscs
41	Sovereign

SCHEDULE C

DBRS Risk Scores

The “DBRS Risk Score” relating to any Collateral Loan at any time is the percentage set forth in the table below opposite the DBRS Long Term Rating of such Collateral Loan at such time:

DBRS Long Term Rating	DBRS Risk Score
AAA	0.0987
AA (high)	0.1539
AA	0.2091
AA (low)	0.2994
A (high)	0.4801
A	0.5704
A (low)	0.9643
BBB (high)	1.7521
BBB	2.1460
BBB (low)	2.9528
BB (high)	6.9863
BB	8.5997
BB (low)	11.9572
B (high)	17.3292
B	22.0296
B (low)	31.8670
CCC (high)	48.2625
CCC	54.8208
CCC (low)	77.4104
CC, C or D	100.0000

If any Collateral Loan does not have a DBRS Long Term Rating, the DBRS Risk Score for such Collateral Loan will be determined as provided below:

(a) If a Credit Estimate has been obtained and has not expired, the DBRS Risk Score will be as set forth in the Credit Estimate.

(b) If a Credit Estimate has not been obtained:

(i) the DBRS Risk Score shall be the higher of the Row Weighted Average Risk Score and 38.0000 for the first 90 days from the acquisition of such Collateral Loan; and

(ii) after 90 days from the acquisition of such Collateral Loan, unless such Collateral Loan has received a Credit Estimate, the DBRS Risk Score shall be 77.4104.

(c) If a Credit Estimate has previously been obtained but has expired:

(i) the DBRS Risk Score shall remain the same for the first 30 days past the expiration;

(ii) if a new Credit Estimate has not been obtained within 30 days, the DBRS Risk Score shall be the higher of the DBRS Risk Score set forth in the expired Credit Estimate, and 48.2625; and

(iii) if a new Credit Estimate has not been obtained within 90 days, the DBRS Risk Score shall be 77.4104; and

(d) If such Collateral Loan is a Defaulted Loan, the DBRS Risk Score shall be 100.0000%.

SCHEDULE D

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Loan, and is equal to the Aggregate Maximum Principal Balance of all the Collateral Loans issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each DBRS industry classification group, shown on Schedule B, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each DBRS industry classification group, shown on Schedule B, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each DBRS industry classification group shown on Schedule B.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer except as otherwise agreed to by DBRS.

SCHEDULE E

DBRS Rating Procedure

The “DBRS Rating” for an Obligor, Lender, Selling Institution or other Person (collectively referred to as the “Obligor” for purposes of this Schedule) means the DBRS Long Term Rating for such Obligor determined in accordance with Part A of this Schedule or the DBRS Short Term Rating for such Obligor determined in accordance with Part B of this Schedule, in each case as the context requires.

Part A: Long Term Ratings

The “DBRS Long Term Rating” for an Obligor will, on any date, be the rating of such Obligor determined as provided below:

(1)	if there is a DBRS public long term rating of such Obligor at such date, such DBRS public long term rating;

(2)

if a DBRS Long Term Rating for such Obligor cannot be determined under clause (1) above, but a Moody’s Rating, S&P Rating and Fitch Rating (each, a “public long term rating”) are all available at such date, the DBRS Long Term Rating will be the DBRS Equivalent of such public long term rating remaining after disregarding the highest and lowest such public long term ratings from such Rating Agencies. For this purpose, if more than one public long term rating has the same highest DBRS Equivalent or the same lowest DBRS Equivalent, then in each case one of such public long term ratings shall be so disregarded;

(3)

if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (2) above, but public long term ratings of such Obligor by any two of Moody’s, Fitch and S&P are available at such date, the DBRS Equivalent of the lower such public long term rating; and

(4)

if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (3) above, but a public long term rating of such Obligor by only one of Moody’s, Fitch or S&P is available at such date, the DBRS Equivalent of such available public long term rating;

provided that, for purposes of calculating the DBRS Long Term Rating, each applicable rating that is under review by DBRS with negative implication at the time of calculation will be treated as having been downgraded by one rating subcategory.

If at any time a DBRS Long Term Rating for an Obligor cannot be determined under clauses (1) through (4) above, then such Obligor will be deemed not to have a DBRS Long Term Rating at such time.

Part B: Short Term Ratings

The “DBRS Short Term Rating” for a Lender, Selling Institution or other Person (collectively referred to as the “Obligor” for purposes of this definition) will, on any date, be the rating of such Obligor determined as provided below:

(1)	if there is a DBRS public short term rating of such Obligor at such date, such DBRS public short term rating;

(2)	if a DBRS Short Term Rating for such Obligor cannot be determined under clause (1) above, but public short term ratings of such Obligor by each of Moody’s, Fitch and S&P are all available at such date, the DBRS Short Term Rating will be the DBRS Equivalent of the public short term rating remaining after disregarding the highest and lowest public short term ratings from such Rating Agencies. For this purpose, if more than one public short term rating has the same highest DBRS Equivalent or the same lowest DBRS Equivalent, then in each case one of such public short term ratings shall be so disregarded;

(3)

if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (2) above, but public short term ratings of such Obligor by any two of Moody’s, Fitch and S&P are available at such date, the DBRS Equivalent of the lower such short term rating;

(4)

if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (3) above, but a public short term rating of such Obligor by only one of Moody’s, Fitch or S&P is available at such date, the DBRS Equivalent of such available short term rating; and

(5)

if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (4) above, then for purposes of this Agreement there shall be no DBRS Short Term Rating for such Obligor as at such date.

Part C: Other Definitions

The “DBRS Equivalent” of any rating by Moody’s, Fitch or S&P will be the rating set forth below under the heading “DBRS Rating” opposite the applicable rating by Moody’s, Fitch or S&P:

Long Term Rating Equivalents

DBRS Rating	Moody’s	S&P	Fitch
AAA	Aaa	AAA	AAA
AA (high)	Aa1	AA+	AA+
AA	Aa2	AA	AA
AA (low)	Aa3	AA-	AA-
A (high)	A1	A+	A+
A	A2	A	A
A (low)	A3	A-	A-
BBB (high)	Baa1	BBB+	BBB+
BBB	Baa2	BBB	BBB
BBB (low)	Baa3	BBB-	BBB-
BB (high)	Ba1	BB+	BB+
BB	Ba2	BB	BB
BB (low)	Ba3	BB-	BB-
B (high)	B1	B+	B+
B	B2	B	B
B (low)	B3	B-	B-
CCC (high)	Caa1	CCC+	CCC+
CCC	Caa2	CCC	CCC
CCC (low)	Caa3	CCC-	CCC-
CC	Ca	CC	CC
D	D, LD	D, SD	D, RD

Short Term Rating Equivalents

DBRS Rating	Moody’s	S&P	Fitch
R-1 (high)		A-1+	F1+
R-1 (middle)	P-1	A-1	F1
R-1 (low)
R-2 (high)
R-2 (middle)	P-2	A-2	F2
R-2 (low)
R-3 (high)
R-3 (middle)	P-3	A-3	F3
R-3 (low)
—		B	B
—		C	C
D	NP	D	D

“Fitch Rating” means, for any Obligor at any time, the rating determined as follows:

(i)	if there is a publicly available issuer rating or senior unsecured rating by Fitch, such issuer rating, if no issuer rating is available then the senior unsecured rating; and

(ii)	if the rating is not available as defined in the first clause above, but there is a rating by Fitch on another obligation of the same Obligor, then the rating will be as follows:

(a)	if such rating is on a senior secured obligation, one subcategory below such rating; and

(b)	if such rating in on a subordinate obligation, one subcategory above such rating.

If a Fitch Rating for an Obligor cannot be determined under clause (i) or (ii) above at any time, then such Obligor will be deemed not to have a Fitch Rating at such time.

“Moody’s Rating” means, with respect to any Obligor as of any date of determination, the rating determined in accordance with the following methodology:

(i)

with respect to an Obligor on a Collateral Loan that is a Senior Secured Loan (or an Obligor that is a Lender or other Person), if such Obligor has a corporate family rating by Moody’s, then such corporate family rating;

(ii)

with respect to an Obligor on a Collateral Loan that is a Senior Secured Loan, if not determined pursuant to clause (i) above, if such Collateral Loan is publicly rated by Moody’s, such public rating; and

(iii)

with respect to an Obligor on a Collateral Loan, if not determined pursuant to clause (i) or (ii) above, (A) if such Obligor has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation (or, if such Obligor is an Obligor on a Collateral Loan that is a Senior Secured Loan, the Moody’s rating that is one subcategory higher than the Moody’s public rating on any such senior unsecured obligation) as selected by the Collateral Manager in its sole discretion or, if no such rating is available, (B) if such Collateral Loan is publicly rated by Moody’s, such public rating or, if no such rating is available, (C) if such Collateral Loan is a DIP Loan, with respect to any DIP Loan, one subcategory below the facility rating (whether public or private) of such DIP Loan rated by Moody’s;

provided that, for purposes of calculating a Moody’s Rating, each applicable rating on credit watch by Moody’s with negative implication at the time of calculation will be treated as having been downgraded by one rating subcategory, and each applicable rating with negative outlook by Moody’s at the time of calculation will be treated as having been downgraded by one rating subcategory.

If a Moody’s Rating for an Obligor cannot be determined under clause (i), (ii) or (iii) above at any time, then such Obligor will be deemed not to have a Moody’s Rating at such time.

“S&P Rating” means, with respect to any Obligor, as of any date of determination, the rating determined in accordance with the following methodology:

(i)

(a) if there is an issuer credit rating of such Obligor by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Loan pursuant to a form of guaranty approved by S&P, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Loans of such Obligor held by the Borrower) or (b) if there is no issuer credit rating of the Obligor by S&P but (1) there is a senior secured rating on any obligation or security of the Obligor, then the S&P Rating of such Obligor shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the Obligor, the S&P Rating of such Obligor shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the Obligor, then the S&P Rating of such Collateral Loan shall be one sub-category above such rating if such rating is higher than “BB+”, and shall be two sub-categories above such rating if such rating is “BB+” or lower; and

(ii)	with respect to any Collateral Loan that is a DIP Loan, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P;

provided that, for purposes of the determination of the S&P Rating, if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one sub-category below such assigned rating.

If an S&P Rating for an Obligor cannot be determined under clause (i) or (ii) above at any time, then such Obligor will be deemed not to have an S&P Rating at such time.

SCHEDULE F

Collateral Quality Matrix

Applicable Row Level	Row Class A OC Test	Row Advance Rate	Row “AA” Recovery Level	Row Spread Level	Row WA Risk Score	Row Diversity Score
1	147.20%	62.50%	48.16%	6.75%	38.00	15
2	146.61%	62.75%	48.66%	6.25%	36.00	15
3	146.61%	62.75%	50.50%	5.75%	34.00	15
4	146.03%	63.00%	50.00%	5.25%	32.00	15
5	144.88%	63.50%	50.50%	5.00%	30.00	15
6	142.64%	64.50%	50.66%	6.75%	38.00	15
7	142.64%	64.50%	51.16%	6.25%	36.00	15
8	143.75%	64.00%	51.66%	5.75%	33.00	15
9	143.75%	64.00%	52.16%	5.25%	31.00	15
10	143.75%	64.00%	52.66%	5.00%	30.00	15
11	144.31%	63.75%	48.16%	6.75%	38.00	18
12	142.64%	64.50%	48.66%	6.25%	36.00	18
13	143.19%	64.25%	49.40%	5.75%	36.00	18
14	144.88%	63.50%	49.40%	5.25%	36.00	18
15	155.93%	59.00%	49.40%	5.50%	36.00	18
16	143.19%	64.25%	49.16%	5.75%	34.00	18
17	142.64%	64.50%	49.40%	5.75%	34.00	18
18	144.88%	63.50%	49.40%	5.25%	34.00	18
19	155.93%	59.00%	49.40%	5.50%	34.00	18
20	142.64%	64.50%	50.00%	5.25%	31.50	18
21	142.64%	64.50%	50.16%	4.75%	30.00	18
22	141.54%	65.00%	50.66%	6.75%	38.00	18
23	141.54%	65.00%	51.16%	6.25%	36.00	18
24	141.54%	65.00%	53.60%	5.75%	36.00	18
25	143.19%	64.25%	53.60%	5.25%	36.00	18
26	143.75%	64.00%	53.60%	4.75%	36.00	18
27	141.54%	65.00%	51.66%	5.75%	34.00	18
28	141.54%	65.00%	53.60%	5.75%	34.00	18
29	141.54%	65.00%	53.60%	5.25%	34.00	18
30	142.64%	64.00%	53.60%	4.75%	34.00	18
31	141.54%	65.00%	52.16%	5.25%	32.00	18
32	142.64%	64.50%	52.66%	4.75%	30.00	18
33	142.08%	64.75%	48.16%	6.75%	38.00	21
34	141.54%	65.00%	48.66%	6.25%	36.00	21
35	142.08%	64.75%	49.40%	5.75%	36.00	21

36	143.75%	64.00%	49.40%	5.25%	36.00	21
37	148.99%	61.75%	49.40%	4.75%	36.00	21
38	141.54%	65.00%	49.16%	5.75%	34.00	21
39	141.54%	65.00%	49.40%	5.75%	34.00	21
40	142.08%	64.75%	49.40%	5.25%	34.00	21
41	146.03%	63.00%	49.40%	4.75%	34.00	21
42	141.54%	65.00%	49.66%	5.25%	32.00	21
43	141.54%	65.00%	50.16%	4.75%	30.00	21
44	141.54%	65.00%	50.66%	6.75%	38.00	21
45	141.54%	65.00%	51.16%	6.25%	36.00	21
46	141.54%	65.00%	53.60%	5.75%	36.00	21
47	141.54%	65.00%	53.60%	5.25%	36.00	21
48	143.19%	64.25%	53.60%	4.75%	36.00	21
49	141.54%	65.00%	51.66%	5.75%	34.00	21
50	141.54%	65.00%	53.60%	5.75%	34.00	21
51	141.54%	65.00%	53.60%	5.25%	34.00	21
52	143.19%	64.25%	53.60%	4.75%	34.00	21
53	141.54%	65.00%	52.16%	5.25%	32.00	21
54	141.54%	65.00%	52.66%	4.75%	30.00	21
55	141.54%	65.00%	48.16%	6.75%	38.00	24
56	141.54%	65.00%	48.66%	6.25%	36.00	24
57	141.54%	65.00%	49.40%	5.75%	36.00	24
58	143.19%	64.25%	49.40%	5.25%	36.00	24
59	145.45%	63.00%	49.40%	5.00%	36.00	24
60	141.54%	65.00%	49.16%	5.75%	34.00	24
61	141.54%	65.00%	49.40%	5.75%	34.00	24
62	142.08%	64.75%	49.40%	5.25%	34.00	24
63	143.75%	64.00%	49.50%	5.00%	34.00	24
64	141.54%	65.00%	49.66%	5.25%	32.00	24
65	141.54%	65.00%	50.16%	4.75%	30.00	24
66	141.54%	65.00%	50.66%	6.75%	38.00	24
67	141.54%	65.00%	51.16%	6.25%	36.00	24
68	141.54%	65.00%	53.60%	5.75%	36.00	24
69	141.54%	65.00%	53.60%	5.25%	36.00	24
70	141.54%	65.00%	53.60%	4.75%	36.00	24
71	141.54%	65.00%	51.66%	5.75%	34.00	24
72	141.54%	65.00%	53.60%	5.75%	34.00	24
73	141.54%	65.00%	53.60%	5.25%	34.00	24
74	141.54%	65.00%	53.60%	4.75%	34.00	24
75	141.54%	65.00%	52.16%	5.25%	32.00	24
76	141.54%	65.00%	52.66%	4.75%	30.00	24

77	141.54%	65.00%	48.16%	6.75%	38.00	27
78	141.54%	65.00%	48.66%	6.25%	36.00	27
79	141.54%	65.00%	49.40%	5.75%	36.00	27
80	143.19%	64.25%	49.40%	5.25%	36.00	27
81	144.88%	63.50%	49.40%	4.75%	36.00	27
82	141.54%	65.00%	49.16%	5.75%	34.00	27
83	141.54%	65.00%	49.40%	5.75%	34.00	27
84	141.54%	65.00%	49.40%	5.25%	34.00	27
85	143.19%	64.25%	49.40%	4.75%	34.00	27
86	141.54%	65.00%	49.66%	5.25%	32.00	27
87	141.54%	65.00%	50.16%	4.75%	30.00	27
88	141.54%	65.00%	50.66%	6.75%	38.00	27
89	141.54%	65.00%	51.16%	6.25%	36.00	27
90	141.54%	65.00%	53.60%	5.75%	36.00	27
91	141.54%	65.00%	53.60%	5.25%	36.00	27
92	141.54%	65.00%	53.60%	4.75%	36.00	27
93	141.54%	65.00%	51.66%	5.75%	34.00	27
94	141.54%	65.00%	53.60%	5.75%	34.00	27
95	141.54%	65.00%	53.60%	5.25%	34.00	27
96	141.54%	65.00%	53.60%	4.75%	34.00	27
97	141.54%	65.00%	52.16%	5.25%	32.00	27
98	141.54%	65.00%	52.66%	4.75%	30.00	27
99	141.54%	65.00%	48.16%	6.75%	38.00	30
100	141.54%	65.00%	48.66%	6.25%	36.00	30
101	141.54%	65.00%	49.40%	5.75%	36.00	30
102	142.64%	64.50%	49.40%	5.25%	36.00	30
103	144.88%	63.50%	49.40%	4.75%	36.00	30
104	141.54%	65.00%	49.16%	5.75%	34.00	30
105	141.54%	65.00%	49.40%	5.75%	34.00	30
106	141.54%	65.00%	49.40%	5.25%	34.00	30
107	143.19%	64.25%	49.40%	4.75%	34.00	30
108	141.54%	65.00%	49.66%	5.25%	32.00	30
109	141.54%	65.00%	50.16%	4.75%	30.00	30
110	141.54%	65.00%	50.66%	6.75%	38.00	30
111	141.54%	65.00%	51.16%	6.25%	36.00	30
112	141.54%	65.00%	53.60%	5.75%	36.00	30
113	141.54%	65.00%	53.60%	5.25%	36.00	30
114	141.54%	65.00%	53.60%	4.75%	36.00	30
115	141.54%	65.00%	51.66%	5.75%	34.00	30
116	141.54%	65.00%	53.60%	5.75%	34.00	30
117	141.54%	65.00%	53.60%	5.25%	34.00	30

118	141.54%	65.00%	53.60%	4.75%	34.00	30
119	141.54%	65.00%	52.16%	5.25%	32.00	30
120	141.54%	65.00%	52.66%	4.75%	30.00	30

SCHEDULE G

DBRS Contact Information

DBRS US Surveillance Contact Information

Use this contact information for delivery of all ongoing performance reports, payment date reports, notices, RAC requests, amendments, audit results, etc. within legal documents that carry a DBRS rating.

DBRS, Inc.

US Structured Credit

Surveillance Department

140 Broadway, 43rd Floor

New York, NY 10005 United States

Phone: +1 (212) 806-3277

CDO_Surveillance@morningstar.com

DBRS Corporate Credit Estimate Contact Information

Use this contact information for delivery of all material information related to corporate credit estimates used within structured vehicles that carry a DBRS rating.

DBRS, Inc.

US Structured Credit

Corporate Credit Estimate Department

140 Broadway, 43rd Floor

New York, NY 10005 United States

Attention: Orest Gavrylak

Phone: +1 (212) 806-3235

ccestimates@morningstar.com

SCHEDULE H

DBRS Corporate Recovery Rates

Table 1: DBRS Corporate Recovery Rates for Tier 1 Countries

Liability Rating Class	Senior Secured Loan	Senior Secured Bond, Senior Secured Note and Senior Secured Recurring Revenue Loan Asset	Higher Qualified First Lien Loan	Qualified First Lien Loan	Second Lien, Non-Senior Secured Recurring Revenue Loan Asset and Senior Unsecured	Subordinate
AA (sf)	54.00%	50.25%	47.00%	42.00%	30.75%	12.50%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 2: DBRS Corporate Recovery Rates for Tier 2 Countries

Liability Rating Class	Senior Secured Loan	Senior Secured Bond, Senior Secured Note and Senior Secured Recurring Revenue Loan Asset	Higher Qualified First Lien Loan	Qualified First Lien Loan	Second Lien, Non-Senior Secured Recurring Revenue Loan Asset and Senior Unsecured	Subordinate
AA (sf)	49.00%	45.25%	42.00%	37.00%	25.75%	7.50%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 3: DBRS Corporate Recovery Rates for Tier 3 Countries

Liability Rating Class	Senior Secured Loan	Senior Secured Bond, Senior Secured Note and Senior Secured Recurring Revenue Loan Asset	Higher Qualified First Lien Loan	Qualified First Lien Loan	Second Lien, Non-Senior Secured Recurring Revenue Loan Asset and Senior Unsecured	Subordinate
AA (sf)	44.00%	40.25%	37.00%	32.00%	20.75%	2.50%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 4: DBRS Corporate Recovery Rates for Tier 4 Countries

Liability Rating Class	Senior Secured Loan	Senior Secured Bond, Senior Secured Note and Senior Secured Recurring Revenue Loan Asset	Higher Qualified First Lien Loan	Qualified First Lien Loan	Second Lien, Non-Senior Secured Recurring Revenue Loan Asset and Senior Unsecured	Subordinate
AA (sf)	39.00%	35.25%	32.00%	27.00%	15.75%	0.00%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 5: DBRS Corporate Recovery Rates for Tier 5 Countries

Liability Rating Class	Senior Secured Loan	Senior Secured Bond, Senior Secured Note and Senior Secured Recurring Revenue Loan Asset	Higher Qualified First Lien Loan	Qualified First Lien Loan	Second Lien, Non-Senior Secured Recurring Revenue Loan Asset and Senior Unsecured	Subordinate
AA (sf)	34.00%	30.25%	27.00%	22.00%	10.75%	0.00%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

DBRS Country Codes

Country	DBRS Region	DBRS Country Code	DBRS Recovery Tier
Canada	North America & Caribbean	102	1
Cayman Islands	North America & Caribbean	103	1
Mexico	North America & Caribbean	104	5
United States	North America & Caribbean	101	1
Austria	Europe	201	2
Belgium	Europe	202	2
Denmark	Europe	220	2
Finland	Europe	203	2
France	Europe	204	3
Germany	Europe	205	2
Greece	Europe	206	5

Ireland	Europe	207	1
Italy	Europe	208	4
Luxembourg	Europe	209	2
Netherlands	Europe	210	2
Portugal	Europe	211	4
Spain	Europe	212	4
Czech Republic	Europe	213	3
Norway	Europe	214	2
Poland	Europe	215	4
Romania	Europe	221	4
Russia	Europe	216	5
Sweden	Europe	217	2
Switzerland	Europe	218	2
United Kingdom	Europe	219	1
Australia	Australia & New Zealand	301	1
New Zealand	Australia & New Zealand	302	2
Argentina	Central & South America	401	5
Brazil	Central & South America	402	5
Chile	Central & South America	403	4
South Africa	Sub-Saharan Africa	601	3
Japan	Northern Asia	701	2
South Korea	Northern Asia	702	2

EXHIBIT A-1

[FORM OF NOTE FOR CLASS A-R LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, ABPCIC Funding IV, LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), hereby unconditionally promises to pay to [______] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Class A-R Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Class A-R Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Class A-R Loan.

This Note (a) is a revolving Note and evidences the Class A-R Loans made by the Lender under, and is one of the Notes referred to in, the Credit Agreement, dated as of [•] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent and U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Securities Intermediary, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

This Note may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Agents) and any signatures so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. The parties agree that this Note may be electronically signed and that such electronic signatures appearing on this Note are the same as handwritten signatures for purposes of validity, enforceability and admissibility.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

ABPCIC FUNDING IV, LLC

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

SCHEDULE I

This Note evidences the Class A-R Loans made by [______] (the “Lender”) to ABPCIC Funding IV, LLC (the “Borrower”) under the Credit Agreement dated as of [•] among the Borrower, as borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent, and U.S. Bank National Association, as collateral agent and collateral administrator and U.S. Bank National Association, as securities intermediary, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT LOANED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

EXHIBIT A-2

[FORM OF NOTE FOR CLASS A-T LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, ABPCIC FUNDING IV, LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), hereby unconditionally promises to pay to [______] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Class A-T Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Class A-T Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Class A-T Loan.

This Note (a) is a delayed draw term Note and evidences the Class A-T Loans made by the Lender under, and is one of the Notes referred to in, the Credit Agreement, dated as of [•] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent and U.S. Bank National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Securities Intermediary, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

This Note may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Agents) and any signatures so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. The parties agree that this Note may be electronically signed and that such electronic signatures appearing on this Note are the same as handwritten signatures for purposes of validity, enforceability and admissibility.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

ABPCIC FUNDING IV, LLC

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

SCHEDULE I

This Note evidences the Class A-T Loans made by [______] (the “Lender”) to ABPCIC Funding IV, LLC (the “Borrower”) under the Credit Agreement dated as of [•] among the Borrower, as borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent, and U.S. Bank National Association, as collateral agent and collateral administrator and U.S. Bank National Association as securities intermediary, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT LOANED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

EXHIBIT A-3

[FORM OF NOTE FOR SWINGLINE LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, ABPCIC Funding IV, LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), hereby unconditionally promises to pay to [______] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Swingline Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Swingline Loan.

This Note (a) is a revolving Note and evidences the Swingline Loans made by the Lender under, and is one of the Notes referred to in, the Credit Agreement, dated as of [•] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent and U.S. Bank National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Assocation, as Securities Intermediary, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

This Note may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Agents) and any signatures so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. The parties agree that this Note may be electronically signed and that such electronic signatures appearing on this Note are the same as handwritten signatures for purposes of validity, enforceability and admissibility.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

ABPCIC FUNDING IV, LLC

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

SCHEDULE I

This Note evidences the Swingline Loans made by [______] (the “Lender”) to ABPCIC Funding IV, LLC (the “Borrower”) under the Credit Agreement dated as of [•] among the Borrower, as borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent, and U.S. Bank National Association, as collateral agent and collateral administrator and U.S. Bank National Association, as securities intermediary, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT LOANED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

[Date]

Natixis, New York Branch,

as Administrative Agent

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: (212) 891-5879

Email: adminagency@natixis.com, Yazmin.vasconez@natixis.com and scsgnotices@natixis.com

U.S. Bank Trust Company, National Association,

as Collateral Agent and Collateral Administrator

214 North Tryon Street

Charlotte, NC 28202

Attention: Global Corporate Trust Services (CDO)

Reference: ABPCIC Funding IV, LLC

U.S. Bank National Association,

as Securities Intermediary

214 North Tryon Street

Charlotte, NC 28202

Attention: Global Corporate Trust Services (CDO)

Reference: ABPCIC Funding IV, LLC

NOTICE OF BORROWING

This Notice of Borrowing is made pursuant to Section 2.2 of that certain Credit Agreement dated as of [•] (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”) among ABPCIC Funding IV, LLC, as borrower (the “Borrower”), the Lenders parties thereto from time to time (collectively, the “Lenders”), Natixis, New York Branch, as administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, and U.S. Bank National Association as securities intermediary. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

[Insert for Class A-R Borrowings and Class A-T Borrowings:]

1.

The Borrower hereby requests that on ______________, ____ (the “Borrowing Date”) it receive Borrowings of the Class [A-R][A-T] Loans under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the “Requested Amount”).

2.

The Borrower hereby gives notice of its request for such Loans in the aggregate principal amount equal to the Requested Amount to the Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the [Collection Account] in its respective Percentage Share of the Requested Amount.

3.

The Borrower certifies that immediately after giving effect to the proposed Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(a)

in the case of the initial Borrowing on the Closing Date, the conditions precedent set forth in Section 3.1 of the Credit Agreement and the Closing Date Portfolio Conditions each shall have been fully satisfied on or prior to such Borrowing Date;

(b)	immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Borrowing shall not be permitted):

(i) in the case of a Class A-R Borrowing, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date;

(ii) in the case of a Class A-T Borrowing on the Closing Date, the aggregate outstanding principal amount of the Class A-T Loans shall not exceed the Total Class A-T Commitment as in effect on such Borrowing Date; and

(iii) the aggregate outstanding principal amount of all Loans shall not exceed the Maximum Available Amount on such Borrowing Date.

(c)	[no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(d)

each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(e)

no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Credit Agreement;

(f)

each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(g)

immediately after giving effect to the requested Borrowing, but subject in each case to the assumptions set forth in Section 1.3 of the Credit Agreement, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached hereto).][1]

[Insert for Swingline Borrowings:]

1.

The Borrower hereby requests that on ______________, ____ (the “Borrowing Date”) it receive Borrowings of the Swingline Loans under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the “Requested Amount”).

2.

The Borrower hereby gives notice of its request for such Swingline Loans in the aggregate principal amount equal to the Requested Amount to the Swingline Lender, the Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Swingline Lender to remit, or cause to be remitted, the proceeds thereof to the Collection Account.

3.	This Notice of Borrowing shall also constitute a request for a Class A-R Borrowing of Swingline Refinancing Loans to be made by the Lenders on ______________, ____[2] (the “Swingline Refinancing Date”).

In connection with such Class A-R Borrowing, the Borrower hereby gives notice of its request for such Class A-R Loans in the aggregate principal amount equal to the Requested Amount to the Class A-R Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Class A-R Lenders to remit, or cause to be remitted, the proceeds thereof to the Collateral Agent (for the exclusive benefit of the Swingline Lender) on the Swingline Refinancing Date in its respective Percentage Share of the Requested Amount.

4.

The Borrower certifies that immediately after giving effect to the proposed Swingline Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(1)	in the case of the initial Borrowing under the Credit Agreement, the conditions precedent set forth in Section 3.1 shall have been fully satisfied on or prior to the Borrowing Date referred to above;

(2)	immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Borrowing shall not be permitted):

(i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date;

(ii) the aggregate outstanding principal amount of the Swingline Loans shall not exceed $[25,000,000];

(iii) the aggregate outstanding principal amount of all Loans shall not exceed the Maximum Available Amount on such Borrowing Date;

[1]	Omit paragraphs 3 through 7 in the case of Class A-R Loans obtained to fund Unfunded Amounts.
[2]	Insert date that is 2 Business Days after the Borrowing Date of the Swingline Loan

(3)	[no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(4)

each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(5)

no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Credit Agreement;

(6)

each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(7)

immediately after giving effect to the requested Borrowing, but subject in each case to the assumptions set forth in Section 1.3 of the Credit Agreement, each Coverage Test shall be satisfied (as demonstrated in a writing attached hereto).][3]

[Insert for all Borrowings:]

WITNESS my hand on this ____ day of _________, ____.

ABPCIC FUNDING IV, LLC

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

[3]	Omit paragraphs 3 through 7 in the case of Swingline Loans used to fund Exposure Amounts.

Schedule I

to Notice of Borrowing

Calculation of the Eligibility Criteria

EXHIBIT C

[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]

Dated as of [_____]

Reference is made to the Credit Agreement, dated as of [•] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ABPCIC Funding IV, LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent thereunder (in such capacity, the “Administrative Agent”), U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Securities Intermediary. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

(i) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases [for an agreed consideration] [for a purchase price of [____]]1 and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described on Schedule I hereto (the “Assigned Interest”).

(ii) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interests being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Collateral Manager or the performance or observance by the Borrower or the Collateral Manager of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches all Notes held by it evidencing the Assigned Interest and (1) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (2) if the Assignor has retained any Loans, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

(iii) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and other information delivered pursuant to Section 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (c) agrees that, except as may be otherwise expressly agreed in writing between the Assignee, on the one hand, and the Assignor, an Agent or a Lender, as the case may be, on the other hand, it will, independently and without reliance upon the Assignor, such Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit

[1]	Insert the applicable formulation, based on the parties’ preference.

decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement (including Section 11.4(d) thereof) and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) represents and warrants that it (and each account for which it is acquiring the Assigned Interest) is both (x) a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (y) a Permitted Purchaser.

(iv) The effective date of this Assignment and Assumption Agreement shall be the Effective Date of Assignment described on Schedule I hereto (the “Effective Date”). Following the execution of this Assignment and Assumption Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

(v) Upon such acceptance and recording, from and after the Effective Date, the Collateral Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date]2. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Collateral Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vi) From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

(vii) This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(viii) This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Assignment and Assumption Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

[2]

Insert the applicable formulation, based on the agreement of the parties. If the latter formulation is used, consider including the amount of accrued interest and, if applicable, commitment fees, payable by the Assignee to the Assignor.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME OF ASSIGNOR],
as Assignor

By:
Authorized Signatory

[INSERT NAME OF ASSIGNEE]
as Assignee

By:
Authorized Signatory

[Accepted this ___ day of _______________, ____

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:
Authorized Signatory

By:
Authorized Signatory][3]

[3]	Insert in an Assignment and Assumption Agreement if Administrative Agent consent is required (see Section 12.6(c) of the Credit Agreement).

[Consented to this ___ day of _______________, ____

ABPCIC FUNDING IV, LLC, as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

Natixis, New York Branch, as Swingline Lender

By:
Name:
Title:][4]

[4]	Insert in an Assignment and Assumption Agreement if Borrower and Swingline Lender consent is required (see Section 12.6(c) of the Credit Agreement).

Schedule I

to Assignment and Assumption Agreement

Name of Assignor: ___________________________

Name and address of Assignee:     _______________________

           _______________________

           _______________________

Effective Date of Assignment, which shall be the date of recordation in the Register: ______________________

Principal Amount of [Class] [A-R][A-T] [Swingline] [Loans] [Commitments] Assigned: $ ______

Percentage of [Class] [A-R][A-T] [Swingline] [Loans] [Commitments] Assigned: ___%

EXHIBIT D

Scope of Collateral Report

1.	The Aggregate Principal Balance of all Collateral Loans and Equity Securities

2.	The Balance of all Eligible Investments and Cash in each of:

a.	The Collection Account

b.	The Payment Account

c.	The Future Funding Reserve Account

d.	The Interest Reserve Account

e.	The Custodial Account

f.	The Lender Collateral Account (and each Lender Collateral Subaccount)

g.	The Closing Expense Account

3.	Commitment, rating of and outstanding amounts for each Class of Loans

4.

The nature, source and amount of any proceeds in the Collection Account (including Principal Proceeds and Interest Proceeds received since the date of determination of the last Collateral Report or Payment Date Report) and the Future Funding Reserve Account

5.	Compliance level of Coverage Tests vs. test level then in effect

a.	Calculation of Overcollateralization Ratio

b.	Calculation of Interest Coverage Ratio

6.	Compliance with Collateral Quality Test

a.	Minimum Weighted Average Spread Test

b.	Maximum Weighted Average Life Test

c.	Maximum DBRS Risk Score Test

d.	Minimum Diversity Score Test

e.	Minimum Weighted Average DBRS Recovery Rate Test

f.	Minimum Weighted Average Coupon Test

7.	Compliance with Concentration Limitations (including calculation of all Excess Concentration Amounts)

a.	DBRS Industry Classification

b.	Obligor concentrations

c.	Qualified First Lien Loans, Second Lien Loans, First Lien/Last Out Loans and Senior Secured Notes

d.	Fixed Rate Obligations

e.	Eligible Cov-Lite Loans

f.	DIP Loans

g.	Current Pay Obligations

h.	Collateral Loans that permit payment of interest less frequently than quarterly

i.	Revolving Collateral Loans and Delayed Funding Loans

j.	Aggregate Participation Percentage

k.	Obligors Domiciled in Approved Foreign Jurisdictions

l.	Obligors Domiciled in Approved Tax Jurisdictions

m.	Collateral Loans with a DBRS Rating of “CCC (high)” or below

n.

Obligors that have a trailing twelve month EBITDA of less than $10,000,000 at the time of acquisition or orignation; obligors that have a trailing twelve month EBITDA of less than $10,000,000 at the time of acquisition or origination and do not satisfy the Small Obligor Test

o.	PIK Loans

p.	Recurring Revenue Loan Assets

8.	Listing of all Collateral Loans with attributes including

a.	Obligor name

b.	Maximum Principal Balance (commitment amount)

c.	Principal Balance (outstanding amount)

d.	Exposure Amount

e.	Unsettled Amount

f.	DBRS Industry

g.	Whether each loan is fixed or floating

h.	Spread over the applicable index or benchmark rate (for Floating Rate Obligations)

i.	Interest coupon (for Fixed Rate Obligations)

j.	Maturity date

k.	Moody’s rating (if public)

l.	Standard & Poor’s rating (if public)

m.	Fitch rating (if public)

n.	DBRS Long Term Rating or Credit Estimate

o.	Whether such Collateral Loan is a Credit Risk Loan, Credit Improved Loan, Defaulted Loan, Current Pay Obligation, Discount Loan, PIK Loan, Senior Secured Note or Recurring Revenue Loan Asset

p.	Country of Domicile

q.	Frequency of interest payment

r.	Revolving Collateral Loans or Delayed Funding Loans

s.	Whether such Collateral Loan is a DIP Loan, is owned via participation or is an Eligible Cov-Lite Loan

t.	The LIBOR floor in effect (if any) for each Collateral Loan

u.	Whether the Obligor has a trailing twelve month EBITDA of less than $10,000,000 at the time of acquisition

v.	Whether such Collateral Loan is a CCC Excess Collateral Loan

w.	The Excess CCC Adjustment Amount

x.	Whether any Collateral Loan is failing the Small Obligor Test

y.	The base rate being used for the Applicable Rate

9.	Collateral Loan rating status (listing of all Collateral Loans)

a.	Obligor name

b.	Collateral Loan purchase date

c.	DBRS Long Term Rating (or Credit Estimate)

d.	Derived method of DBRS Long Term Rating (from DBRS Rating Procedure, Part A: (1), (2), (3), or (4)) (or Credit Estimate)

e.	Credit Estimate issue date (if applicable)

f.	Date of expiry of Credit Estimate (if applicable)

g.	Date of last amendment

10.	For Defaulted Loans

a.	Default Date

b.	Days in Default

c.	Principal Balance

d.	If an Appraisal has been received in last 3 months

e.	Appraisal Value

f.	Principal Collateralization Amount (and the method of calculation thereof)

g.	Whether any default of the type specified in clauses (a) and (b) of the definition of “Defaulted Loan” is unrelated to credit-related issues.

11.	Participations

a.	All loans owned via participation

b.	Participation counterparty for each participation

i.	DBRS Rating for each participation counterparty

12.	List all Discount Loans and applicable purchase price

13.	List all Defaulted Loans

14.	Assets purchased or sold within the Due Period including

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/ Transaction Motivation (e.g. Discretionary, Credit Risk, Credit Improved)

d.	Purchaser or seller is an affiliate of the Borrower?

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued interest

15.	List all Eligible Account Banks

EEXHIBIT E

Scope of Payment Date Report

1.	Quarterly Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds

2.	Beginning and ending balance of each Class of Loans

3.	Beginning and ending balance of all Covered Accounts

4.	Calculations of the Collateral Quality Test and Coverage Tests

EXHIBIT F

Scope of Asset-Level Reporting to Lenders and DBRS

1. Within three months following the Closing Date, and to be updated at least semi-annually, an information package (which may be provided via access to an online data site to be specified to the Lenders by the Borrower) with respect to each asset that is Pledged Collateral, which will contain information with respect to each Obligor and each Related Contract, including all credit agreements, amendments thereto, financial information (including any “Management Discussion and Analysis” provided by such Obligor), and other material information as provided by such Obligor with respect to the applicable Related Contracts (the “Asset Report”).

2. Beginning on the first Quarterly Payment Date, an information package (which may be provided via access to an online data site to be specified to the Lenders and DBRS by the Borrower) to be provided on the 25th day of each calendar month (or if such date is not a Business Day, the next succeeding Business Day), which will contain information with respect to all amendments to any Related Contracts. Such information package will be sorted by sections with credits that require Credit Estimates to be listed first and will also include the Obligor’s name, date of each amendment to any such Related Contracts and a summary of each such amendment.

3. At any time that any of the Coverage Tests are not satisfied for more than three consecutive months, any Lender or DBRS (in the case of (ii) only) may reasonably request the following information: (i) the Asset Report to be delivered on a monthly basis, (ii) the information package referred to in paragraph (2) above to be delivered on an every two-week basis and (iii) all other material information received by the Borrower from each Obligor and its Affiliates with respect to the applicable Related Contracts.

EXHIBIT G

[Form of Retention Letter]

AB PRIVATE CREDIT INVESTORS CORPORATION

351 West Camden Street

Baltimore, Maryland 21201

[Date]

ABPCIC Funding IV, LLC

AB Private Credit Investors LLC

405 Colorado St, Suite 1500

Austin, TX 78701

Attention: Wesley Raper

Email: wesley.raper@abglobal.com

Telephone: (512) 721-2925

Natixis, New York Branch, as Administrative Agent

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: (212) 891-5879

Email: adminagency@natixis.com, Yazmin.vasconez@natixis.com and scsgnotices@natixis.com

[Affected Lender(s)]

Re:	Retention of Net Economic Interest

1. This letter is being delivered in connection with the Credit Agreement dated as of [•] (the “Credit Agreement”) among ABPCIC Funding IV, LLC, as borrower (the “Borrower”), the financial institutions referred to as “Lenders” in the Credit Agreement, U.S. Bank Trust Company, National Association, in its capacities as Collateral Agent and Collateral Administrator, U.S. Bank National Association as Securities Intermediary and Natixis, New York Branch, as Administrative Agent for the Lenders. Pursuant to the terms of the Credit Agreement, AB Private Credit Investors Corporation (the “Retention Provider”) will act as retention provider for the purposes of the Securitisation Regulations. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

2. It is acknowledged that clauses (g) and (h) of the definition of “Eligibility Criteria” in the Credit Agreement provide for the following requirements to be satisfied as of the date of each acquisition or origination of a debt obligation (including in connection with a substitution pursuant to Section 10.1(a)(vii) of the Credit Agreement):

“(g) the Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Loans acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Loans acquired (or committed to be acquired) by the Borrower in aggregate during the term of this Agreement; and

(h) only in relation to any Collateral Loans to be acquired by the Borrower that will not be acquired from the Retention Provider, the Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Loans acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Loans that are expected to be held by the Borrower following the settlement of any such acquisition.”

3. The Retention Provider hereby agrees and confirms for the benefit of the Borrower, the Administrative Agent and each Affected Lender for so long as any Obligation remains outstanding and the Securitisation Regulations require:

a.

that it has retained at all times since the Closing Date (after giving effect to the transactions pursuant to the Master Transfer Agreement), and irrevocably and unconditionally undertakes that it will continue to directly retain as originator for the purposes of the Securitisation Regulations (as in effect on the date hereof), on an ongoing basis, a material net economic interest in the securitisation position comprised by the Loans and the membership interests in the Borrower which, in any event, shall not be less than 5% of the nominal value of the Collateral Loans and Eligible Investments that constitute Principal Proceeds (or such lower amount, including 0%, as a result of amendment, repeal or otherwise if each of the Administrative Agent and each Affected Lender agrees in writing that such lower amount (i) is required or permitted under the Securitisation Regulations (as in effect on the date hereof) and (ii) complies with its internal retention requirement policies, the “Retained Interest”) (such requirement, the “Retention Requirement”);

b.

that it will retain the Retained Interest in the form specified in paragraph 3(d) of Article 6 of each Securitisation Regulation as in effect on the Closing Date in the form of its membership interests in the Borrower under the LLC Agreement, being the first loss tranche and having the same or a more severe risk profile than those transferred or sold to investors, in a nominal amount at least equal to 5% of the nominal value of the Collateral Loans and Eligible Investments that constitute Principal Proceeds;

c.

that its retention of the Retained Interest will be measured at the origination (being the occasion of each origination or acquisition of a Collateral Loan or Eligible Investment that constitutes Principal Proceeds by the Borrower) and shall be maintained on an ongoing basis (which Retained Interest may be recalculated when the nominal value of the Collateral Loans and Eligible Investments that constitute Principal Proceeds is reduced by means of repayments, prepayments, dispositions or otherwise);

d.	that the Retained Interest shall not be subject to any credit risk mitigation or any short positions or any other hedge, unless permitted by the Securitisation Regulations, and shall not be sold;

e.	that it established the transaction contemplated by the Credit Agreement and the other Loan Documents;

f.

that it, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Loans acquired (or committed to be acquired) by the Borrower, such percentage being calculated in accordance with clauses (g) and (h) of the definition of “Eligibility Criteria” in the Credit Agreement; provided, however, that any failure to comply with this requirement is not and shall not be an Event of Default under and as defined in the Credit Agreement if cured (which may be by purchasing Collateral Loans in compliance with clauses (g) and (h) of the definition of “Eligibility Criteria”) within 30 days of receipt of notice or the date on which a Senior Authorized Officer of the Borrower obtains actual knowledge of such failure to comply;

g.	that in relation to every Collateral Loan that has been or will be sold or transferred to the Borrower by it, that:

i.

in its assessment based upon the information available to it and as an entity established outside the European Union and the United Kingdom, the criteria applied in the original credit-granting for such Collateral Loan are as sound and well-defined as the criteria applied by it to non-securitised obligations; and

ii.

In its assessment, based on the information available to it and as an entity established outside the European Union and the United Kingdom, it will, subject to the standard of care it applies with respect to the selection of assets held on its own balance sheet, use reasonable commercial efforts to not select Collateral Loans to be transferred by it to the Borrower with the aim of rendering losses on such Collateral Loans transferred to the Borrower higher than the losses over the same period on comparable assets held on its balance sheet;

h.

that it represents, as at the Closing Date, and will be deemed to represent on a continuous basis for so long as any Obligation remains outstanding, that (as of the time of such representations or deemed representations) it is not an entity that has been established or that operates for the sole purpose of securitizing exposures;

i.

that it will confirm in writing its continued compliance with the requirements set forth in clauses (a) through (h) above to the Borrower (who shall furnish such information to the Administrative Agent for distribution to each Affected Lender):

i.	on a monthly basis pursuant to Section 5.1(l)(iii) of the Credit Agreement (concurrent with the delivery of each Collateral Report);

ii.

upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of a material change in (x) the performance of the Loans, (y) the risk characteristics of the transaction, or (z) the Collateral Loans and/or the Eligible Investments from time to time, pursuant to Section 5.1(l)(iv) of the Credit Agreement; and

iii.	promptly upon the Borrower and/or the Retention Provider becoming aware of any material breach of the obligations included in any Loan Document, pursuant to Section 5.1(l)(v) of the Credit Agreement;

j.

that it will, promptly following a request by any Affected Lender, provide a refreshed letter in substantially the form of this letter in connection with a material amendment of any Loan Document or any increase in the Commitments after the Closing Date, in each case where the Borrower has received a request for the same from an Affected Lender pursuant to Section 5.1(l)(i) of the Credit Agreement;

k.

that it will, promptly on becoming aware of the occurrence thereof, provide a written notice to the Borrower of any failure to satisfy the Retention Requirement at any time pursuant to Section 5.1(l)(ii) of the Credit Agreement; and

l.

that it will, promptly following a request by an Affected Lender, provide such additional information as such Affected Lender may reasonably request in order for such Affected Lender to comply with the Securitisation Regulations which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider.

4. The Retention Provider hereby agrees and confirms that it has at all times prior to the date hereof remained the 100% owner of all the membership interests in the Borrower under the LLC Agreement.

5. As used in this letter, (a) the terms “material net economic interest”, “originator”, “securitisation position”, “ongoing basis” and “nominal value” shall have the meanings given thereto in the Securitisation Regulations and (b) the terms “Affected Lender” and “ Securitisation Regulations” shall have the meanings given thereto in the Credit Agreement.

6. This letter shall not be assignable by the Retention Provider without the prior written consent of the Borrower, the Administrative Agent and each Affected Lender. This letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Retention Provider, the Borrower, the Administrative Agent and each Affected Lender. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This letter supersedes all prior understandings, whether written or oral, between us with respect to the matters set forth herein.

7. The Retention Provider hereby agrees and consents to, and acknowledges and agrees to be bound by, the provisions set forth in Section 12.20 of the Credit Agreement.

8. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto and, by its acceptance hereof, each addressee of this letter hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER.

[Remainder of page intentionally left blank]

Very Truly Yours,

AB Private Credit Investors Corporation

By:
Name:
Title:

Acknowledged and agreed by:

ABPCIC Funding IV, LLC

    as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

EXHIBIT H

[Form of [Prepayment][Commitment Reduction]1 Notice]

Natixis, New York Branch.

As Administrative Agent

1251 Avenue of the Americas

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: (212) 891-5879

Email: adminagency@natixis.com, Yazmin.vasconez@natixis.com and scsgnotices@natixis.com

[Lenders]

DBRS, Inc.

US Structured Credit

Surveillance Department

140 Broadway, 43rd Floor

New York, NY 10005 United States

Phone: +1 (212) 806-3277

Email: CDO_Surveillance@morningstar.com

Date: [____]/20[__]

RE: [Voluntary Prepayment][Commitment Reduction]2

Reference is made to the Credit Agreement, dated as of [•], among ABPCIC Funding IV, LLC, as Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Securities Intermediary, as amended from time to time in accordance with its terms, (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In accordance with Section 2.7 of the Credit Agreement, we hereby provide notice that as of [____], 20[__], [the [Class A-R Loans][Class A-T Loans]3 will be prepaid in the principal amount of $[____] together with accrued interest thereon to the date of prepayment] [and the Undrawn Commitment Reduction Amount shall be $[____]]4.

I, the undersigned, an Authorized Officer of the Borrower hereby certifies that the requirements set forth in Section 2.7(d) of the Credit Agreement with respect to such proposed [prepayment of the [Class A-R Loans][Class A-T Loans]]5 [Undrawn Commitment Reduction Amount] have been satisfied.

[1]	Delete as appropriate
[2]	Delete as appropriate
[3]	Delete as appropriate
[4]	Delete as appropriate.
[5]	Delete as appropriate

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Certificate has been executed as of the date first written above.

ABPCIC Funding IV, LLC, as Borrower

By: [AB Private Credit Investors Corporation, its designated manager]

By:
Name:
Title:

EXHIBIT I

[Form of Conversion Notice]

[____], 20[__]

Natixis, New York Branch,

as Administrative Agent

1251 Avenue of the Americas

New York, New York 10020

ABPCIC Funding IV, LLC,

as Borrower

c/o AB Private Credit Investors LLC

405 Colorado St, Suite 1500

Austin, TX 78701

Attention: Wesley Raper

Email: wesley.raper@abglobal.com

Telephone: (512) 721-2925

AB Private Credit Investors LLC

405 Colorado St, Suite 1500

Austin, TX 78701

Attention: Wesley Raper

Email: wesley.raper@abglobal.com

Telephone: (512) 721-2925

This Notice of Conversion (this “Notice”) is made pursuant to Section 2.7(h) of that certain Credit Agreement dated as of [•] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ABPCIC Funding IV, LLC, as borrower (the “Borrower”), the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator and U.S. Bank National Association, as securities intermediary. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This Notice is being provided in connection with the requested conversion of $[____] Class A-R Loans to Class A-T Loans, to occur on [____], 20[__] (the “Class A-R Conversion Date”). The undersigned, by affixing their signatures hereto, hereby consent to such conversion. Upon execution hereof by all such parties, such conversion shall become effective as of the Class A-R Conversion Date, with the corresponding deemed changes to the Credit Agreement as set forth in Section 2.7(h) of the Credit Agreement.

This Notice shall be governed by and construed in accordance with the laws of the State of New York.

This Notice may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Notice shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed on the date first above written.

[NAME OF CLASS A-R LENDER]

By:
Name:
Title:

Consented to by:

ABPCIC FUNDING IV, LLC,

as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT J

STRUCTURE CHART

[On file with Administrative Agent]

EXHIBIT K

TRANSACTION SUMMARY

[On file with Administrative Agent]

EXHIBIT L

TRANSACTION REPORTS

Annex A

LIST OF DATA FIELDS

[On file with Administrative Agent]